                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-113566

                                     (Logo)
                              FLORIDAFIRST BANCORP
                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of FloridaFirst Bancorp, Inc.:

     Your board of directors has unanimously approved a merger of FloridaFirst Bancorp, Inc., into SouthTrust of Alabama, Inc., a subsidiary of SouthTrust Corporation. You are being asked to approve the merger at a special meeting of shareholders to be held on May 7, 2004, at 8:15 a.m. Eastern Time at the FloridaFirst Bancorp Corporate Office, 205 East Orange Street, Lakeland, Florida.

     Upon completion of the merger, you will receive for each share of FloridaFirst Bancorp stock that you own, either (1) a number of shares of SouthTrust common stock with a value of approximately $27.12 based on a pre-closing average market price of SouthTrust common stock or (2) a cash payment of $27.12. The stock conversion ratio will be determined by dividing
(a) $146,123,851 plus the product of $27.12 and the number of shares issued pursuant to FloridaFirst Bancorp options exercised prior to closing, by
(b) the product of the total number of FloridaFirst Bancorp shares outstanding at closing and the average of the closing per share trading prices of SouthTrust common stock for the 20 trading days ending five days before the closing. On March 26, 2004, the closing price of SouthTrust common stock was $32.68 per share.

     For purposes of illustration only, assuming that (1) $32.68 was the average market price of SouthTrust common stock used to calculate the number of shares of SouthTrust common stock that you are entitled to receive in the merger, (2) all FloridaFirst Bancorp options are exercised, and (3) 5,923,225 shares of FloridaFirst Bancorp common stock were issued and outstanding at closing, you would be entitled to receive 0.8298 shares of SouthTrust common stock for each share of FloridaFirst Bancorp common stock that you own, subject to your cash election right described below.

     You may elect to receive a cash payment equal to $27.12 per share in exchange for a portion or all of the shares of FloridaFirst Bancorp common stock you own instead of receiving shares of SouthTrust common stock, although not more than 49% of the total consideration in the merger may be paid in cash. If FloridaFirst Bancorp shareholders elect more than 49% cash, then excess cash elections will be reallocated to stock elections as described on pages 35-36. We expect that the merger generally will be tax-free with respect to any SouthTrust common stock you receive, and generally will be taxable with respect to any cash you receive.

     This document is also the prospectus for up to 5,000,000 shares of SouthTrust common stock and associated preferred share purchase rights to be issued pursuant to the merger. Shares of SouthTrust common stock are quoted on The Nasdaq Stock Market under the symbol "SOTR".

     These materials describe the merger agreement and the merger in more detail. Enclosed with these materials are the notice of meeting and the proxy card for the meeting. Please read all of these materials carefully.

     Your board of directors has unanimously approved the merger agreement and the merger, and unanimously recommends that you vote "FOR" the approval of the merger agreement. The merger agreement cannot be approved unless the holders of a majority of the shares of FloridaFirst Bancorp common stock entitled to vote at the meeting approve it. We are sending these materials to you to ask for your vote in favor of the merger agreement.

YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to attend the special meeting of FloridaFirst Bancorp shareholders being held on May 7, 2004, we urge you to complete, sign and return promptly the enclosed proxy card. If your shares are held in "street name," you must instruct your broker to vote. If you fail to vote, the effect will be the same as a vote against the merger and the merger agreement.


/s/ NIS H. NISSEN, III                          /s/ GREGORY C. WILKES
--------------------------------------  ---------------------------------------
          NIS H. NISSEN, III                        GREGORY C. WILKES
               Chairman                  President and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF SOUTHTRUST COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     The date of these materials is April 2, 2004, and they are being mailed or otherwise delivered to FloridaFirst Bancorp shareholders on or about that date.

                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about SouthTrust and FloridaFirst Bancorp from documents that are not included in or delivered with this document. This information includes documents incorporated by reference in this document, including exhibits to such documents that are specifically incorporated by reference. This information is available to you without charge upon your written or oral request. You can obtain copies of these documents by accessing the Securities and Exchange Commission's Internet website maintained at http://www.sec.gov or by requesting them in writing or by telephone from SouthTrust or FloridaFirst Bancorp, as applicable, at the following addresses:

             SouthTrust Corporation      FloridaFirst Bancorp, Inc.
              420 North 20th Street        205 East Orange Street
            Birmingham, Alabama 35203      Lakeland, Florida 33801
           Attention: Alton E. Yother    Attention: Kerry P. Charlet
                 (205) 254-5000                (863) 688-6811

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY APRIL 30, 2004, IN ORDER TO RECEIVE THEM BEFORE THE MEETING. IF YOU REQUEST ANY DOCUMENTS INCORPORATED BY REFERENCE FROM US, WE WILL MAIL THEM TO YOU PROMPTLY BY FIRST CLASS MAIL OR SIMILAR MEANS.

         See "Where You Can Find More Information" on page 67 for further information.

                           FloridaFirst Bancorp, Inc.
                             205 East Orange Street
                             Lakeland, Florida 33801
                                 (863) 688-6811
                  --------------------------------------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 2004
                  --------------------------------------------

      Notice is hereby given that a special meeting of shareholders of FloridaFirst Bancorp, Inc., a Florida corporation, will be held on May 7, 2004 at 8:15 a.m. Eastern Time at the FloridaFirst Bancorp Corporate Office at 205 East Orange Street, Lakeland, Florida for the following purposes:

            1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of February 4, 2004, as amended by Amendment No. 1, dated as of March 9, 2004, which provides for the merger of FloridaFirst Bancorp with and into SouthTrust of Alabama, Inc., a subsidiary of SouthTrust Corporation. In the merger, each share of FloridaFirst Bancorp common stock outstanding on the effective date of the merger will be converted into the right to receive either cash in the amount of $27.12 or a number of shares of SouthTrust common stock, with a value of approximately $27.12 based on a pre-closing average market price, to be determined as described in the accompanying materials. You can find a copy of the merger agreement in Appendix A to the accompanying materials. Please see the section titled "Effect of the Merger on FloridaFirst Bancorp Common Stock" on page 34 of the accompanying materials for more details on the number of SouthTrust shares or aggregate amount of cash you would be entitled to receive in the merger.

            2. To transact other business, if any, that may properly come before the meeting or any adjournments or postponements of the meeting.

      Only those persons who hold shares of FloridaFirst Bancorp common stock at the close of business on March 23, 2004, are entitled to notice of and to vote at the meeting or at any adjournment or postponement of the meeting. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meeting. The meeting may be adjourned or postponed more than once without further notice being given to shareholders of FloridaFirst Bancorp other than an announcement being made at the meeting or at any adjournment or postponement of the meeting. Any business referred to in this notice may be transacted at any adjournment or postponement of the meeting.

      The Board of Directors has unanimously determined that the merger is fair to, and in the best interest of, FloridaFirst Bancorp and its share holders, and unanimously approved the merger agreement. The board unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.

      We look forward to seeing you at the meeting. Your vote is important. Please mark, sign and return your proxy card, whether or not you plan to attend the meeting.

                                          By Order of the Board of Directors

                                          /s/ Kerry P. Charlet

                                          Kerry P. Charlet, Secretary
Lakeland, Florida
April 2, 2004

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE FLORIDAFIRST BANCORP BOARD OF DIRECTORS. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT FLORIDAFIRST BANCORP MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                TABLE OF CONTENTS

COMMON QUESTIONS AND ANSWERS ABOUT THE MERGER................................1
SUMMARY......................................................................2
SELECTED FINANCIAL INFORMATION...............................................7
      Selected financial information about SouthTrust........................7
      Selected financial information about FloridaFirst Bancorp..............8
      Selected pro forma information.........................................9
      Unaudited comparative per share data..................................10
A WARNING ABOUT FORWARD-LOOKING INFORMATION.................................11
THE SPECIAL MEETING.........................................................12
      The Record Date; Quorum Requirement...................................12
      Voting Rights and Vote Required.......................................12
      Voting at the Special Meeting; Proxies................................12
      Solicitation of Proxies...............................................13
      Effect of "Abstentions" and "Broker Non-Votes"........................13
THE MERGER..................................................................14
      General...............................................................14
      Effective Time of the Merger..........................................15
      Background of the Merger..............................................15
      Recommendation of the FloridaFirst Bancorp Board of Directors and
       Reasons for the Merger...............................................19
      SouthTrust's Reasons for the Merger...................................21
      Opinion of Financial Advisor to FloridaFirst Bancorp..................21
      Interests of Certain Persons in the Merger............................29
      Effect of the Merger on FloridaFirst Bancorp Common Stock.............34
      Effect of the Merger on FloridaFirst Bancorp Stock Options............36
      Effect of the Merger on the FloridaFirst Employee Stock
       Ownership Plan.......................................................37
      Distribution of SouthTrust Stock Certificates and Cash................38
      Timing of Completion of the Merger....................................38
      Regulatory Approvals..................................................39
      Conditions to be Satisfied or Waived Before the Merger Can
       Be Completed.........................................................40
      Conduct of Business by FloridaFirst Bancorp Pending the Merger........41
      Other Covenants and Agreements........................................42
      Waiver and Amendment..................................................43
      Termination of the Merger Agreement...................................43
      Termination Fee.......................................................44
      Resales of Shares of SouthTrust Common Stock..........................45
      Anticipated Accounting Treatment......................................45
      Dissenters' Rights....................................................45
      Expenses..............................................................46
      Litigation Concerning the Merger......................................46
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER......................46
DESCRIPTION OF SOUTHTRUST CAPITAL STOCK.....................................49
      General...............................................................49
      SouthTrust Common Stock...............................................49
      SouthTrust Preferred Stock............................................52
MARKET PRICE................................................................53
DIVIDENDS...................................................................54
COMPARISON OF RIGHTS OF STOCKHOLDERS OF SOUTHTRUST AND SHAREHOLDERS OF
FLORIDAFIRST BANCORP........................................................55
      Voting Rights.........................................................55
      Rights on Liquidation.................................................55
      Rights of Pre-emption.................................................56
      Rights to Call a Special Meeting of the Shareholders..................56
      Shareholders' Rights to Amend Corporate Governing Documents...........56

      Election and Classification of the Board of Directors.................56
      Nomination of Directors by Shareholders...............................57
      Rights to Remove a Director...........................................57
      Shareholders' Rights to Reports.......................................57
      Effect of the Issuance of Preferred Stock.............................58
      Rights Attached to Capital Stock......................................58
SUPERVISION AND REGULATION..................................................58
      SouthTrust............................................................58
      FloridaFirst Bancorp..................................................62
      FloridaFirst Bank.....................................................62
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............66
WHERE YOU CAN FIND MORE INFORMATION.........................................67
OTHER EXPERTS AND COUNSEL...................................................69
SUBMISSION OF SHAREHOLDER PROPOSALS AND OTHER MATTERS.......................69

APPENDIX A - AGREEMENT AND PLAN OF MERGER

APPENDIX B - FAIRNESS OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

                  COMMON QUESTIONS AND ANSWERS ABOUT THE MERGER


Q.   WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in these materials, please indicate on your proxy card how you want to vote with respect to the merger agreement. Sign and return the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the meeting to be held on May 7, 2004.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares held by it in "street name" only if you provide instructions to it on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement.

Q.   WHAT IF I DON'T VOTE?

A.   o    If you fail to respond, it will have the same effect as a vote against the merger.

     o If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

     o If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the merger.

Q.   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. There are three ways in which you may revoke your proxy and change your vote prior to the special meeting:

     o You may send a written notice to the Secretary of FloridaFirst Bancorp stating that you would like to revoke your proxy.

     o    You may complete and submit a new proxy card.

     o You may attend the meeting and vote in person, if you are a holder of record. Simply attending the meeting, however, will not revoke your proxy.

     If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q.   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, SouthTrust will send you written instructions explaining how you should exchange your stock certificates.

Q.   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We expect the merger to be completed during the second quarter of 2004. We are working towards completing the merger as quickly as possible. To do so, the shareholders of FloridaFirst Bancorp must approve the merger agreement and the merger, SouthTrust must obtain the banking and other regulatory approvals that are necessary to complete the merger, and each of the conditions to closing set forth in the merger agreement must be satisfied or waived.

Q.   WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN COPIES OF THESE MATERIALS?

A. You should contact Alton E. Yother of SouthTrust, telephone (205) 254-5000 or Kerry P. Charlet of FloridaFirst Bancorp, telephone (863) 688-6811.

                                     SUMMARY


      This brief summary highlights selected information from these materials. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire document and other documents to which we refer to fully understand the merger. See "Where You Can Find More Information" on page 67 on how to obtain copies of those documents. In addition, the merger agreement, as amended (hereinafter, the "merger agreement"), is attached as Appendix A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

INFORMATION REGARDING SOUTHTRUST AND FLORIDAFIRST BANCORP

SOUTHTRUST CORPORATION
420 NORTH 20TH STREET
BIRMINGHAM, ALABAMA 35203
(205) 254-5000

SouthTrust is a Delaware corporation and a registered financial holding company, and one of its wholly owned subsidiaries is SouthTrust of Alabama, Inc., an Alabama corporation. SouthTrust of Alabama owns SouthTrust Bank, an Alabama banking corporation. SouthTrust, through its subsidiaries, engages in a full range of banking services from 717 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. As of December 31, 2003, SouthTrust had consolidated total assets of approximately $51.9 billion.

SouthTrust has pursued a strategy of acquiring banks and financial institutions in or near major metropolitan or growth markets in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The purpose of this strategy is to give SouthTrust business development opportunities in metropolitan markets with favorable prospects for population and per capita income growth.

SouthTrust routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions, including savings and loan holding companies. Thus, at any particular point in time, including the date of this document, discussions, and in some cases, negotiations and due diligence activities leading to the execution of preliminary or definitive acquisition agreements may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and, depending on the terms of these transactions, may dilute the SouthTrust common stock to be issued to you in the merger.


FLORIDAFIRST BANCORP, INC.
205 EAST ORANGE STREET
LAKELAND, FLORIDA 33801
(863) 688-6811

FloridaFirst Bancorp is a Florida corporation and a registered savings and loan holding company. FloridaFirst Bancorp's wholly owned subsidiary is FloridaFirst Bank, a federal savings bank. As of the date of this document, the bank has 19 retail branch offices in central Florida in addition to its headquarters office. The bank operates ATMs at all branch offices. As of December 31, 2003, FloridaFirst Bancorp had consolidated assets of $821.2 million, deposits of $550.1 million and shareholder equity of $103.5 million.

RECOMMENDATIONS OF FLORIDAFIRST BANCORP'S BOARD, REASONS FOR THE MERGER AND OPINION OF FINANCIAL ADVISOR (SEE PAGES 19 AND 21)

The FloridaFirst Bancorp board of directors has unanimously determined that the merger is fair to, and in the best interests of, FloridaFirst Bancorp and its shareholders, and unanimously approved the merger agreement. THE FLORIDAFIRST BANCORP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In approving the merger agreement, the FloridaFirst Bancorp board considered many factors. (See the "Recommendation of the FloridaFirst Bancorp Board of Directors and Reasons for the Merger" section beginning on page 19). Some of these factors may be summarized as follows:

o Following a solicitation of offers from interested parties, the SouthTrust offer was the highest cash offer received, as well as the highest stock value offer received, based on the offerors' respective stock prices when the offers were submitted.

o The offers discussed in the "Background of the Merger" section beginning on page 15 were the result of two competitive bid processes conducted by FloridaFirst Bancorp's financial advisor, Sandler O'Neill & Partners, L.P., within the past two years.

o The SouthTrust offer represented an earnings multiple of 24 times the last twelve months earnings for FloridaFirst Bancorp and 27 times FloridaFirst Bancorp's estimated earnings for the current fiscal year. These earnings multiples are above median acquisition multiples for nationwide savings institutions that were acquisition targets with deal values greater than $15 million announced since January 1, 2003. See "Opinion of Financial Advisor to FloridaFirst Bancorp" beginning on page 21.

o In the judgment of the FloridaFirst Bancorp board, taking into account the advice of its financial advisor, the SouthTrust offer represents a significantly higher market value for FloridaFirst Bancorp's stock than would likely be achieved within the reasonable future if FloridaFirst Bancorp had elected to remain independent.

The offer price from SouthTrust represented a 55.3% premium over the closing price of the FloridaFirst Bancorp stock the day prior to announcing the proposed merger with BB&T Corporation on October 3, 2002 (see "Background of Merger" beginning on page 15). In addition, the current price represents an 8.5% premium over the cash price offered by BB&T's original offer in 2002.

In deciding to approve the merger, FloridaFirst Bancorp's board considered the opinion of its financial advisor, Sandler O'Neill & Partners, L.P., that as of the date of its opinion, the consideration is fair, from a financial point of view, to the shareholders of FloridaFirst Bancorp. The full text of its opinion, updated as of the date hereof, is attached as Appendix B of these materials. Sandler O'Neill's opinion does not constitute a recommendation to any FloridaFirst Bancorp shareholder as to how to vote at the meeting or the form of consideration you should elect in the merger. We encourage you to read the opinion carefully and in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O'Neill in rendering its fairness opinion. Sandler O'Neill has been paid a fee in the amount of $150,000 in connection with rendering its fairness opinion and will be paid a transaction fee of approximately $1.54 million, of which $385,000 has been paid and the balance of which is contingent and payable upon closing for its other services in connection with the transaction.

The FloridaFirst Bancorp board of directors believes that the merger is in your and the company's best interests and has unanimously approved the merger agreement. The FloridaFirst Bancorp board recommends that you vote "FOR" approval of the merger agreement. Certain FloridaFirst Bancorp directors and executive officers will receive benefits from the merger that are in addition to these received by other FloridaFirst Bancorp shareholders. These benefits were considered by the board in connection with its approval and adoption of the merger agreement and are described in the "Interests of Certain Persons in the Merger" section beginning on page 29.

MEETING TO BE HELD ON MAY 7, 2004 (SEE PAGE 12)

The meeting of FloridaFirst Bancorp shareholders will be held at 8:15 a.m. Eastern Time on May 7, 2004 at the Corporate Office of FloridaFirst Bancorp at 205 East Orange Street, Lakeland, Florida. At the meeting, you will be asked to consider and vote to approve the merger agreement which provides for the merger of FloridaFirst Bancorp into SouthTrust of Alabama.

RECORD DATE SET AT MARCH 23, 2004; A MAJORITY VOTE OF OUTSTANDING SHARES IS REQUIRED TO APPROVE MERGER (SEE PAGE 12)

You can vote at the meeting if you owned FloridaFirst Bancorp common stock at the close of business on March 23, 2004. As of that date, there were 5,399,492 shares of FloridaFirst Bancorp common stock issued and outstanding and entitled to be voted at the meeting. The affirmative vote of the holders of a majority of the shares of FloridaFirst Bancorp common stock entitled to be cast on the merger agreement is required. IF YOU DO NOT VOTE YOUR SHARES OF COMMON STOCK, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

As of the close of business on the record date, our directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 350,883 shares of FloridaFirst Bancorp common stock, which represents approximately 6.50% of our stock issued and outstanding on that date.

The merger does not have to be approved by SouthTrust Corporation's stockholders.

SOUTHTRUST BANK WILL BE THE SURVIVING BANK (SEE PAGE 14)

FloridaFirst Bancorp will be merged with and into SouthTrust of Alabama, and SouthTrust of Alabama will be the surviving corporation after the merger. The directors and officers of SouthTrust of Alabama before the merger will continue to serve as the directors and officers of SouthTrust of Alabama after the merger. In a related transaction, FloridaFirst Bank will be merged with and into SouthTrust Bank, and SouthTrust Bank will be the surviving bank after that merger. Certain officers of FloridaFirst Bank will become officers of SouthTrust Bank.

MERGER CONSIDERATION (SEE PAGE 34)

When the merger is complete, each of your shares of FloridaFirst Bancorp common stock will be converted into the right to receive (1) shares of SouthTrust common stock with a value of approximately $27.12 per share based on a pre-closing average market price or (2) a cash payment of $27.12. Your ability to elect to receive cash instead of SouthTrust common stock in exchange for your shares of FloridaFirst Bancorp common stock is subject to the limitation that not more than

49% of the total consideration to be paid in the merger shall be paid in cash. To the extent that total cash elections would exceed the aggregate cash consideration available, a portion of the FloridaFirst Bancorp shares for which a cash election was made will be reallocated to the stock election on a proportional basis. If you do not make a cash election, you will receive the stock consideration for all of your FloridaFirst Bancorp shares.

Conversion to SouthTrust Common Stock

Generally, upon completion of the merger, each of your shares of FloridaFirst Bancorp common stock will be converted into the right to receive a number of shares of SouthTrust common stock, with a value of approximately $27.12 based on a pre-closing average market price, with the specific number of shares determined by a formula agreed upon in the merger agreement. The conversion ratio is fixed as the quotient of (a) $146,123,851 plus the product of $27.12 and the number of shares to be issued pursuant to options exercised before the closing date of the merger and (b) the product of the Average Market Price (as determined by the merger agreement) and the total number of issued and outstanding shares of FloridaFirst Bancorp at the closing date of the merger.

The stock conversion ratio represents a value of approximately $27.12 per share of FloridaFirst Bancorp common stock based on the maximum number of FloridaFirst Bancorp common shares that could be issued and outstanding at the time the merger is consummated and based upon the Average Market Price. The Average Market Price is the average of the closing per share trading prices of SouthTrust common stock over the 20 trading-day period preceding the fifth trading day immediately prior to the closing date of the merger. On March 26, 2004, the closing price of SouthTrust common stock was $32.68 per share.

Assuming that $32.68 was the average market price of SouthTrust common stock used to calculate the number of shares of SouthTrust common stock that you are entitled to receive in the merger, assuming that all FloridaFirst Bancorp options are exercised and assuming that the maximum 5,923,225 shares of FloridaFirst Bancorp common stock were issued and outstanding at closing, you would be entitled to receive 0.8298 shares of SouthTrust common stock for each share of FloridaFirst Bancorp common stock that you own.

The price of SouthTrust common stock will fluctuate prior to completion of the merger. The market value of a share of SouthTrust common stock as of the effective time of the merger may differ from the average market price used to calculate the stock conversion ratio and therefore the amount of SouthTrust common stock you are entitled to receiver per FloridaFirst Bancorp share may have a market value at the effective time of the merger that is higher or lower than $27.12.

In the case of fractional shares, you will receive cash instead of a fractional share. The cash payment for a fractional share will be based upon the market value of SouthTrust common stock as of the effective time of the merger.

The closing price of SouthTrust common stock on February 4, 2004 (the last full Nasdaq trading day before public announcement of the merger) was $33.46, and the closing price of SouthTrust common stock on March 26, 2004 was $32.68.

Because the market price of SouthTrust common stock will fluctuate prior to the merger, you may not know the exact number of shares of SouthTrust common stock that you will receive when you vote on the merger or before the deadline for making a cash election. SouthTrust common stock is quoted on The Nasdaq Stock Market under the symbol "SOTR." You should obtain current stock price quotations from a newspaper, the Internet or your broker. We encourage you to obtain information on the market value of SouthTrust common stock that is more recent than that provided in these materials.

Optional Cash Election

As an alternative to receiving shares of SouthTrust common stock, you may elect to receive a cash payment equal to $27.12 for each share of FloridaFirst Bancorp common stock you own. The merger agreement provides, however, that not more than 49% of the total consideration to be paid in the merger shall be paid in cash. To the extent the total cash elections exceed this limit on aggregate cash consideration to be paid, the cash election of each shareholder electing to receive cash will be reduced on a proportional basis and the excess shares for which cash elections were made will instead be converted into shares of SouthTrust common stock. As a result, you may not receive cash for all of your FloridaFirst Bancorp shares even if you make the cash election with respect to all of your shares.

FloridaFirst Bancorp Options

At the effective time of the merger, all outstanding options to acquire shares of FloridaFirst Bancorp common stock will be canceled, and the holders of FloridaFirst Bancorp options will be entitled to receive a cash payment for each FloridaFirst Bancorp share subject to an option equal to the difference between $27.12 and the applicable exercise price for which the option holder is entitled to acquire the share of FloridaFirst Bancorp common stock.

FEDERAL INCOME TAX CONSEQUENCES FOR FLORIDAFIRST BANCORP SHAREHOLDERS (SEE PAGE 46)

The merger will result in different consequences for you with respect to United States federal income tax depending on whether you receive shares of SouthTrust common stock or cash, or a combination, in exchange for your shares of FloridaFirst Bancorp common stock.

Conversion to SouthTrust common stock

We expect that for United States federal income tax purposes, you will not recognize any gain or loss in the merger if you receive SouthTrust common stock for your FloridaFirst Bancorp common stock, except in connection with any cash that you may receive instead of a fractional share of SouthTrust common stock. Your holding period for the SouthTrust common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of SouthTrust common stock, generally will include your holding period for the shares of FloridaFirst Bancorp common stock you exchange in the merger.

Cash consideration

You may recognize gain or loss in the event that you receive cash in exchange for your shares of FloridaFirst Bancorp.

This tax treatment may not apply to all FloridaFirst Bancorp shareholders, including shareholders who are non-U.S. persons or dealers in securities. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.

FLORIDAFIRST BANCORP'S SHAREHOLDERS DO NOT HAVE DISSENTERS' RIGHTS AS A RESULT OF THE MERGER (SEE PAGE 45)

Under Florida law, the shareholders of FloridaFirst Bancorp do not have dissenters' rights to obtain an appraised value of their shares in connection with the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 29)

Some of the directors and executive officers of FloridaFirst Bancorp have interests in the merger that are different from, or in addition to, your interests. Among those are certain employment agreements, as well as certain rights to indemnification and the rights to participate in the employee benefit plans of SouthTrust. Also, certain executive officers of FloridaFirst Bancorp will have certain rights to change-of-control payments if the merger occurs. Also, all of the directors of FloridaFirst Bancorp have certain rights to benefits under a director retirement plan, payment of which will be accelerated upon the closing of merger.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (SEE PAGE 40)

Completion of the merger is subject to satisfaction or waiver of various conditions, which include:

o    approval of the merger agreement by FloridaFirst Bancorp's shareholders;

o receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger;

o no actual or threatened causes of action challenging or concerning the merger agreement which, in the reasonable judgment of either party based upon advice of counsel would have a "material adverse effect" with respect to the interests of SouthTrust or FloridaFirst Bancorp;

o the continuing effectiveness of the registration statement filed with the Securities and Exchange Commission covering the shares of SouthTrust common stock to be issued in the merger; and

o    receipt of the legal opinion concerning the tax implications of the merger.

REGULATORY APPROVALS SOUTHTRUST MUST OBTAIN FOR THE MERGER (SEE PAGE 39)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the Alabama State Banking Department and unless the Office of Thrift Supervision does not object. SouthTrust has filed applications with the Federal Reserve Board and the Alabama State Banking Department for approval of the merger and has filed a notice with the Office of Thrift Supervision. In addition, the merger is subject to the approval of or notice to other regulatory authorities. We cannot be certain when or if SouthTrust will obtain the regulatory approvals.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 43)

FloridaFirst Bancorp and SouthTrust can mutually agree at any time to abandon the merger and terminate the merger agreement, even if FloridaFirst Bancorp's shareholders have approved it. Either the SouthTrust board, the SouthTrust of Alabama board or the FloridaFirst Bancorp board may decide, without the consent of the others, to abandon the merger if:

o the other party breaches the merger agreement in a material way and does not, or cannot, correct the breach within 30 days of receiving notice of the breach;

o the other party makes an inaccurate representation or warranty such that the inaccuracy results in a "material adverse effect" on such party and does not, or cannot, correct the inaccuracy within 30 days of receiving written notice of the inaccuracy;

o the merger has not been completed by July 31, 2004 (or by October 1, 2004 if the delay is due solely to failure to receive the necessary regulatory or other approvals);

o a governmental authority denies an approval necessary to complete the merger, in a final and nonappealable way;

o    FloridaFirst Bancorp's shareholders fail to approve the merger agreement;
     or

o certain conditions to the obligations of FloridaFirst Bancorp and SouthTrust to complete the merger cannot be satisfied.

TERMINATION FEE (SEE PAGE 44)

Under limited circumstances, FloridaFirst Bancorp may be required to pay to SouthTrust a termination fee of $5,100,000. If (1) a third party makes an offer or proposal to FloridaFirst Bancorp to enter into a type of "acquisition transaction" specified in the merger agreement, (2) the proposed merger of SouthTrust of Alabama and FloridaFirst Bancorp is subsequently disapproved by our board of directors or shareholders resulting in termination of the merger agreement, and (3) within one year after termination of the merger agreement FloridaFirst Bancorp enters into an "acquisition transaction" with the third party, then FloridaFirst Bancorp will be required to pay SouthTrust the termination fee of $5,100,000.

NO SOLICITATION (SEE PAGE 43)

FloridaFirst Bancorp has agreed it will not, directly or indirectly, solicit or encourage an acquisition proposal by any other person. We are permitted, however, to respond to and negotiate unsolicited proposals if the FloridaFirst Bancorp Board's fiduciary duties so require.

SHAREHOLDER RIGHTS (SEE PAGE 55)

Currently, your rights as a FloridaFirst Bancorp shareholder are governed by Florida law, and our articles of incorporation and bylaws. After the merger, subject to your cash election rights, you will become a SouthTrust stockholder and your rights as a stockholder will be governed by Delaware law, as well as SouthTrust's restated certificate of incorporation and restated bylaws. There are differences between the rights of SouthTrust stockholders and the rights of FloridaFirst Bancorp shareholders including: a supermajority voting requirement for removal of directors of SouthTrust and the absence of rights to call a special meeting of stockholders. A more complete discussion of the rights of SouthTrust and FloridaFirst shareholders is set forth in "Comparison of Rights of Stockholders of SouthTrust and Shareholders of FloridaFirst Bancorp" beginning on page 55.

MARKET PRICE INFORMATION

SouthTrust common stock is traded on Nasdaq under the symbol "SOTR." FloridaFirst Bancorp common stock is traded on Nasdaq under the symbol "FFBK." The following tables set forth the historical price of SouthTrust common stock and FloridaFirst Bancorp common stock as of the date preceding the first public announcement of the merger and as of the most recent date practicable preceding this document.

                            SouthTrust
                           Common Stock
                         Last Sales Price
                         ----------------
February 4, 2004             $      33.46
March 26, 2004               $      32.68


                           FloridaFirst
                              Bancorp
                           Common Stock
                         Last Sales Price
                         ----------------
February 4, 2004             $      29.40
March 26, 2004               $      26.92

DIVIDENDS (SEE PAGE 54)

Pursuant to the merger agreement, FloridaFirst Bancorp may declare and pay quarterly cash dividends prior to closing in per share amounts that are equivalent on a per share basis to any quarterly cash dividends declared by SouthTrust, subject to SouthTrust's confirmation of the amount and timing of such dividends and the coordination of record and payment dates of such dividends.

On February 20, 2004, FloridaFirst Bancorp declared that, in accordance with, and as authorized by, the merger agreement, it would pay a quarterly cash dividend of $0.20 per common share. The dividend is payable April 1, 2004, to shareholders of record at the close of business March 15, 2004.

PREVIOUS TRANSACTION (SEE PAGE 16)

In October 2002, FloridaFirst Bancorp announced a definitive merger agreement with BB&T Corporation, which provided that the FloridaFirst Bancorp shareholders were to receive a total value of approximately $134.8 million in the form of BB&T common stock, cash, or a combination of the two. On October 31, 2002, FloridaFirst Bancorp and BB&T Corporation terminated this agreement following notice from the Office of Thrift Supervision that such a merger was precluded by its regulations until December 22, 2003.

CERTAIN LITIGATION (SEE PAGE 46)

On or about February 9, 2004, FloridaFirst Bancorp and certain of its executive officers and directors were sued in Florida state court. The plaintiff, seeking class action certification, alleges that the individually named defendants breached their fiduciary duty to the shareholders of FloridaFirst Bancorp by approving the merger of FloridaFirst Bancorp with SouthTrust. The FloridaFirst Bancorp board of directors, after consulting with counsel, believes that the lawsuit has no merit and intends to vigorously defend against it.

                         SELECTED FINANCIAL INFORMATION


SELECTED FINANCIAL INFORMATION ABOUT SOUTHTRUST

      The table below presents selected historical consolidated financial information about SouthTrust. The historical income statement data for the five fiscal years ended December 31, 1999 to 2003 is derived from audited consolidated financial statements of SouthTrust. The per share data contained in the table below has been adjusted to reflect the 2-for-1 stock split for SouthTrust common stock effective May 11, 2001. You should read the following table in conjunction with the consolidated financial statements of SouthTrust, and the notes relating to the consolidated financial statements, contained in documents included elsewhere in this document or incorporated into this document by reference. See "Where You Can Find More Information" on page 67.

                         SOUTHTRUST AND ITS SUBSIDIARIES

                                                                               Years Ended December 31,
                                                     ------------------------------------------------------------------------------
                                                         2003            2002            2001            2000              1999
                                                     -------------   -------------   -------------   -------------    -------------
INCOME STATEMENT DATA
(in thousands, except per share data):

 Interest income .................................   $   2,367,085   $   2,665,411   $   3,170,760   $   3,394,088    $   2,906,447
 Interest expense ................................         713,776         960,327       1,642,658       2,008,351        1,539,538
                                                     -------------   -------------   -------------   -------------    -------------
   Net interest income ...........................       1,653,309       1,705,084       1,528,102       1,385,737        1,366,909
 Provision for loan losses .......................         124,550         126,732         118,293          92,827          141,249
                                                     -------------   -------------   -------------   -------------    -------------
 Net interest income after
   provision for loan losses .....................       1,528,759       1,578,352       1,409,809       1,292,910        1,225,660
 Non-interest income .............................         679,689         613,913         525,859         491,582          413,820
 Securities gains (losses) .......................              23           2,601           6,505         (11,068)            (739)
 Non-interest expense ............................       1,179,849       1,232,369       1,114,703       1,062,027          980,025
                                                     -------------   -------------   -------------   -------------    -------------
 Income before income taxes ......................       1,028,622         962,497         827,470         711,397          658,716
 Income taxes ....................................         323,436         312,626         273,002         229,067          215,543
                                                     -------------   -------------   -------------   -------------    -------------
   Net income ....................................   $     705,186   $     649,871   $     554,468   $     482,330    $     443,173
                                                     =============   =============   =============   =============    =============

 Net income per diluted common share .............   $        2.06   $        1.85   $        1.61   $        1.43    $        1.31
 Cash dividends declared per common share ........            0.84            0.68            0.56            0.50             0.44
 Average diluted common shares outstanding
   (in thousands) ................................         342,498         350,937         345,294         337,812          337,556

BALANCE SHEET DATA (at period end)
 (in thousands):
 Total assets ....................................   $  51,924,900   $  50,570,900   $  48,754,500   $  45,146,500    $  43,262,500
 Total loans, net of unearned income .............      35,280,200      34,237,600      33,422,600      31,396,200       31,697,800
 Total deposits ..................................      34,746,600      32,945,400      32,634,100      30,702,500       27,739,300
 Total long-term debt ............................       2,506,900       2,181,900       1,263,400       1,125,300        1,125,500
 Total shareholders' equity ......................       4,359,800       4,627,600       3,962,400       3,352,500        2,927,400

SELECTED FINANCIAL INFORMATION ABOUT FLORIDAFIRST BANCORP

      The following table presents selected historical consolidated financial information for FloridaFirst Bancorp. Our historical income statement data for the five fiscal years ended September 30, 1999 to 2003 is derived from our audited consolidated financial statements. The financial data for the interim periods ended December 31, 2002 and December 31, 2003 are derived from the unaudited historical consolidated financial statements of FloridaFirst Bancorp and reflect, in the opinion of our management, all adjustments of a normal recurring nature necessary for a fair presentation of unaudited interim period data. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period. You should read the following table in conjunction with our financial statements, and the notes relating to our financial statements, which are incorporated in this document by reference. See "Where You Can Find More Information" on page 67.


                    FLORIDAFIRST BANCORP AND ITS SUBSIDIARIES

                                                                                                             Three Months
                                                          Years Ended September 30,                        Ended December 31,
                                          ---------------------------------------------------------      ---------------------
                                            2003        2002        2001        2000        1999           2003         2002
                                          ---------   ---------   ---------   ---------   ---------      ---------   ---------
INCOME STATEMENT DATA

 (in thousands, except per share data):

 Interest income ......................   $  45,730   $  48,910   $  44,846   $  39,840   $  32,648      $  10,887   $  12,287
 Interest expense .....................      20,843      24,948      25,895      23,575      17,128          4,517       5,958
                                          ---------   ---------   ---------   ---------   ---------      ---------   ---------
   Net interest income ................      24,887      23,962      18,951      16,265      15,520          6,370       6,329
 Provision for loan losses ............         660         680         615         630         540            120         180
                                          ---------   ---------   ---------   ---------   ---------      ---------   ---------
 Net interest income after
   provision for loan losses ..........      24,227      23,282      18,336      15,635      14,980          6,250       6,149
 Other income .........................       7,060       5,196       2,487       2,114       1,473          1,156       1,527
 Other expenses .......................      22,527      20,517      13,776      11,813      11,448          5,619       5,521
                                          ---------   ---------   ---------   ---------   ---------      ---------   ---------
 Income before income taxes ...........       8,760       7,961       7,047       5,936       5,005          1,787       2,155
 Income taxes .........................       2,739       2,357       2,178       2,094       1,748            511         659
                                          ---------   ---------   ---------   ---------   ---------      ---------   ---------
   Net income .........................   $   6,021   $   5,604   $   4,869   $   3,842   $   3,257      $   1,276   $   1,496
                                          =========   =========   =========   =========   =========      =========   =========

 Net income per diluted
   common share .......................   $    1.13   $    1.05   $    0.90   $    0.70   $    0.33(1)   $    0.24   $    0.28
 Cash dividends declared
   per common share ...................        0.27        0.23        0.19        0.16        0.04           0.07        0.06
 Average diluted common shares
   outstanding (in thousands) .........       5,322       5,339       5,429       5,516       5,727          5,398       5,317

BALANCE SHEET DATA (at period end)
 (in thousands):
 Total assets .........................   $ 818,482   $ 859,446   $ 660,369   $ 582,180   $ 498,358      $ 821,190   $ 848,003
 Total loans, net of
   unearned income ....................     496,684     499,433     474,155     440,386     397,910        506,074     494,512
 Total deposits .......................     552,909     587,431     399,537     354,554     339,224        550,127     579,943
 Total long-term debt .................     114,500     114,500     129,500      86,000      55,000        114,500     114,500
 Total shareholders' equity ...........     101,972      98,978      93,814      61,081      61,337        103,532     101,092

----------
(1) Years 2000 and 1999 include $25.7 million in net proceeds from the reorganization on April 6, 1999. Prior to April 6, 1999, FloridaFirst Bank was a mutual institution. Therefore, earnings per share and weighted average shares outstanding in 1999 are for the six months ended September 30, 1999 (period subsequent to the reorganization.) The Income Statement Data in the 1999 column is for the twelve months ended September 30, 1999.

SELECTED PRO FORMA INFORMATION

     The following table presents unaudited pro-forma combined financial information for SouthTrust and FloridaFirst Bancorp that has been prepared to give you a better picture of the possible financial position of the combined company had the merger already taken place at the beginning of the fiscal period described below. This information is known as "pro forma" information and has been prepared by combining certain selected historical information about us and SouthTrust together. This pro forma information has been prepared for illustrative purposes only. For purposes of pro forma presentation, it has been assumed that all of the FloridaFirst Bancorp shares outstanding at the closing of the merger will be exchanged for SouthTrust common stock. You should not rely on this information as being indicative of the financial results the combined company would have had if the merger had already been completed or will have in the future if the merger is completed. This information should be read in conjunction with our financial statements and the consolidated financial statements of SouthTrust and the respective related notes incorporated in this document by reference. See "Where You Can Find More Information" on page 67.

                         PRO FORMA COMBINED INFORMATION
                       SOUTHTRUST AND FLORIDAFIRST BANCORP

                                                                    Year Ended
                                                                   December 31,
                                                                       2003
                                                                 ---------------
      INCOME STATEMENT DATA
          (in thousands, except per share data):
      Interest income ........................................   $     2,411,415
      Interest expense .......................................           733,178
                                                                 ---------------
        Net interest income ..................................         1,678,237
      Provision for loan losses ..............................           125,150
                                                                 ---------------
      Net interest income after provision for loan losses ....         1,553,087
      Non-interest income ....................................           686,401
      Non-interest expense ...................................         1,202,949
                                                                 ---------------
      Income before income taxes .............................         1,036,539
      Income taxes ...........................................           326,027
                                                                 ---------------
        Net income ...........................................   $       710,512
                                                                 ===============

      Net income per diluted common share ....................   $          2.05
      Average diluted common shares outstanding (in thousands)           347,413

      BALANCE SHEET DATA(1) (in millions)
      Total assets ...........................................   $        52,803
      Total loans, net of unearned income ....................   $        35,786
      Total deposits .........................................   $        35,297
      Total long-term debt ...................................   $         2,622
      Total stockholders' equity .............................   $         4,521

----------------
(1) Balance sheet pro forma data is as of December 31, 2003

UNAUDITED COMPARATIVE PER SHARE DATA

      The following table shows information about the net income per share, cash dividends per share and book value per share of SouthTrust and of FloridaFirst Bancorp on an historical basis and similar information after giving effect to the merger (which is called "pro forma" information). In presenting the pro forma information, we assumed that we had been merged as of January 1, 2003. SouthTrust's pro forma amounts represent the pro forma amounts of the two companies combined. We used an assumed conversion ratio of 0.8298 (based on an assumed pre-closing average market price of $32.68, which was the closing price of SouthTrust common stock on March 26, 2004, and the maximum permissible number of outstanding FloridaFirst Bancorp shares) in computing the FloridaFirst Bancorp pro forma equivalent amounts. For purposes of pro forma presentation, it has been assumed that all of the FloridaFirst Bancorp shares outstanding at the closing of the merger will be exchanged for SouthTrust common stock. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America, or GAAP.

      We expect that we will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had our companies been combined for the periods presented. You should read the information in the following table in conjunction with our financial statements and the financial statements of SouthTrust, and the respective related notes, incorporated in this document by reference, and with the unaudited pro forma combined information contained on the preceding page. See "Where You Can Find More Information" on page 67.

                                                        Year Ended
                                                     December 31, 2003
                                                     -----------------
Net income per diluted common share:
SouthTrust .......................................   $            2.06
FloridaFirst Bancorp .............................                1.09
SouthTrust pro forma combined ....................                2.05
FloridaFirst Bancorp pro forma equivalent ........                1.70

Cash dividends per common share:
SouthTrust .......................................   $            0.84
FloridaFirst Bancorp .............................                0.28
SouthTrust pro forma combined ....................                0.83
FloridaFirst Bancorp pro forma equivalent ........                0.69

Book value per common share (period end):
SouthTrust .......................................   $           13.20
FloridaFirst Bancorp (1) .........................               19.24
SouthTrust pro forma combined ....................               13.49
FloridaFirst Bancorp pro forma equivalent ........               11.19

(1) Includes unallocated shares held in the FloridaFirst Employee Stock Ownership Plan.

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

     This document contains information about possible or assumed future results of operation or the performance of SouthTrust after the merger is completed. These forward-looking statements may be made directly in this document or may be contained in documents that are incorporated by reference from other documents into this document. You can identify many of these forward-looking statements by looking for statements that are preceded by, followed by or include the words "believes", "expects", "anticipates", "estimates" or similar expressions.

     These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In addition, many of these forward-looking statements are based on assumptions about the future that may prove to be inaccurate. Many possible events and factors could affect the future financial results and performance of SouthTrust. This could cause actual results and performance to differ materially from those expressed in the forward-looking statements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date it is made, and you should consider the risks of inaccuracies when you consider and decide on the merger.

     Listed below are events and factors that may cause the forward-looking statements to be inaccurate:

     o SouthTrust may have trouble or be delayed in obtaining regulatory approvals for the merger;

     o SouthTrust may experience lower than expected revenues after the merger, higher than expected operating costs after the merger or higher than expected losses of deposits, customers and business after the merger;

     o after the merger, SouthTrust may experience lower than expected cost savings from the merger, or delays in obtaining, or an inability to obtain, cost savings from the merger;

     o SouthTrust may have trouble integrating our businesses or retaining key personnel;

     o certain litigation that has been filed challenging the merger may have an unanticipated negative impact on the expected benefits and expected cost savings to SouthTrust from the merger;

     o competition among depository and other financial institutions may increase significantly;

     o    adverse changes in the securities markets may occur;

     o changes in inflation and in the interest rate environment may reduce SouthTrust's margins or reduce the fair value of SouthTrust's investments;

     o adverse changes in general economic conditions, either nationally or in the combined company's market areas, may occur;

     o adverse legislative or regulatory changes that adversely affect SouthTrust's business may occur;

     o after the merger, SouthTrust may experience difficulties in entering new markets successfully and capitalizing on growth opportunities; or

     o technological changes and systems integration may be more difficult or expensive than SouthTrust expects.

                               THE SPECIAL MEETING

     At the special meeting, you will be asked to consider the approval of the proposed merger agreement with SouthTrust. SouthTrust and FloridaFirst Bancorp have agreed that FloridaFirst Bancorp will be merged into SouthTrust of Alabama. The merger cannot be completed unless our shareholders approve the merger agreement. Your board is providing this document to you in connection with our solicitation of proxies for use at the meeting of our shareholders and at any adjournments or postponements thereof. The meeting of our shareholders will take place on May 7, 2004, at 8:15 a.m., Eastern Time, at the Corporate Office of FloridaFirst Bancorp at 205 East Orange Street, Lakeland, Florida, unless it is postponed or adjourned to a later date. We encourage all of our shareholders to vote on the proposal to approve the merger, and we hope that the information contained in this document will help you decide how you wish to vote at the meeting. SouthTrust is also providing this document to you as a prospectus in connection with the offer and sale by SouthTrust of its shares of common stock as a result of FloridaFirst Bancorp's merger into SouthTrust of Alabama.

     THE RECORD DATE; QUORUM REQUIREMENT

     Your board of directors has determined that only those persons or entities who are recorded in our records as holding shares of FloridaFirst Bancorp common stock as of the close of business on March 23, 2004, are entitled to notice of and entitled to vote at the special meeting.

     Before any business may be transacted at the meeting, a sufficient number of our shareholders who collectively hold at least a majority of the issued and outstanding shares of FloridaFirst Bancorp common stock entitled to vote at the meeting must be present, either in person or by proxy, at the meeting. As of the record date, there were 5,399,492 shares of FloridaFirst Bancorp common stock issued and outstanding. Accordingly, at least 2,699,747 shares of FloridaFirst Bancorp common stock must be present at the meeting to constitute a quorum for the conduct of business.

     VOTING RIGHTS AND VOTE REQUIRED

     Each share of FloridaFirst Bancorp common stock held by you is entitled to one vote on every matter to be considered at the meeting. Approval of the merger requires the affirmative vote of our shareholders who hold a majority of the shares of FloridaFirst Bancorp common stock entitled to vote at the meeting (i.e. 2,699,747 shares of FloridaFirst Bancorp common stock). IF YOU DO NOT VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

     As of the close of business on the record date our directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 350,883 shares of FloridaFirst Bancorp common stock, which represents approximately 6.50% of the shares of FloridaFirst Bancorp common stock issued and outstanding on that date.

     VOTING AT THE SPECIAL MEETING; PROXIES

     If you wish to vote on the merger proposal you may either attend the meeting and vote your shares of FloridaFirst Bancorp common stock in person, or you may appoint a person to act as your proxy who will vote your shares at the meeting in accordance with your instructions. Every shareholder is welcome and encouraged to attend the meeting. If you wish to vote your shares by way of a proxy, please complete, sign and date the proxy card enclosed with this document and mail it to us in the enclosed envelope. If you properly complete a proxy and we receive the proxy before or at the meeting, your shares of FloridaFirst Bancorp common stock will be voted in accordance with the voting instructions you completed on the proxy. If you grant a proxy by signing and returning to us the enclosed proxy card without completing the voting instructions, your shares of FloridaFirst Bancorp common stock will be voted "FOR" the proposal to approve the merger. Your board of directors is not aware of any other matter to be presented for action by our shareholders at the meeting. If, however, other matters do properly come before the meeting, your shares will be voted or not voted on such other matters by the persons named in your proxy in their discretion and best judgment.

     In the event a quorum is not present at the time the meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may postpone the meeting or may adjourn the meeting with or without a vote of our shareholders. If we propose to adjourn the meeting by a vote of our shareholders, the persons named in the enclosed form of proxy will vote all FloridaFirst Bancorp common stock for which they have voting authority in favor of an adjournment.

      You may revoke your proxy at            All written notices of
any time prior to its exercise at the   revocation and other communications
meeting by:                             about your proxy should be addressed
                                        to us as follows:
      o     writing to us and
            notifying us that you             FloridaFirst Bancorp, Inc.
            wish to revoke your                 205 East Orange Street
            written proxy,                     Lakeland, Florida 33801
                                             Attention: Kerry P. Charlet
      o     properly completing,
            signing and returning to    All notices of revocation of proxies
            us another proxy that is    must be received by us as originals
            dated after any proxy or    sent by hand delivery, U.S. mail or
            proxies previously          overnight courier.  You may not
            granted by you, or          revoke your proxy by sending us your
                                        written notice by any other means,
      o     attending the meeting and   including facsimile, telex or any
            voting in person.           form of electronic communication.


     If you grant a proxy by completing, signing and returning to us the enclosed proxy card, you are not prevented from attending the special meeting and voting in person. However, your attendance at the meeting will not by itself revoke a proxy that you have previously granted; you must also vote in person at the meeting. If you instructed your broker to vote your shares of FloridaFirst Bancorp common stock, you must contact your broker and follow your broker's directions in order to change your vote.

     Please do not send your stock certificates representing the shares of FloridaFirst Bancorp common stock held by you to us at this time. If the merger is approved at the meeting, SouthTrust's exchange agent, American Stock Transfer & Trust Company, will send you a letter of transmittal with instructions that will describe how you can surrender your stock certificates and exchange your shares of FloridaFirst Bancorp common stock for shares of SouthTrust common stock or cash, as appropriate, after the merger is completed.

     SOLICITATION OF PROXIES

     This proxy solicitation is being made by your board of directors. The cost of solicitation of proxies will be borne by FloridaFirst Bancorp. We have engaged D.F. King & Co., Inc. to assist us in proxy solicitations regarding the meeting. D.F. King & Co., Inc. will perform these services at an anticipated cost of approximately $5,000 plus expenses. Proxies may also be solicited personally or by telephone, fax, or telegraph by our directors, officers, and employees, without additional compensation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of shares of FloridaFirst Bancorp common stock.

     EFFECT OF "ABSTENTIONS" AND "BROKER NON-VOTES"

     We intend to count "abstentions" and "broker non-votes" only for the purpose of determining if a quorum is present at the meeting; they will not be counted as votes cast on the proposal to approve the merger agreement. An "abstention" will occur if you attend the meeting, but you do not vote on any matter at the meeting or if you properly complete and return a proxy with instructions to abstain on the merger proposal (either by proxy or in person). A "broker non-vote" will occur if your shares are held by a broker or nominee and the shares are deemed to be present at the meeting but you have not instructed your broker or nominee how to vote. Brokerage firms that hold shares in street name for a client may not vote the client's shares with respect to any "non-discretionary" item if the client has not furnished voting instructions to the brokerage firm. Accordingly, abstentions and broker non-votes will have the same effect as a vote against a proposal.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT OUR SHAREHOLDERS DO THE SAME. WE ENCOURAGE ALL OF OUR SHAREHOLDERS TO VOTE FOR THE PROPOSAL TO APPROVE THE MERGER.

                                   THE MERGER

     The following discussion describes the material aspects of the merger. Since this discussion is a summary, it may not contain all of the information that is important to you to make your decision about the merger. To understand the merger fully, and for a more complete description of the legal terms of the merger, we encourage you to read this entire document and the merger agreement completely and carefully. A copy of the merger agreement, as amended (hereinafter, the "merger agreement"), without any exhibits or schedules is attached as Appendix A to this document and is incorporated by reference herein.

     GENERAL

     Your board of directors has unanimously adopted the merger agreement and approved the merger. If the merger is completed:

     o FloridaFirst Bancorp will be merged into SouthTrust of Alabama and will cease to exist as a separate corporate entity;

     o SouthTrust of Alabama, as the surviving entity, will succeed to all of our assets and liabilities;

     o the merged entity will be an Alabama corporation and will operate under the name "SouthTrust of Alabama, Inc.";

     o the current officers and directors of SouthTrust of Alabama will be the officers and directors of the merged entity;

     o your shares of FloridaFirst Bancorp common stock will be exchanged for shares of (1) SouthTrust common stock, (2) a right to receive a cash payment, subject to certain limitations, or (3) a combination of SouthTrust common stock and cash;

     o to the extent they receive shares of SouthTrust common stock (instead of cash), our shareholders will become stockholders of SouthTrust; and

     o the operations of FloridaFirst Bancorp and FloridaFirst Bank will be merged into the operations of SouthTrust of Alabama and SouthTrust Bank, respectively.

     At the time of the merger, each share of FloridaFirst Bancorp common stock that you currently hold will be converted into the right to receive (1) a number shares of SouthTrust common stock determined by a formula set forth in the merger agreement or (2) a cash payment of $27.12. Subject to certain limitations, you may make the cash election with respect to all or a portion of your FloridaFirst Bancorp shares. The stock conversion ratio will be determined by dividing (a) $146,123,851 plus the product of $27.12 and the number of shares of FloridaFirst Bancorp common stock issued pursuant to FloridaFirst Bancorp options that are exercised after the date of the merger agreement but before the closing of the merger, by (b) the product of an average market price of SouthTrust common stock (determined based on the average of the closing price per share of SouthTrust common stock during the 20 trading days preceding the fifth trading day immediately prior to the closing of the merger) and the total number of issued and outstanding shares of FloridaFirst Bancorp common stock at the effective time of the merger.

     Your ability to elect to receive cash instead of SouthTrust common stock in exchange for shares of FloridaFirst Bancorp common stock is subject to the limitation that not more than 49% of the total consideration to be paid in the merger shall be paid in cash. To the extent that total cash elections would exceed the aggregate cash consideration available, a portion of the FloridaFirst Bancorp shares for which a cash election was made will be reallocated to the stock election on a proportional basis. See "Effect of the Merger on FloridaFirst Bancorp Common Stock" on page 34.

     No fractional shares of SouthTrust common stock will be issued in the merger. If you are entitled to receive a fractional share of SouthTrust common stock, then, in lieu thereof, you will receive a cash payment. The cash payment will equal the product of (1) the fractional interest that you would otherwise be entitled to receive, and (2) the last sale price of SouthTrust common stock as reported by Nasdaq on the last trading day preceding completion of the merger. As to FloridaFirst Bancorp's stock options, they will be canceled at the effective time of the merger. The holders of FloridaFirst Bancorp options will be entitled to receive a cash payment for each FloridaFirst Bancorp share subject to an option equal to the difference between $27.12 and the exercise price for which the optionholder is entitled to acquire the share of FloridaFirst Bancorp common stock.

     EFFECTIVE TIME OF THE MERGER

     We will consummate the merger if it is approved by our shareholders, all required regulatory approvals and actions are obtained and taken and all other conditions to the merger have been satisfied or waived, including the condition that there be no actual or threatened causes of action concerning the merger that in the reasonable judgment of SouthTrust or FloridaFirst Bancorp would have a material adverse on the interests of SouthTrust or FloridaFirst Bancorp, as the case may be. See "Regulatory Approvals" on page 39 for a description of the nature of the approvals to be obtained and how the timing of the merger may be affected by the approval process, and see "Litigation Concerning the Merger" on page 46 for a description of pending litigation challenging the merger. The merger will become effective on the date and at the time when articles of merger are filed with the Secretary of State of Alabama and the Secretary of State of Florida, unless a later date is specified in the articles of merger. Subject to the satisfaction or waiver of all conditions to closing, SouthTrust intends to file the articles of merger on the first business day following the later to occur of (1) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (2) the date on which the shareholders of FloridaFirst Bancorp approve the merger agreement, although SouthTrust and FloridaFirst Bancorp may agree to another date.

     If the merger is not completed by July 31, 2004 (or October 1, 2004 if the delay is caused by the failure to receive the required consents of the regulatory authorities), or any other later date as agreed to by the parties, either party may terminate the merger agreement, provided the terminating party has not breached any provision of the merger agreement. See "Termination of the Merger Agreement" on page 43 for more details of how the merger agreement may be terminated.

     BACKGROUND OF THE MERGER

     The management and the board of directors of FloridaFirst Bancorp considered various strategic alternatives as part of their continuing efforts to enhance FloridaFirst Bancorp's community banking franchise and to maximize shareholder value. These strategic alternatives included continuing to operate as an independent financial institution, acquiring deposits and branch offices, acquiring other community banks and entering into a strategic business combination with a similarly-sized or larger institution. The board also has sought to enhance shareholder value through increased cash dividends and share repurchase programs.

     After FloridaFirst Bancorp completed the acquisition of seven branch offices and the assumption of $160 million in deposits in February 2002, the FloridaFirst Bancorp board determined to conduct a detailed review of the strategic alternatives available to FloridaFirst Bancorp. The FloridaFirst Bancorp board directed management of FloridaFirst Bancorp to gather and develop information, in consultation with one or more independent advisors, to provide the board with sufficient information to consider the company's strategic alternatives.

     The FloridaFirst Bancorp board convened a strategic planning meeting on June 11 and 12, 2002, with Professional Bank Services, a bank consultant and advisory firm based in Louisville, Kentucky, serving as the meeting facilitator. This meeting discussed corporate governance, director fiduciary responsibilities, five-year financial projections as an independent entity, risks to achieving the company's financial goals and enhancement of shareholder value. A key focus during the meeting was FloridaFirst Bancorp's strategic alternatives for enhancing the company's return on equity. FloridaFirst Bancorp invited Sandler O'Neill, a financial advisor, to meet with FloridaFirst Bancorp's board on June 25, 2002, to make a presentation to FloridaFirst Bancorp's board on the strategic alternatives available to FloridaFirst Bancorp and to provide an analysis of each strategic alternative. The presentation included a discussion of FloridaFirst Bancorp's operations, the markets in which it competes, FloridaFirst Bancorp's anticipated future financial performance as an independent company, financial institutions which might be interested in pursuing an acquisition of FloridaFirst Bancorp, how FloridaFirst Bancorp would be viewed by parties interested in such an acquisition, and the pricing multiples in the mergers and acquisitions market for financial institutions that might be considered comparable to FloridaFirst Bancorp. Sandler O'Neill also discussed strategies for improving FloridaFirst Bancorp's return to shareholders as an independent company, including enhancing its branch structure, making one or more strategic acquisitions, expanding its current lending territory, introducing additional products and services and other improvements in its operations. Based in part on Sandler O'Neill's analysis, the FloridaFirst Bancorp board concluded that a strategic transaction appeared to be the course most likely to achieve the greatest and most certain gains in shareholder value. After considering the various strategic alternatives available, the FloridaFirst Bancorp board engaged Sandler O'Neill, on June 26, 2002, to explore strategic alternatives, including possible strategic combination transactions.

     Management and the FloridaFirst Bancorp board, subsequent to the engagement of Sandler O'Neill, retained Alex Sheshunoff Management Services, L.P. ("Sheshunoff"), to conduct an earnings and efficiency improvement study for FloridaFirst Bank. The purpose of the study was to provide general guidance for improving FloridaFirst Bank's efficiency ratio and profitability if FloridaFirst Bancorp determined to remain an independent entity. The report from Sheshunoff was issued to FloridaFirst Bancorp's board on August 12, 2002, and a detailed proposal to provide business process optimization assistance was delivered. After reviewing the results of the Sheshunoff report, management and FloridaFirst Bancorp's board elected to delay the business process optimization project pending the results of Sandler O'Neill's engagement.

     In late July and August 2002, Sandler O'Neill initiated contact with a number of potential acquirers, and, following execution of confidentiality agreements with these parties, Sandler O'Neill provided such potential acquirers with a confidential information memorandum regarding FloridaFirst Bancorp. In September 2002, various parties, including BB&T Corporation and SouthTrust, responded with an indication of interest in a potential transaction with FloridaFirst Bancorp. Following an analysis of such indications of interest by Sandler O'Neill and discussions with FloridaFirst Bancorp's board, FloridaFirst Bancorp negotiated a definitive agreement with BB&T Corporation that was announced on October 3, 2002. Such definitive agreement between BB&T Corporation and FloridaFirst Bancorp provided that the FloridaFirst Bancorp shareholders were to receive a total value of approximately $134.8 million measured as of the date of the announcement in the form of BB&T common stock, cash, or a combination of the two, as consideration for the aggregate number of FloridaFirst Bancorp shares of common stock then issued and outstanding.

     Following the announcement of a proposed merger with BB&T Corporation, the Office of Thrift Supervision, the primary federal banking regulator of FloridaFirst Bancorp and its subsidiary FloridaFirst Bank, advised BB&T Corporation that the proposed transaction violated the regulations of the Office of Thrift Supervision, in that such proposed transaction was announced within three years of the completion of FloridaFirst Bancorp's stock issuance on December 21, 2000. The Office of Thrift Supervision advised BB&T Corporation and FloridaFirst Bancorp that its regulations precluded FloridaFirst Bancorp from announcing such a merger transaction prior to December 22, 2003 and that the announced transaction must be terminated. On October 31, 2002, both FloridaFirst Bancorp and BB&T Corporation announced that the previously approved definitive agreement had been terminated in response to the requirements of the Office of Thrift Supervision.

     In November 2002, BB&T Corporation filed an application with the Office of Thrift Supervision requesting its approval for permission to enter into an agreement with FloridaFirst Bancorp prior to December 22, 2003. In March 2003, BB&T withdrew its application with the Office of Thrift Supervision and such approval was never granted to BB&T Corporation. Following BB&T's withdrawal of its application with the Office of Thrift Supervision, FloridaFirst Bancorp publicly announced on March 17, 2003 that it continued to believe that a business combination with BB&T Corporation would be in the best interests of FloridaFirst Bancorp's customers, employees, and shareholders, and that FloridaFirst Bancorp hoped to be in a position to commence discussions with BB&T after December 22, 2003.

     On May 23, 2003, the executive committee of the FloridaFirst Bancorp board and senior management met with representatives of Sandler O'Neill to discuss an updated evaluation of the strategic alternatives available to FloridaFirst Bancorp, including a discussion of FloridaFirst Bancorp's operations and the markets in which it competes, FloridaFirst Bancorp's anticipated future financial performance as an independent company, and alternatives available to FloridaFirst Bancorp as an independent company to enhance its business strategies in order to increase shareholder value.

     On October 27, 2003, the FloridaFirst Bancorp board met in executive session with representatives of Sandler O'Neill and with its special counsel. The matters discussed included an update by special counsel on corporate governance matters, new regulations applicable to the company and the board's fiduciary responsibility to the company. In addition, Sandler O'Neill presented a discussion on strategic planning, including an update on statistics on FloridaFirst Bancorp's financial performance and projections for future financial performance as well as an overview of the current market environment for financial services companies.

     On December 19, 2003, the FloridaFirst Bancorp board met and received a presentation from representatives of Sandler O'Neill regarding an updated evaluation of the strategic alternatives available to FloridaFirst Bancorp, including a discussion of FloridaFirst Bancorp's current operations and the markets in which it competes, FloridaFirst Bancorp's anticipated future financial performance as an independent company, financial institutions which might be interested in pursuing an acquisition of FloridaFirst Bancorp, how FloridaFirst Bancorp would be viewed by parties interested in such an acquisition, and the pricing multiples in the mergers and acquisitions market for financial institutions similar to FloridaFirst Bancorp. The Sandler O'Neill analysis also addressed alternatives available to FloridaFirst Bancorp as an independent company to enhance shareholder value, including expanding its branch structure and making one or more strategic acquisitions. Members of the FloridaFirst Bancorp board and Sandler O'Neill then discussed the likelihood that the FloridaFirst Bancorp share price would drop if FloridaFirst Bancorp were to announce that it had determined to abandon the sale process, given that the then-current share price was based in part on market expectation of a sale of FloridaFirst Bancorp, as well as the risks associated with pursuing an independent strategy in light of FloridaFirst Bancorp's anticipated future financial performance. Based upon such analysis and the FloridaFirst Bancorp board's consideration of the various strategic alternatives available, the FloridaFirst Bancorp board authorized Sandler O'Neill to identify potential transaction partners. Such contacts included those parties that had been contacted in July and August of 2002 and other parties that had otherwise expressed an interest in FloridaFirst Bancorp since the public announcement of the terminated transaction with BB&T Corporation. The FloridaFirst Bancorp board authorized Sandler O'Neill to make contact with such potential transaction partners after December 22, 2003.

     Between December 23, 2003 and January 13, 2004, Sandler O'Neill contacted 12 potential partners. Following execution of confidentiality agreements with eight parties, Sandler O'Neill distributed a confidential offering memorandum regarding FloridaFirst Bancorp to those eight parties. On January 13, 2004, Sandler O'Neill presented to the FloridaFirst Bancorp board the status of the expressions of interest received as of that date, including indications of interest from three (3) parties, which included the indication of interest from SouthTrust and the continuing expressions of interest from BB&T Corporation. Sandler O'Neill also reviewed with the Board the alternative strategies available for FloridaFirst Bancorp to remain an independent entity, related business plan strategies necessary to enhance shareholder value and the risks and investments relating thereto. Sandler O'Neill then presented a detailed analysis of the financial terms of each of the indications of interest received and the status of discussions with the other parties that received the confidential offering memorandum. At such time, the SouthTrust proposal provided for merger consideration of $27.12 in cash or approximately $27.12 of SouthTrust common stock for each share of FloridaFirst Bancorp common stock. The continuing expression of interest from BB&T Corporation provided for an exchange of 0.66 shares of BB&T Corporation stock for each share of FloridaFirst Bancorp, which had an exchange value as of January 12, 2004 of $24.94, or cash consideration of approximately $25 per share.

     The FloridaFirst Bancorp board then reviewed with Sandler O'Neill the prospects for enhancing the value offered by either BB&T or SouthTrust or for attracting another interested party willing to pay a higher per share value for the FloridaFirst Bancorp shares. Sandler O'Neill indicated that both BB&T and SouthTrust had made clear that their proposals represented their best and final proposals and that no other party whom they had contacted had expressed an interest at these indicated price levels. Sandler O'Neill also noted that it was sufficiently well known in the market place that the company was pursuing a possible merger transaction that the board could have comfort that all bona fide potential acquirors had been given the chance to come forward. Following further discussion, the FloridaFirst Bancorp board concluded that the SouthTrust proposal represented the more attractive proposal for FloridaFirst Bancorp shareholders from a financial point of view and represented the most attractive option among the various alternative strategies available. At the board's request, Sandler O'Neill contacted representatives of SouthTrust during the meeting to request that FloridaFirst Bancorp be permitted to pay dividends on SouthTrust common stock pending the closing of the merger at a rate proportionate to the amount of dividends on SouthTrust common stock that would be paid per share as adjusted for an estimated exchange ratio. SouthTrust later agreed to this dividend request, providing for an increase in the dividend anticipated to be paid by FloridaFirst Bancorp in April 2004 to approximately $0.20 per share from the $0.07 per share dividend historically paid by FloridaFirst Bancorp, which represented an additional aggregate distribution of approximately $701,933.96 to shareholders of record of FloridaFirst on March 15, 2004, as part of the merger transaction with SouthTrust.

     The FloridaFirst Bancorp board discussed the increases in the trading price of FloridaFirst Bancorp's stock during November and December 2003 and January 2004. Sandler O'Neill advised the board that the recent rise in the trading price of FloridaFirst Bancorp shares likely reflected the market speculation regarding an anticipated announcement by FloridaFirst Bancorp regarding a merger rather than trading based upon the company's current and anticipated future financial performance. Sandler O'Neill noted that the three-year restriction on business combinations applicable to FloridaFirst Bancorp as a result of its conversion from mutual holding company to full stock form had terminated on December 22, 2003 and also noted BB&T's public comments reflecting its continued interest in acquiring FloridaFirst Bancorp. Members of the FloridaFirst Bancorp board then discussed BB&T Corporation's recent announced acquisition of Republic Bancshares, Inc., a Florida bank. The board noted that the speculation concerning that transaction's valuation multiples, which members of the FloridaFirst Bancorp board believed were not likely to be achievable by FloridaFirst Bancorp based on Sandler O'Neill's presentations and analysis of the potential transaction with SouthTrust and indications of interest received to date, may be inflating FloridaFirst Bancorp's market price. The FloridaFirst Bancorp board also considered that on the morning of the FloridaFirst Bancorp board meeting BB&T Corporation had announced that, while it remained interested in acquiring FloridaFirst Bancorp, it would not pay significantly more than it would have in the previously terminated merger (which was valued at approximately $23.85 per FloridaFirst Bancorp share at signing of that prior merger and approximately $25 on January 12, 2004) and that after this announcement FloridaFirst Bancorp shares fell over three percent (3%) from the prior day's closing price.

     The FloridaFirst Bancorp board then discussed its fiduciary duties to the company. Special counsel Malizia Spidi & Fisch, PC, Washington, DC, and special counsel Wachtell, Lipton, Rosen & Katz, New York, New York, discussed with the FloridaFirst Bancorp board the legal standards applicable to the board's decisions and actions with respect to the proposed transactions. Following such presentations and discussions, the FloridaFirst Bancorp board authorized Sandler O'Neill to continue to negotiate with SouthTrust, for FloridaFirst Bancorp's management to permit SouthTrust to conduct detailed due diligence regarding a potential transaction with FloridaFirst Bancorp, and for such management and Sandler O'Neill with the assistance of special counsel to negotiate the terms and conditions of a proposed transaction based upon the terms of SouthTrust's expression of interest for future consideration by the board of FloridaFirst Bancorp. Management was requested to advise the board of the status of such activities from time to time as it deemed necessary, and, after such negotiations were completed, management was instructed to present a proposed definitive agreement for consideration by the FloridaFirst Bancorp board.

     SouthTrust conducted detailed on-site due diligence with respect to FloridaFirst Bancorp from January 17 to January 19, 2004, and continued due diligence off-site in the following weeks. FloridaFirst Bancorp management, legal counsel and Sandler O'Neill conducted additional due diligence regarding SouthTrust, including a visit by FloridaFirst Bancorp's management to the operations and corporate offices of SouthTrust in Birmingham, Alabama on January 20, 2004. SouthTrust presented the initial draft of the definitive merger agreement to FloridaFirst Bancorp on January 22, 2004. Such draft merger agreement was distributed to each director of FloridaFirst Bancorp on January 23, 2004, and was reviewed by FloridaFirst Bancorp's management and directors, its special counsel and its financial advisor, Sandler O'Neill. Such documents were revised and negotiated until February 4, 2004.

     On February 3, 2004, the FloridaFirst Bancorp board met in executive session to discuss the status of the negotiations with SouthTrust, including a detailed review of the latest draft of the merger agreement that had been furnished to each director on January 30, 2004, and, with the assistance of special counsel Malizia Spidi & Fisch, PC, a discussion of matters for which negotiations were still pending and a further review of the proposed transaction and related aspects of the transaction as presented by its financial advisor, Sandler O'Neill. Included in such review was an updated financial analysis of the SouthTrust proposal, the status of other expressions of interest and a discussion of the alternative strategy of remaining an independent entity.

      On February 4, 2004, following conclusion of the negotiations between FloridaFirst Bancorp and SouthTrust, the FloridaFirst Bancorp board met to discuss the outcome of the negotiations with SouthTrust. With the assistance of special counsel, the FloridaFirst Bancorp board conducted a detailed review of the definitive merger agreement and a further review of the proposed transaction and related aspects of the transaction as presented by Sandler O'Neill. Sandler O'Neill's review included an updated financial analysis of the SouthTrust proposal, the status of other expressions of interest and a discussion of the alternative strategy of remaining an independent entity. Sandler O'Neill then presented to the FloridaFirst Bancorp board its opinion that the merger consideration being offered to the shareholders of FloridaFirst Bancorp by SouthTrust was fair to the shareholders of

FloridaFirst Bancorp from a financial point of view. Special counsel Malizia Spidi & Fisch, PC and special counsel Wachtell, Lipton, Rosen & Katz then discussed with the FloridaFirst Bancorp board the legal standards applicable to the board's decisions and actions with respect to the proposed transaction. At this meeting, the FloridaFirst Bancorp board, by a unanimous vote of all members of the board, determined that the merger is fair to, and in the best interests of, FloridaFirst Bancorp and its shareholders, approved the merger agreement, and, subject to the exercise of its fiduciary duty, recommended that FloridaFirst Bancorp shareholders vote their shares in favor of approving the merger agreement. FloridaFirst Bancorp and SouthTrust executed the definitive merger agreement on February 4, 2004 and issued a joint press release publicly announcing the transaction on February 5, 2004.

     RECOMMENDATION OF THE FLORIDAFIRST BANCORP BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     The FloridaFirst Bancorp board has unanimously approved the merger agreement and unanimously recommends that FloridaFirst Bancorp shareholders vote "FOR" approval and adoption of the merger agreement.

     The FloridaFirst Bancorp board has unanimously determined that the merger is fair to, and in the best interests of, FloridaFirst Bancorp and its shareholders. In arriving at this determination and approving and recommending the merger agreement, the FloridaFirst Bancorp board, among other things, consulted with Sandler O'Neill with respect to the financial aspects and fairness of the merger consideration to the FloridaFirst Bancorp shareholders from a financial point of view and with its legal counsel as to its legal duties and the other terms of the merger agreement. In arriving at its determination and recommendation, the FloridaFirst Bancorp board considered a number of factors, including the following:

     o The financial presentation of Sandler O'Neill and the opinion of Sandler O'Neill that, as of the date of and based upon the considerations in rendering such opinion, the merger consideration of $27.12 in cash per share or approximately $27.12 in SouthTrust common stock per share was fair, from a financial point of view, to the holders of FloridaFirst Bancorp common stock. Such opinion has been updated as of the date of the mailing of these materials (see "Opinion of Financial Advisor to FloridaFirst Bancorp," on page 21);

     o The fact that the cash component of the merger consideration is fixed at $27.12, and that the stock component of the merger consideration is fixed at a price of approximately $27.12 per share based on a pre-closing average market price of SouthTrust shares, and as such the value of the stock component and cash component of the merger consideration would not be likely to fluctuate significantly between signing and closing of the merger based on increases or decreases in the market price of SouthTrust common stock, other than fluctuations in the value of the stock component between the average market price for the 20 trading-day period preceding the fifth trading-day prior to the merger (on which the exact stock conversion ratio is to be based) and the closing;

     o The fact that SouthTrust has consistently paid dividends to its shareholders at levels significantly greater than those of FloridaFirst Bancorp;

     o FloridaFirst Bancorp board's belief that the terms of the merger agreement are attractive in that the merger agreement allows FloridaFirst Bancorp shareholders to become shareholders of a combined institution that will be a leading bank in Florida and the Southeast, and the fact that SouthTrust's common stock is widely held and will therefore provide our shareholders with a more actively traded and liquid investment;

     o The FloridaFirst Bancorp board's understanding of and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of FloridaFirst Bancorp and its review of information concerning the business, results of operations, financial condition, competitive position and future prospects of SouthTrust (including the results of FloridaFirst Bancorp's due diligence review of SouthTrust);

     o The current and prospective environment in which FloridaFirst Bancorp operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry and the likely effect of these factors on FloridaFirst Bancorp in light of, and in the absence of, the proposed merger with SouthTrust;

     o The FloridaFirst Bancorp board's understanding of the results that could be expected to be obtained by FloridaFirst Bancorp if it continued to operate independently, and the likely benefits and risks to shareholders of such course (and the likely negative impact on FloridaFirst Bancorp's stock price if FloridaFirst Bancorp were to announce such a strategy), as compared with the value of the merger consideration being offered by SouthTrust;

     o The ability of SouthTrust to pay the cash component of the aggregate merger consideration and to receive the requisite regulatory approvals in a timely manner;

     o FloridaFirst Bancorp's board's conclusion based in part on the assessment of Sandler O'Neill that, in light of the fact that it was well known in the market place that the company was pursuing a possible merger transaction and Sandler O'Neill's discussions with potentially interested partners, it currently was unlikely that another acquiror had both the willingness and the financial capability to offer to acquire FloridaFirst Bancorp at a price which was higher than that being offered by SouthTrust;

     o The terms and conditions of the merger agreement, including the parties' respective representations, warranties, covenants and other agreements, the conditions to closing and the termination provisions;

     o The fact that, although the merger agreement limits FloridaFirst Bancorp's ability to solicit or discuss alternative transactions with third parties during the pendency of the merger, the merger agreement permits FloridaFirst Bancorp's board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited proposal to acquire FloridaFirst Bancorp;

     o The fact that the merger agreement provides for FloridaFirst Bancorp's payment of a termination fee of $5.1 million to SouthTrust if the merger agreement is terminated under certain limited circumstances and FloridaFirst Bancorp enters into or consummates an alternative transaction with a third party within 12 months of such termination, and the effect such termination fee could have on a third party's decision to propose a merger or similar transaction to FloridaFirst Bancorp at a higher price than that contemplated by the merger with SouthTrust;

     o The effects of the merger on FloridaFirst Bancorp's depositors and customers and the communities served by FloridaFirst Bancorp which were deemed to be favorable given that they would be served by a geographically diversified organization which had greater resources than FloridaFirst Bancorp;

     o The expectation that the merger will generally be a tax-free transaction to FloridaFirst Bancorp and its shareholders, to the extent the FloridaFirst Bancorp shareholders elect to receive shares of SouthTrust common stock in exchange for their shares of FloridaFirst Bancorp common stock (see "Material Federal Income Tax Consequences of the Merger" on page 46);

     o The fact that FloridaFirst Bancorp shareholders who desired to receive cash in lieu of SouthTrust common stock as the merger consideration could elect to do so under the SouthTrust proposal, subject to the cash consideration being limited to not more than 49% of the aggregate merger consideration;

     o The effects of the merger on FloridaFirst Bancorp's employees, including the prospects for employment with a large, growing organization such as SouthTrust with an expanding business presence in the market areas served by FloridaFirst Bancorp;

     o The interests of FloridaFirst Bancorp executive officers and directors with respect to the merger apart from their interests as holders of FloridaFirst Bancorp common stock, and the risk that these interests might influence their decision with respect to the merger. See "Interests of Certain Persons in the Merger" on page 29;

     o That the per share merger consideration being offered by SouthTrust was below the then-current market price of the FloridaFirst Bancorp common shares, taking into account the FloridaFirst Bancorp board's understanding of the company's current and future financial performance and the view of Sandler O'Neill regarding the recent rise in the company's trading price as based upon market speculation of a merger transaction rather than the company's current and future financial performance; and

     o That the transaction would be subject to a vote of the FloridaFirst Bancorp shareholders.

     The discussion of the factors considered by the FloridaFirst Bancorp board is not intended to be exhaustive, but includes all material factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the FloridaFirst Bancorp board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighted factors differently. The FloridaFirst Bancorp board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, FloridaFirst Bancorp management and FloridaFirst Bancorp's legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

     SOUTHTRUST'S REASONS FOR THE MERGER

     SouthTrust is engaging in the merger because the merger is consistent with SouthTrust's expansion strategy within the southern United States. The acquisition of FloridaFirst Bancorp will augment SouthTrust's existing market share in Florida and will enhance its competitive position in central Florida.

     OPINION OF FINANCIAL ADVISOR TO FLORIDAFIRST BANCORP

     By letter dated June 26, 2002, FloridaFirst Bancorp retained Sandler O'Neill to act as its financial advisor in connection with FloridaFirst Bancorp's exploration of strategic alternatives, including a possible business combination with another financial institution. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O'Neill acted as financial advisor to FloridaFirst Bancorp in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. AT THE FEBRUARY 4, 2004 MEETING AT WHICH THE FLORIDAFIRST BANCORP BOARD CONSIDERED AND APPROVED THE MERGER AGREEMENT, SANDLER O'NEILL DELIVERED TO THE BOARD ITS ORAL OPINION, SUBSEQUENTLY CONFIRMED IN WRITING, THAT, AS OF SUCH DATE, THE MERGER CONSIDERATION WAS FAIR TO FLORIDAFIRST BANCORP'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. Sandler O'Neill has confirmed its February 4th opinion by delivering to the board a written opinion that bears the same date as these materials. In rendering its updated opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. THE FULL TEXT OF SANDLER O'NEILL'S UPDATED OPINION IS ATTACHED AS APPENDIX B TO THESE MATERIALS. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING ITS OPINION. THE DESCRIPTION OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY IN CONNECTION WITH YOUR CONSIDERATION OF THE PROPOSED MERGER.

     SANDLER O'NEILL'S OPINION SPEAKS ONLY AS OF THE DATE OF THE OPINION. THE OPINION WAS DIRECTED TO THE FLORIDAFIRST BANCORP BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO FLORIDAFIRST BANCORP SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF FLORIDAFIRST BANCORP TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY FLORIDAFIRST BANCORP SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER, THE FORM OF CONSIDERATION A SHAREHOLDER SHOULD ELECT IN THE MERGER OR ANY OTHER MATTER.

     In connection with rendering its February 4, 2004 opinion, Sandler O'Neill reviewed and considered, among other things:

     1. the merger agreement;

     2. certain publicly available financial statements and other historical financial information of FloridaFirst Bancorp that Sandler O'Neill deemed relevant;

     3. certain publicly available financial statements and other historical financial information of SouthTrust that Sandler O'Neill deemed relevant;

     4. internal financial projections for FloridaFirst Bancorp for the year ending September 30, 2004 prepared by and reviewed with management of FloridaFirst Bancorp;

     5. earnings per share estimates for SouthTrust for the years ending December 31, 2004 and 2005 published by I/B/E/S and discussed with management of SouthTrust;

     6. the pro forma financial impact of the merger on SouthTrust, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of FloridaFirst Bancorp and SouthTrust;

     7. the publicly reported historical price and trading activity for FloridaFirst Bancorp's and SouthTrust's common stock, including a comparison of certain financial and stock market information for FloridaFirst Bancorp and SouthTrust with similar publicly available information for certain other companies the securities of which are publicly traded;


     8. the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available;

     9. the current market environment generally and the banking environment in particular; and

     10. such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

Sandler O'Neill also discussed with certain members of senior management of FloridaFirst Bancorp the business, financial condition, results of operations and prospects of FloridaFirst Bancorp and held similar discussions with certain members of senior management of SouthTrust regarding the business, financial condition, results of operations and prospects of SouthTrust.

     In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of FloridaFirst Bancorp and SouthTrust that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of FloridaFirst Bancorp or SouthTrust or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses, and it did not make an independent evaluation of the adequacy of the allowance for loan losses of FloridaFirst Bancorp or SouthTrust; nor did it review any individual credit files relating to FloridaFirst Bancorp or SouthTrust. With FloridaFirst Bancorp's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both FloridaFirst Bancorp and SouthTrust were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill did not conduct any physical inspection of the properties or facilities of FloridaFirst Bancorp or SouthTrust. Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement were not waived. Sandler O'Neill also assumed, with FloridaFirst Bancorp's consent, that there had been no material change in FloridaFirst Bancorp's and SouthTrust's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them; that FloridaFirst Bancorp and SouthTrust would remain as going concerns for all periods relevant to its analyses; and that the merger would qualify as a tax-free reorganization for federal income tax purposes.

     In rendering its February 4, 2004 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE TABLES MUST BE READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to FloridaFirst Bancorp or SouthTrust, and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of FloridaFirst Bancorp or SouthTrust and the companies to which they are being compared.

     The earnings projections used and relied upon by Sandler O'Neill in its analyses were based upon internal financial projections furnished by management in the case of FloridaFirst Bancorp and mean earnings estimates published by I/B/E/S in the case of SouthTrust. With respect to such projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, FloridaFirst Bancorp's and SouthTrust's managements confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of FloridaFirst Bancorp and SouthTrust, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for FloridaFirst Bancorp were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

     In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FloridaFirst Bancorp, SouthTrust and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the FloridaFirst Bancorp board at the February 4th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the prices at which FloridaFirst Bancorp's or SouthTrust's common stock may be sold at any time.

     SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction based upon an implied transaction value of $27.12 per share. Based upon FloridaFirst Bancorp's December 31, 2003 financial information, Sandler O'Neill calculated the following ratios:

-------------------------------------------------------------------------------
                              TRANSACTION RATIOS
-------------------------------------------------------------------------------

                                                                                                      Highly-
                                                         FloridaFirst/         Nationwide           Capitalized
                                                          SouthTrust         Transactions(1)      Transactions(2)
                                                        ---------------      ---------------      ---------------
Transaction value/LTM earnings per share                           24.9x                19.4x                23.0x
Transaction value/Estimated 2004 earnings per share                26.6x                17.8x                24.1x
Transaction value/Tangible book value per share                   155.6%               197.9%               157.1%
Transaction value/Stated book value per share                     141.2%               183.8%               157.0%
Tangible book premium/Core deposits (3)                            13.0%                17.8%                14.4%

----------

(1) Median multiple of 38 transactions announced nationwide during the period January 1, 2003 through February 2, 2004 involving savings institutions as the acquired company and a transaction value greater than $15 million.

(2) Median multiple of 13 transactions announced nationwide during the period January 1, 2003 through February 2, 2004 involving savings institutions with a tangible equity/tangible assets ratio of 10% or greater as the acquired company and a transaction value greater than $15 million.

(3) Assumes FloridaFirst Bank's core deposits at December 31, 2003 were $461 million, as determined by FloridaFirst Bancorp management.

     For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $154 million, based upon 5,388,276 shares of FloridaFirst Bancorp common stock outstanding as of February 3, 2004 plus the intrinsic value of options outstanding on the same date to purchase an aggregate of 534,799 shares at a weighted average exercise price of $12.44 per share. Sandler O'Neill noted that the transaction value represented a 9.6% discount to the February 3, 2004 closing price of FloridaFirst's common stock.

     FLORIDAFIRST BANCORP STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of FloridaFirst Bancorp's common stock during the one-year and three-year periods ended February 3, 2004 and the relationship between the movements in the prices of FloridaFirst Bancorp's common stock during those periods to movements in certain stock indices, including the Standard & Poor's 500 Index, Standard & Poor's Bank Index, the Nasdaq Bank Index and the median performance of a peer group of publicly-traded savings institutions selected by Sandler O'Neill. The institutions included in the peer group are identified in the section "FloridaFirst Bancorp Comparable Company Analysis" below. For the first ten months of the one-year period, the FloridaFirst Bancorp stock generally underperformed each of the indices to which it was compared, then experienced a significant increase in December 2003. Sandler O'Neill noted that the three-year restriction on business combinations applicable to FloridaFirst Bancorp as a result of its conversion from mutual holding company to full stock form had terminated on December 22, 2003. During the three-year period, FloridaFirst Bancorp stock outperformed the major indices but generally performed at or below the level of its peer group, with the exception of the period following the announcement of a merger agreement with BB&T Corporation and the period following December 2003 discussed above. Sandler O'Neill also noted that the total reported trading volume during the one-year and three-year periods approximated 5.8 million and 14.9 million shares, respectively.

One-Year Analysis                                            Three-Year Analysis
     (GRAPH)                                                       (GRAPH)

     FLORIDAFIRST BANCORP COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information for FloridaFirst Bancorp and the following publicly traded savings institutions that as a group had median assets of $730 million and are located in the Southeast region of the United States:

Coastal Financial Corporation                 Harbor Florida Bancshares, Inc.
Citizens South Banking Corporation            Pocahontas Bancorp, Inc.
First Federal Bancshares of Arkansas, Inc.    Security Federal Corporation
FFLC Bancorp, Inc.
Great American Financial Corp.

The analysis compared publicly available financial information for FloridaFirst Bancorp and the median data for the FloridaFirst Bancorp peer group as of or for the twelve months ended December 31, 2003. The table below sets forth the comparative data with pricing data as of February 3, 2004.

                                                                          PEER
                                        FLORIDAFIRST BANCORP          GROUP MEDIAN
                                        --------------------      --------------------
Total assets (in millions)              $              821.2      $              729.6
Tangible equity/tangible assets                        11.57%                     6.23%
LTM return on average assets                            0.60%                     0.89%
LTM return on average equity                            4.79%                    11.23%
Price/tangible book value per share                   172.11%                   193.13%
Price/LTM earnings per share                           27.50x                    17.39x
Market capitalization (in millions)     $              161.6      $              113.3

     Sandler O'Neill also examined the relative trading multiples of FloridaFirst Bancorp as compared to other publicly traded savings institutions. Using pricing data as of February 3, 2004, Sandler O'Neill noted that, when compared to the median trading multiples of groups of nationwide, highly capitalized and Southeast savings institutions selected by Sandler O'Neill, FloridaFirst Bancorp traded at higher multiples, despite its lower return on average assets and return on average equity. When compared to the median multiple of a group of Florida Bancorp institutions selected by Sandler O'Neill, FloridaFirst Bancorp traded at lower book value multiples, but at higher earnings multiples. Using the median trading multiples of the groups, Sandler O'Neill calculated a range of implied trading values for FloridaFirst Bancorp. Based on median book value and tangible book value multiples, the implied trading value for FloridaFirst Bancorp ranged from $23.29 to $36.05 per share. Given a number of factors specific to FloridaFirst's situation (including its high current capital position), Sandler O'Neill noted that the price to book value and tangible book value multiples might be regarded as a more relevant basis for comparison to other highly-capitalized savings institutions. A comparison to highly-capitalized savings institutions based on median price to book value and tangible book value multiples produced an implied trading value for FloridaFirst from $23.29 to $25.89 per share. Based on median last twelve month's and estimated 2004 earnings multiples, the implied trading value for FloridaFirst Bancorp ranged from $14.62 to $24.24 per share.

--------------------------------------------------------------------------------
                       COMPARABLE COMPANY TRADING ANALYSIS
--------------------------------------------------------------------------------

                                                                                Price /
                                        Price /              Price /              Est.                LTM        LTM
                   Price /             Tangible               LTM                 2004               Return     Return    Tangible
                    Book      FFBK       Book      FFBK       EPS       FFBK      EPS      FFBK        on         on       Equity /
                   Median    Implied    Median    Implied    Median   Implied    Median   Implied    Average    Average   Tangible
                  Multiple    Value    Multiple    Value    Multiple   Value    Multiple   Value     Assets     Equity     Assets
                  --------   --------  --------   --------  --------  --------  --------  --------  --------   --------   --------
Nationwide(1)        153.4%  $  29.46     163.6%  $  28.51      17.2x $  18.73      14.3x $  14.62      0.88%      9.16%      8.87%
Highly-
  capitalized(2)     134.8      25.89     133.6      23.29      22.2     24.24      18.4     18.80      0.88       6.13      13.09
Southeastern(3)      148.8      28.57     158.0      27.55      17.9     19.48      16.0     16.36      0.87      10.51       8.63
Florida(4)           187.7      36.05     197.6      34.45      18.4     20.10      15.5     15.80      0.86      11.75       8.20

FloridaFirst (5)     156.1      29.99     172.1      29.99      27.5     29.99      29.4     29.99      0.60       4.79      11.57

----------

(1) 198 nationwide publicly traded savings institutions that were not being acquired in a pending acquisition as of February 3, 2004.

(2) 48 nationwide publicly traded savings institutions with tangible equity / tangible assets of 10% or greater and that were not being acquired in a pending acquisition as of February 3, 2004.

(3) 23 publicly traded savings institutions headquartered in Alabama, Arkansas, Florida, Georgia, North Carolina, South Carolina, Tennessee or Virginia that were not being acquired in a pending acquisition as of February 3, 2004.

(4) 7 publicly traded savings institutions headquartered in Florida that were not being acquired in a pending acquisition as of February 3, 2004.

(5) Actual closing trading price and multiples for FloridaFirst as of February 3, 2004.

     FLORIDAFIRST BANCORP DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of FloridaFirst Bancorp through September 30, 2008 under various circumstances, assuming FloridaFirst Bancorp's projected dividend stream and that FloridaFirst Bancorp performed in accordance with the earnings projections reviewed with management. For periods after 2004, Sandler O'Neill assumed annual growth rates of earnings per share of approximately 8% to 10%. To approximate the terminal value of FloridaFirst Bancorp common stock at September 30, 2008, Sandler O'Neill applied price/earnings multiples ranging from 13x to 25x and multiples of tangible book value ranging from 100% to 225%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FloridaFirst Bancorp common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of FloridaFirst Bancorp common stock of $11.56 to $26.43 when applying price/earnings multiples and $13.06 to $34.27 when applying price/tangible book value multiples. The implied transaction value of the merger was $27.12 per share.

                          EARNINGS PER SHARE MULTIPLES

  DISCOUNT RATE       13X       15X       17X        19X       22X       25X
-----------------
      9.0%           $14.52   $16.51    $18.49     $20.48    $23.45     $26.43
     11.0%            13.44    15.27     17.10      18.93     21.67      24.41
     13.0%            12.46    14.14     15.83      17.52     20.05      22.58
     15.0%            11.56    13.12     14.68      16.24     18.58      20.92


                     TANGIBLE BOOK VALUE PER SHARE MULTIPLES

   DISCOUNT RATE      100%     125%      150%       175%      200%       225%
-----------------
      9.0%           $16.41   $19.98    $23.55     $27.13    $30.70     $34.27
     11.0%            15.18    18.48     21.77      25.06     28.35      31.64
     13.0%            14.07    17.11     20.15      23.19     26.22      29.26
     15.0%            13.06    15.87     18.68      21.48     24.29      27.10

     In connection with its analyses, Sandler O'Neill considered and discussed with the FloridaFirst Bancorp board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to earnings per share and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.


     ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed all merger transactions announced nationwide from January 1, 2003 through February 3, 2004 involving savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill also reviewed all merger transactions announced nationwide during the same period involving savings institutions with a tangible equity/tangible assets ratio of 10% or greater as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months' earnings per share, transaction price to estimated current year earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for both groups of transactions. These multiples were applied to FloridaFirst Bancorp's financial information as of and for the twelve months ended December 31, 2003. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of FloridaFirst Bancorp's common stock of $18.14 to $36.95 based upon the median multiples for nationwide savings institution transactions and $24.60 to $34.19 based upon the median multiples for the highly-capitalized savings institution transactions. The implied transaction value of the merger was $27.12 per share.

--------------------------------------------------------------------------------
             COMPARABLE TRANSACTION MULTIPLES AND IMPLIED VALUATION
--------------------------------------------------------------------------------


                                                                                       NATIONWIDE
                                               NATIONWIDE(1)                      HIGHLY-CAPITALIZED(2)
                                 ---------------------------------------  ---------------------------------------
                                                           IMPLIED                                  IMPLIED
                                       MEDIAN              VALUE OF           MEDIAN           VALUE PER SHARE OF
                                      MULTIPLE            FFBK STOCK        FFBK STOCK              MULTIPLE
                                 ------------------   ------------------  ------------------   ------------------
Transaction value/LTM EPS                      19.4x  $            21.11                23.0x  $            25.03
Transaction value/Estimated EPS                17.8x               18.14                24.1x               24.60
Transaction value/Book value                  183.8%               35.32               157.0%               30.16
Transaction value/Tangible
  book value                                  197.9%               34.48               157.1%               27.37
Tangible book premium/Core
  deposits (3)                                 17.8%               32.60                14.4%               29.26
Premium to market (4)(5)                       23.2%               36.95                14.0%               34.19

--------------------------------------------------------------------------------

(1) 38 transactions announced nationwide during the period January 1, 2003 through February 2, 2004 involving savings institutions as the acquired company and a transaction value greater than $15 million.

(2) 13 transactions announced nationwide during the period January 1, 2003 through February 2, 2004 involving savings institutions with a tangible equity/tangible assets ratio of 10% or greater as the acquired company and a transaction value greater than $15 million.

(3) Assumes FloridaFirst Bank's total core deposits are $461 million, as determined by FloridaFirst Bancorp management.

(4) Based on FloridaFirst Bancorp's February 3, 2004 closing price of $29.99.

(5) Sandler O'Neill noted to the board of directors that the premium to market was less relevant than certain of the other factors considered by Sandler O'Neill because the trading value of FloridaFirst Bancorp shares might not reflect the underlying value of FloridaFirst Bancorp shares on a stand-alone basis as a result of BB&T's public comments relating to its continued interest in acquiring FloridaFirst Bancorp.

     SOUTHTRUST STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of SouthTrust's common stock during the one-year and three-year periods ended February 3, 2004 and the relationship between the movements in the prices of SouthTrust's common stock during those periods to movements in certain stock indices, including the Standard & Poor's 500 Index, the Standard & Poor's Bank Index, the Nasdaq Bank Index and the median performance of a peer group of publicly-traded commercial banks selected by Sandler O'Neill. The institutions included in the peer group are identified in the section "SouthTrust Comparable Company Analysis" below.

--------------------------------------------------------------------------------
                         SOUTHTRUST'S STOCK PERFORMANCE
--------------------------------------------------------------------------------

                    BEGINNING INDEX VALUE      ENDING INDEX VALUE
                       JANUARY 31, 2003         FEBRUARY 3, 2004
                    ---------------------     --------------------
SouthTrust                         100.00%                  129.55%
Peer Group                         100.00                   119.73
Nasdaq Bank Index                  100.00                   132.45
S&P Bank Index                     100.00                   127.77
S&P 500 Index                      100.00                   132.76


                    BEGINNING INDEX VALUE      ENDING INDEX VALUE
                       FEBRUARY 2, 2001         FEBRUARY 3, 2004
                    ---------------------     --------------------
SouthTrust                         100.00%                  154.33%
Peer Group                         100.00                   113.22
Nasdaq Bank Index                  100.00                   151.02
S&P Bank Index                     100.00                   116.36
S&P 500 Index                      100.00                    84.18

     SOUTHTRUST COMPARABLE COMPANY ANALYSIS. Sandler O'Neill also used publicly-available information to compare selected financial and market trading information for SouthTrust and the following publicly traded commercial banking institutions that as a group had median assets of $27 billion and are located in the Southeast region of the United States:



AmSouth Bancorporation                   National Commerce Financial Corporation
BB&T Corporation                         Regions Financial Corporation
Compass Bancshares, Inc.                 Synovus Financial Corp.
Colonial BancGroup, Inc.                 SunTrust Banks, Inc.
First Tennessee National Corporation

The analysis compared publicly available financial information for SouthTrust and the median data for the SouthTrust peer group as of or for the period ended December 31, 2003. The table below sets forth the comparative data with pricing data as of February 3, 2004.


                                                         PEER
                                       SOUTHTRUST    GROUP MEDIAN
                                       ----------    ------------
Total assets (in millions)
                                       $   51,925     $   26,963
Tangible equity/tangible assets              6.96%          6.92%
LTM Return on average assets                 1.38%          1.36%
LTM Return on average equity                15.87%         15.06%
Price/tangible book value per share        315.28%        318.30%
Price/LTM earnings per share                16.50x         14.65x
Market capitalization (in
  millions)                            $   11,225     $    7,582

     SOUTHTRUST DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of SouthTrust through December 31, 2008 under various circumstances, assuming SouthTrust's projected dividend stream and that SouthTrust performed in accordance with the I/B/E/S earnings estimates reviewed with management. For periods after 2005, Sandler O'Neill assumed an annual growth rate of earnings per share of approximately 10%. To approximate the terminal value of SouthTrust common stock at December 31, 2008, Sandler O'Neill applied price/earnings multiples ranging from 10x to 20x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of SouthTrust common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of SouthTrust common stock of $20.99 to $48.82. The closing price of SouthTrust's common stock on February 3, 2004 was $33.76.

                          EARNINGS PER SHARE MULTIPLES

 DISCOUNT RATE       10X        12X      14X       16X       18X       20X
---------------     ------    ------    ------    ------    ------    ------
 9.0%               $26.56    $31.01    $35.46    $39.91    $44.37    $48.82
11.0%                24.52     28.60     32.68     36.76     40.85     44.93
13.0%                22.67     26.42     30.17     33.92     37.67     41.42
15.0%                20.99     24.44     27.89     31.34     34.79     38.24

     As noted above, Sandler O'Neill considered and discussed with the FloridaFirst Bancorp board how the present value analyses would be affected by changes in the underlying assumptions, noting that the results of the analysis were not necessarily indicative of actual values or future results.

     PRO FORMA MERGER ANALYSIS. Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the second quarter of 2004; (2) shares of FloridaFirst Bancorp common stock that are exchanged for shares of SouthTrust common stock are exchanged at an implied exchange ratio of 0.803; (3) outstanding options to purchase FloridaFirst Bancorp common stock are exchanged for a cash payment equal to the difference between $27.12 and the exercise price; (4) earnings per share projections for

FloridaFirst Bancorp and SouthTrust are consistent with the estimates and projections discussed above; and (5) purchase accounting adjustments, transaction costs associated with the merger and cost savings determined by the senior managements of FloridaFirst Bancorp and SouthTrust. Sandler O'Neill analyzed the transaction (1) assuming 100% of the FloridaFirst Bancorp shares were exchanged for SouthTrust common stock and (2) assuming that 51% of the FloridaFirst Bancorp shares were exchanged for SouthTrust common stock, with the remaining 49% of the shares receiving $27.12 per share in cash. The analysis indicated that for the year ending December 31, 2005, the merger would be neutral to slightly accretive to the SouthTrust's projected earnings per share. Sandler O'Neill also considered the impact of the transaction to FloridaFirst Bancorp shareholders on a per share equivalent basis, assuming 100% of the FloridaFirst Bancorp shares were exchanged for shares of SouthTrust common stock at an implied exchange ratio of 0.803. On a pro forma equivalent basis, the analysis indicated that the merger would be accretive to FloridaFirst Bancorp's stand-alone earnings per share, tangible book value per share and dividends per share. Sandler O'Neill also considered and discussed with the FloridaFirst Bancorp board how changes in the exchange ratio would impact the underlying analysis. Sandler O'Neill noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

     FloridaFirst Bancorp has agreed to pay Sandler O'Neill a transaction fee in connection with the merger equal to 1% of the aggregate transaction value (or approximately $1.54 million based on the implied transaction value of $27.12 per share), of which $385,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. FloridaFirst Bancorp has also paid Sandler O'Neill a fee of $150,000 for rendering its opinion. FloridaFirst Bancorp has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     In the past, Sandler O'Neill has provided investment banking services for FloridaFirst Bancorp and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to FloridaFirst Bancorp and SouthTrust and their respective affiliates and may actively trade the debt and/or equity securities of FloridaFirst Bancorp and SouthTrust and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General

     Certain members of the management and the boards of directors of FloridaFirst Bancorp and FloridaFirst Bank have interests in the merger that are in addition to, and may be different from, any interests they may have as shareholders of FloridaFirst Bancorp generally. These interests were considered by the FloridaFirst Bancorp board in connection with its approval and adoption of the merger agreement. These interests include, among others, provisions in the merger agreement relating to indemnification of the directors and officers of FloridaFirst Bancorp and FloridaFirst Bank, certain employee benefits and certain employment agreements, as described below.

     Indemnification and Insurance

     SouthTrust has agreed in the merger agreement that for a period of five years after the merger is completed, it will indemnify, defend and hold harmless each person entitled to indemnification from FloridaFirst Bancorp and FloridaFirst Bank against all liabilities arising out of actions or omissions occurring at or prior to completion of the merger to the same extent and subject to the same conditions as set forth in FloridaFirst Bancorp's and FloridaFirst Bank's articles of incorporation and bylaws. In addition, SouthTrust has agreed that after the merger is completed, it will indemnify, defend and hold harmless each person entitled to indemnification from FloridaFirst Bancorp and FloridaFirst Bank against all liabilities arising out of actions or omissions occurring after completion of the merger to the same extent and subject to the same conditions as officers, directors and employees of SouthTrust as set forth in the restated certificate of incorporation and bylaws of SouthTrust, under such directors' and officers' liability insurance policies as SouthTrust may then make available and by applicable law. Subject to certain conditions, SouthTrust has further agreed in the merger agreement to use its best efforts to maintain in effect for five years after completion of the merger FloridaFirst Bancorp's existing directors' and officers' liability insurance policy.

     Directors Consultant and Retirement Plan

     In 1999, FloridaFirst Bank adopted a Directors Consultant and Retirement Plan, which provides generally for certain benefits to directors in the event of their retirement. This plan provides, among other things, that upon a change in control, all directors will be presumed to have completed not less than 10 years of service, and each director will receive a lump sum payment equal to the present value of future benefits payable under such plan. The current estimated lump sum payments to directors under this plan upon consummation of the merger are as follows:

Name                       Payment
---------------------    ----------
Arthur J. Rowbotham      $  110,000

J. Larry Durrence        $  110,000

Llewellyn N. Belcourt    $  110,000

G.F. Zimmermann, III     $  110,000

Stephen A. Moore, Jr     $  110,000

Nis H. Nissen, III       $  110,000


     Restricted Stock Awards

     At or immediately prior to the effective time of the merger, any unvested awards under the 1999 Restricted Stock Plan and 2002 Restricted Stock Plan of FloridaFirst Bancorp shall, pursuant to the terms of such plans, be deemed immediately vested and nonforfeitable, be distributed in the form of shares of FloridaFirst Bancorp common stock, and be converted into shares of common stock of SouthTrust upon the closing of the merger, pursuant to the stock conversion ratio under the merger agreement. Such awards, absent the proposed transaction, would vest and be non-forfeitable as of October 2004. The following table reflects the number of unvested restricted stock awards held by each director and executive officer which will vest in connection with the completion of the merger and the value of such restricted stock awards (before deduction of any applicable withholding taxes) based on a value of $27.12 per share.


                                                    Approximate Value of Merger
                            Number of Shares of        Consideration for Such
Name                          Restricted Stock       Shares of Restricted Stock
---------------------    -------------------------  ---------------------------
Llewellyn N. Belcourt                        3,040                     $ 82,445

Don A. Burdett                               6,065                     $164,483

Kerry P. Charlet                             9,714                     $263,444

William H. Cloyd                             8,098                     $219,618

J. Larry Durrence                            2,084                     $ 56,518

Stephen A. Moore, Jr                         3,040                     $ 82,445

Nis H. Nissen, III                           3,040                     $ 82,445

Arthur J. Rowbotham                          2,084                     $ 56,518

Gregory C. Wilkes                           13,915                     $377,375

G. F. Zimmermann, III                        3,040                     $ 82,445

     Stock Options

     At the effective time of the merger, all rights with respect to FloridaFirst Bancorp shares issuable upon the exercise of outstanding vested and unvested FloridaFirst Bancorp stock options granted by FloridaFirst Bancorp under FloridaFirst Bancorp's 1999 and 2002 stock option plans will be canceled and converted into the right to receive a cash payment equal to $27.12 minus the exercise price of the share of FloridaFirst Bancorp common stock issuable under the option payable immediately after consummation of the merger. Any such awards that are not vested and exercisable as of the closing of the merger would nevertheless be vested and exercisable as of October 2004. The following table reflects the number of options held by each director and the executive officer and the payment that each will receive in exchange for their options (before deduction of any applicable withholding taxes), assuming the individuals do not exercise any options prior to the merger closing.


                            Number of      Total Payment for
Name                         Options            Options
---------------------    ---------------   -----------------
Llewellyn N. Belcourt             23,896    $       328,579

Don A. Burdett                    43,061    $       618,446

Kerry P. Charlet                  60,143    $       902,082

William H. Cloyd                  49,202    $       734,415

J. Larry Durrence                 15,750    $       174,746

Stephen A. Moore, Jr              26,896    $       385,232

Nis H. Nissen, III                26,896    $       385,232

Arthur J. Rowbotham               15,750    $       174,746

Gregory C. Wilkes                125,832    $     1,908,898

G. F. Zimmermann, III             24,667    $       343,138

     Employee Benefits

     Following completion of the merger and subject to certain conditions described below, SouthTrust has agreed that the officers and employees of FloridaFirst Bancorp or FloridaFirst Bank or any of their respective subsidiaries whom SouthTrust or any of its affiliates employ will be eligible to participate in the employee benefit plans of SouthTrust, including welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices on the same basis and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust, except that:

     o with respect to each SouthTrust group health plan, SouthTrust will credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the group medical insurance plan of FloridaFirst Bancorp, FloridaFirst Bank or any of their respective subsidiaries during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's group health plan for such current year, and SouthTrust will waive all waiting periods under those plans for pre-existing conditions;

     o credit for each such employee's past service with FloridaFirst Bancorp, FloridaFirst Bank or any of their respective subsidiaries prior to the completion of the merger will be given by SouthTrust to each such employee, as if such service had been performed for SouthTrust, for purposes of:

     o determining vacation, severance, sick leave and other leave benefits and accruals in accordance with the established policies of SouthTrust;

          o establishing eligibility for participation in and vesting under SouthTrust's welfare and fringe benefit plans and for purposes of determining the scheduling of vacations and other determinations that are made based on length of service;

          o determining eligibility to participate in and vesting in accrued benefits under the SouthTrust 401(k) Plan, the SouthTrust Employee Stock Ownership Plan, the SouthTrust Pension Plan and the SouthTrust Discount Stock Payroll Purchase Plan; and

     o for benefit accrual purposes under the SouthTrust Pension Plan, each such employee will receive credit for all service performed for SouthTrust after January 1, 2005.

     Employment Agreements for Certain Executive Officers and Employees

     As a condition to SouthTrust's obligation to complete the merger, certain executive officers and employees of FloridaFirst Bancorp and FloridaFirst Bank must enter into new employment agreements with SouthTrust Bank.

     FloridaFirst Bank (or its predecessors by merger) previously entered into employment agreements with each of the following executive officers: Gregory C. Wilkes, Kerry P. Charlet, Donald A. Burdett and William H. Cloyd. As a condition to SouthTrust's obligation to complete the merger, each of Mr. Wilkes, Mr. Charlet, Mr. Burdett and Mr. Cloyd must enter into new employment agreements with SouthTrust. Each of those new employment agreements will become effective upon completion of the merger and will replace and supersede any and all other employment agreements between FloridaFirst Bank and the executives. The terms of the existing employment agreements and the replacement employment agreements for each of Mr. Wilkes, Mr. Charlet, Mr. Burdett and Mr. Cloyd provide that the executive will be entitled to receive a change in control payment if the merger is completed and certain other conditions are met.

     Gregory C. Wilkes

     Mr. Wilkes' new employment agreement with SouthTrust will provide that SouthTrust will employ Mr. Wilkes for a period commencing on the closing date of the merger and ending on the date that is thirty-six months after the closing date of the merger unless sooner terminated pursuant to the terms of the new employment agreement. Under the terms of the new employment agreement, SouthTrust will pay to Mr. Wilkes an annual base salary of $270,000, plus a lump sum change in control payment equal to approximately $1,206,928 representing the full and complete payment and satisfaction of any rights under the change in control provisions under his existing agreement with FloridaFirst Bank. The change in control payment is subject to limitation if any part of it is non-deductible by SouthTrust under Section 280G of the Internal Revenue Code. The change in control payments, minus applicable withholding, will be paid by FloridaFirst Bancorp to Mr. Wilkes on the closing date of the merger. Mr. Wilkes is also entitled to receive a lump sum payment of $35,000 (as a conversion bonus) following the completion of conversion of FloridaFirst Bank's data systems to SouthTrust data systems (which conversion is anticipated to occur in September 2004), provided that Mr. Wilkes is still employed with SouthTrust at such time. The conversion bonus shall be payable on the first regular payroll date of SouthTrust in January 2005. Mr. Wilkes will also be entitled to participate on the same basis as other similarly situated executive personnel of SouthTrust and its affiliates in all incentive and benefit programs or arrangements made available by SouthTrust and its affiliates to such employees. The new employment agreement would also provide Mr. Wilkes with particular benefits, including vacation, reimbursement for business expenses, and other perquisites to which he was entitled during his employment with FloridaFirst Bank, and including a one-time, taxable cash bonus of $12,000 to be used towards the purchase from SouthTrust of the company automobile currently used by Mr. Wilkes or for the purchase of a comparable vehicle.

     In the event (1) Mr. Wilkes terminates his employment with SouthTrust without good reason (as defined in the new employment agreement) prior to the end of the term under the new employment agreement, (2) SouthTrust terminates the new employment agreement for cause (as defined in the new employment agreement), or (3) the employment agreement is terminated due to Mr. Wilkes' death or disability, then SouthTrust will be under no further obligation to make payments or provide benefits to Mr. Wilkes, except for base salary earned but unpaid at the time of his termination, payment for accrued vacation, reimbursable expenses incurred but not yet reimbursed, any earned but unpaid incentive awards due to Mr. Wilkes, vested accrued retirement benefits, group health and other benefits coverage that is required to be continued by applicable law.

     In the event (1) SouthTrust terminates Mr. Wilkes' employment (other than for cause), or (2) Mr. Wilkes terminates his employment with SouthTrust for good reason, SouthTrust would still be obligated to pay Mr. Wilkes an amount equal to the product of $270,000 (or Mr. Wilkes' then annual base salary) multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days in the Non-Competition Period (the period commencing on the date of termination of Mr. Wilkes' employment and continuing to the third anniversary of such termination, except as such period may be reduced or extended by the new employment agreement) (the "Non-Competition Payments"). The Non-Competition Payments shall be prorated over the number of days remaining in the Non-Competition Period, and shall be paid semi-monthly during the Non-Competition Period, beginning on the next normal semi-monthly payroll of SouthTrust following the first day of the Non-Competition Period. In addition, only in cases of termination of employment by SouthTrust other than for cause or resignation of Mr. Wilkes for good reason, the Non-Competition Period shall be decreased by one day for each day that Mr. Wilkes remained employed with SouthTrust under this Agreement. SouthTrust's obligation to make Non-Competition Payments is conditioned upon Mr. Wilkes' compliance with non-competition, non-solicitation and confidentiality provisions of the new employment agreement.

     Kerry P. Charlet

     Mr. Charlet's new employment agreement with SouthTrust will be substantially similar to Mr. Wilkes' agreement with the following exceptions:

     o    Mr. Charlet's base annual salary will be $165,000;

     o Mr. Charlet's change in control payment will be $767,727, and conversion bonus payment will be $20,000;

     o If SouthTrust terminates the employment of Mr. Charlet other than for cause or if he resigns for good reason, the Non-Competition Period shall begin on the date of such termination or resignation and shall end on the third anniversary of the closing date of the merger, and Mr. Charlet shall be entitled to Non-Competition Payments for the duration of such Non-Competition Period. If SouthTrust terminates the employment of Mr. Charlet for cause or he resigns without good reason within the first twelve (12) months of the term of the new employment agreement, the Non-Competition Period shall begin on the date of such termination or resignation and shall end on the date which is eighteen (18) months following the closing date of this merger, and Mr. Charlet shall not be entitled to any Non-Competition Payments. If SouthTrust terminates his employment for cause or he resigns without good reason between the twelfth and the eighteenth months of the term of the new employment agreement, the Non-Competition Period shall begin on the date of such termination or resignation and shall end one hundred eighty days thereafter, and Mr. Charlet shall not be entitled to any Non-Competition Payments. If SouthTrust terminates the employment of Mr. Charlet for cause or he resigns without good reason following the eighteenth month of the term of the new employment agreement, the Non-Competition Period shall begin on the date of such termination or resignation and shall end ninety days thereafter, and Mr. Charlet shall not be entitled to any Non-Competition Payments; and

     o Mr. Charlet's base amount for determining any Non-Competition Payment will be $165,000.

     Donald A. Burdett

     Mr. Burdett's new employment agreement with SouthTrust will be substantially similar to Mr. Wilkes' agreement with the following exceptions:

     o    Mr. Burdett's base annual salary will be $117,000;

     o Mr. Burdett's change in control payment will be $527,568 and conversion bonus payment will be $20,000;

     o The non-competition provisions of Mr. Burdett's new employment agreement will be substantially similar to the non-competition provisions of Mr. Charlet's agreement; and

     o Mr. Burdett's base amount for determining any Non-Competition Payment will be $117,000.

     William H. Cloyd

     Mr. Cloyd's new employment agreement with SouthTrust will be substantially similar to Mr. Wilkes' agreement with the following exceptions:

     o    Mr. Cloyd's base annual salary will be $144,000;

     o Mr. Cloyd's change in control payment will be $650,430, and conversion bonus payment will be $20,000;

     o The non-competition provisions of Mr. Cloyd's new employment agreement will be substantially similar to the non-competition provisions of Mr. Charlet; and

     o Mr. Cloyd's base amount for determining any Non-Competition Payment will be $144,000.

     Supplemental Executive Retirement Plan

     FloridaFirst Bank maintains a supplemental executive retirement plan for the benefit of Messrs. Wilkes, Charlet and Cloyd. The accumulated deferred compensation account for each participant is earned and non-forfeitable after completion of five years of service. Each such participant has completed at least five years of service. The merger agreement provides that this plan shall be terminated on or before the closing date of the merger, upon which termination the benefits to the participants shall become payable. The benefits payable to each such participant by FloridaFirst Bank upon termination of the plan as of the closing date are estimated as follows:

      Name           Payment
-----------------    --------
Gregory C. Wilkes    $386,050

Kerry Charlet        $248,180

William H. Cloyd     $251,912

     Advisory Board

     The merger agreement provides that SouthTrust shall offer to each of the members of the board of directors of FloridaFirst Bancorp a seat on the SouthTrust Bank advisory board for the Lakeland, Florida area as of the effective time of the merger. For a period of at least three years following the merger, compensation for such services will be $2,500 for director Nis H. Nissen, III, and $1,000 per month for each other director, in each case provided that such director is not an employee of SouthTrust, SouthTrust Bank or any of their affiliates. In the event SouthTrust shall establish a Florida State Advisory Board for SouthTrust Bank before Nis H. Nissen, III, reaches the age of 70, Mr. Nissen shall be offered a seat on such Florida State Advisory Board. Membership of any person on any SouthTrust advisory board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with SouthTrust for three years following the effective time of the merger or, if longer, the period that he or she is a member of the advisory board.

     EFFECT OF THE MERGER ON FLORIDAFIRST BANCORP COMMON STOCK

     Subject to approval of the merger agreement by our shareholders, the receipt of required regulatory approvals, and satisfaction of other conditions, FloridaFirst Bancorp will be merged with and into SouthTrust of Alabama. Upon completion of the merger, each share of FloridaFirst Bancorp common stock (excluding shares held by any of FloridaFirst Bancorp's subsidiaries or by SouthTrust or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) will be converted into the right to receive either (1) a number of shares of SouthTrust common stock determined by a formula described below and set forth in the merger agreement and based on an average market price of SouthTrust common stock prior to the merger, or (2) a cash payment of $27.12. Subject to certain limitations, you may elect to receive the cash consideration for all or a portion of your FloridaFirst Bancorp shares.

     Conversion to SouthTrust Common Stock

     Unless you make a cash election to receive cash for all or a portion of the shares of FloridaFirst Bancorp common stock that you own, each share of FloridaFirst Bancorp common stock you own will be converted into the right to receive a number of shares of SouthTrust common stock. The stock conversation ratio set forth in the merger agreement for purposes of determining how many shares of SouthTrust common stock you will receive for one share of FloridaFirst Bancorp common stock is based in part upon the number of FloridaFirst Bancorp shares outstanding at the closing of the merger and the average market price of SouthTrust common stock for the 20 trading days preceding the fifth trading day immediately prior to the closing of the merger. Therefore, we cannot determine at this time what the exact stock conversion ratio will be.

     The stock conversion ratio is calculated by dividing

     o $146,123,851 plus the product of $27.12 and the number of FloridaFirst Bancorp shares issued pursuant to options exercised after the date of the merger agreement and before the closing, by

     o the product of the average market price (measured over a 20 trading-day period as described above) and the total number of issued and outstanding FloridaFirst Bancorp shares at the effective time of the merger.

     The stock conversion ratio represents a value of approximately $27.12 per share of FloridaFirst Bancorp common stock based on the average market price of SouthTrust over a 20 trading-day period preceding the fifth trading day immediately prior to closing, as described above. However, the market value of SouthTrust common stock at the effective time of the merger may differ form the pre-closing average market price calculated pursuant to the merger agreement, and therefore the amount of SouthTrust common stock you are entitled to receive per FloridaFirst Bancorp share may have a market value at the effective time of the merger that is higher or lower than $27.12.

     On March 26, 2004, the closing price of SouthTrust common stock was $32.68 per share. For purposes of illustration only, if you assume that (1) $32.68 was the average market price of SouthTrust common stock for purposes of calculating the stock conversion ratio, (2) all options to purchase FloridaFirst Bancorp shares (representing an aggregate of 534,799 shares) were exercised prior to the closing of the merger, and (3) the maximum number of shares of FloridaFirst Bancorp common stock that may be issued and outstanding at closing pursuant to the merger agreement, which number is 5,923,225 shares, were issued and outstanding at closing, then you would be entitled to receive
0.8298 shares of SouthTrust common stock for each share of FloridaFirst Bancorp common stock that you own.

     The stock conversion ratio is subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust. No fractional shares of SouthTrust common stock will be issued in the merger, and in lieu thereof, each FloridaFirst Bancorp shareholder that otherwise would have been entitled to receive a fractional share of SouthTrust common stock will be entitled to receive a cash payment in an amount equal to the product of:

     o the fractional part of a share of SouthTrust common stock to which such holder otherwise would have been entitled, and

     o the last sale price of SouthTrust common stock as reported by Nasdaq on the last trading day preceding the date of completion of the merger.

     Optional Cash Election

     As an alternative to receiving shares of SouthTrust common stock in exchange for your shares of FloridaFirst Bancorp common stock, you may elect to receive a cash payment equal to $27.12 for each share of

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


FloridaFirst Bancorp common stock you own, subject to certain limitations. Enclosed with these materials is an election form with which you can make your election to receive cash for all or a portion of your shares of FloridaFirst Bancorp common stock upon completion of the merger. IF YOU DO NOT ELECT TO RECEIVE CASH, YOU WILL AUTOMATICALLY RECEIVE SHARES OF SOUTHTRUST COMMON STOCK IN EXCHANGE FOR YOUR SHARES OF FLORIDAFIRST BANCORP COMMON STOCK. THE ELECTION TO RECEIVE CASH MUST BE MADE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED BELOW.

     An election form to elect to receive cash is being delivered with these materials to each record holder of FloridaFirst Bancorp common stock as of the record date. FloridaFirst Bancorp will make available one or more election forms as may be reasonably requested by all persons who become holders (or beneficial owners) of FloridaFirst Bancorp common stock between the record date for the special meeting and the close of business on the business day prior to the election deadline.

     A cash election will be properly made only if SouthTrust's exchange agent, American Stock Transfer & Trust Company, actually receives a properly completed election form by the election deadline, 5:00 p.m. on May 7, 2004. In the event an election form is revoked prior to the election deadline, the shares of FloridaFirst Bancorp common stock represented by such election form will be treated like other shares of FloridaFirst Bancorp common stock with respect to which no cash election is made. Subject to the terms of the merger agreement and the cash election form, the exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters will be binding and conclusive. Neither SouthTrust nor the exchange agent will be under any obligation to notify any person of any defect in any election form.

     IF YOU WISH TO RECEIVE CASH FOR ANY OR ALL OF YOUR SHARES OF FLORIDAFIRST BANCORP COMMON STOCK, THE EXCHANGE AGENT MUST RECEIVE YOUR ELECTION FORM PRIOR TO 5:00 P.M. ON MAY 7, 2004, THE ELECTION DEADLINE. PLEASE DO NOT SEND IN
YOUR STOCK CERTIFICATES WITH YOUR CASH ELECTION FORM.

     The merger agreement provides that the aggregate amount of cash to be paid for FloridaFirst Bancorp shares shall not exceed 49% of the total consideration in the merger. The total consideration is to be calculated of the sum of (1) $146,123,851 plus (2) the product of $27.12 and the number of FloridaFirst Bancorp shares issued pursuant to the exercise of options after the date of the merger agreement and before the closing of the merger. If all of the options to purchase FloridaFirst Bancorp shares are exercised prior to closing, then the total consideration would be $160,627,600, and if none of the options to purchase FloridaFirst Bancorp shares are exercised prior to closing, then the total consideration would be $146,123,851. Therefore, the total cash available to be paid pursuant to cash elections will range from $71,600,687 to $78,707,524. In any event, the maximum number of shares for which the cash election may be effectively made will generally be equal to 49% of the FloridaFirst Bancorp shares that are issued and outstanding at the closing of the merger. Thus, if you submit an election to receive cash instead of SouthTrust shares in exchange for your FloridaFirst Bancorp shares and total cash elections from FloridaFirst Bancorp shareholders exceed the aggregate cash consideration available, then the number of shares for which you will receive cash will be reduced in proportion to the number of shares for which the cash election is made. Those FloridaFirst Bancorp shares for which you do not receive cash will be converted into shares of SouthTrust common stock as described above.

     OUR SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SOUTHTRUST COMMON STOCK BEFORE DECIDING ON HOW TO VOTE WITH RESPECT TO THE MERGER AND BEFORE DECIDING WHETHER OR NOT TO MAKE THE CASH ELECTION. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF SOUTHTRUST COMMON STOCK ON THE DATE THE MERGER BECOMES EFFECTIVE OR AS TO THE MARKET PRICE OF SOUTHTRUST COMMON STOCK THEREAFTER.

     In addition to price considerations, our shareholders should also take into account the different tax consequences that would result from receiving cash instead of receiving shares of SouthTrust common stock in exchange for your shares of FloridaFirst Bancorp common stock. See "Material Federal Income Tax Consequences of the Merger" on page 46.

     EFFECT OF THE MERGER ON FLORIDAFIRST BANCORP STOCK OPTIONS

     At the effective time of the merger, all rights with respect to FloridaFirst Bancorp shares issuable upon the exercise of outstanding FloridaFirst Bancorp stock options granted by FloridaFirst Bancorp under FloridaFirst

Bancorp's stock option plan will be canceled and converted into the right to receive a cash payment. The cash payment will be equal to the difference between $27.12 and the exercise price of the share of FloridaFirst Bancorp common stock issuable under the option for each share of FloridaFirst Bancorp common stock issuable under an outstanding option.

     EFFECT OF THE MERGER ON THE FLORIDAFIRST EMPLOYEE STOCK OWNERSHIP PLAN

     The ESOP in General

     Certain FloridaFirst Bank employees are eligible to participate in the FloridaFirst Employee Stock Ownership Plan, or ESOP. FloridaFirst Bank established the ESOP effective January 1, 1999. The ESOP is a qualified retirement plan under Internal Revenue Code Section 401(a) and the related trust is exempt from taxation under Section 501(a) of the Internal Revenue Code. The ESOP is subject to provisions of the Employee Retirement Income Security Act of 1974, also known as ERISA. The ESOP is administered by the ESOP Committee. FloridaFirst has appointed all of the non-employee directors of FloridaFirst Bank to serve on the ESOP Committee and as trustees for the ESOP pursuant to a trust agreement.

     The ESOP invests primarily in shares of FloridaFirst Bancorp common stock. As of December 31, 2003, the ESOP held approximately 465,915 shares of FloridaFirst Bancorp common stock, representing approximately 8.7% of the total outstanding shares of FloridaFirst Bancorp common stock. The FloridaFirst Bancorp common stock owned by the ESOP is held by the trustees in trust for the exclusive benefit of ESOP participants and beneficiaries. In 2001, the ESOP refinanced a previous loan and line of credit and borrowed $5,410,210 from FloridaFirst Bancorp to purchase 408,000 shares of FloridaFirst Bancorp common stock (the "2001 Loan"). To secure the repayment of the 2001 Loan, the shares of FloridaFirst Bancorp common stock purchased with the proceeds of the 2001 Loan were pledged as collateral. The ESOP holds these shares of FloridaFirst Bancorp common stock purchased with the proceeds of the 2001 Loan in a suspense account pending repayment of the 2001 Loan. Each year, in proportion to the amount repaid by the ESOP, a portion of these shares is released from the suspense account for allocation to the accounts of ESOP participants. As of February 29, 2004, the outstanding balance of the 2001 Loan was $3,787,000 and 285,600 shares of FloridaFirst Bancorp common stock were held in the suspense account.

     Voting the ESOP Shares

     In accordance with the terms of the ESOP, Section 409(e)(2) of the Internal Revenue Code and applicable law, the ESOP trustees must vote all shares allocated to the accounts of the participants and beneficiaries in accordance with the instructions of such participant or beneficiary (as applicable). If no instructions are given by a participant or beneficiary, the plan provides that the shares allocated to those accounts will be voted by the ESOP trustees. The ESOP trustees also have discretionary voting rights with respect to the unallocated shares of FloridaFirst Bancorp common stock held in the suspense account. The merger agreement provides that independent legal counsel will be appointed to advise the ESOP's trustees with regard to the exercise of their power and responsibility to vote the unallocated FloridaFirst Bancorp common stock held in the suspense account and the allocated FloridaFirst Bancorp common stock for which no instructions are given.

     Disposition of the ESOP

     The merger agreement provides that upon completion of the merger each share of FloridaFirst Bancorp common stock held by the ESOP immediately prior to completion of the merger, whether or not allocated to participant or beneficiary accounts, will be converted into the right to receive either (1) a number of shares of SouthTrust common stock determined by a formula set forth in the merger agreement, or (2) a cash payment of $27.12. The ESOP trustees may make a cash election with respect to all FloridaFirst Bancorp common stock shares held by the ESOP. Independent legal counsel will advise the ESOP trustees with respect to this cash election. Additionally, the merger agreement provides that the ESOP will be terminated immediately prior to the merger. In conjunction with the ESOP termination and in a manner consistent with the requirements of the Internal Revenue Code, ERISA, other applicable law and the terms of the ESOP, it is contemplated that the 2001 Loan will be paid off by the ESOP through application of proceeds from: (a) the sale of a sufficient amount of shares of SouthTrust common stock from the ESOP suspense account and/or (b) the exchange for cash of a sufficient amount of shares of FloridaFirst Bancorp common stock held in the ESOP suspense account pursuant to the cash election.

     The merger agreement further provides that subject to the requirements of the Internal Revenue Code, ERISA, other applicable law and the terms of the ESOP, any residual sale proceeds and any residual unallocated ESOP shares pledged with respect to the 2001 Loan paid incident to such sale shall be allocated after payment of permissible administrative and trustee expenses (which shall include, but not be limited to, the expenses associated with ESOP trustee legal counsel) as earnings to the account balances of the participants and beneficiaries of the ESOP. Following the termination of the ESOP and receipt of a favorable determination letter from the Internal Revenue Service relating to such termination, SouthTrust and the ESOP trustees will take appropriate steps to wind up the ESOP and distribute the assets of its trust in accordance with the terms of the ESOP and applicable law.

     DISTRIBUTION OF SOUTHTRUST STOCK CERTIFICATES AND CASH

     After completion of the merger, SouthTrust will ensure that its exchange agent, American Stock Transfer & Trust Company, will send transmittal materials to you for use in exchanging certificates representing shares of FloridaFirst Bancorp common stock for shares of SouthTrust common stock or cash, as the case may be. Each stock certificate representing shares of FloridaFirst Bancorp common stock will be canceled when they are surrendered to American Stock Transfer & Trust Company. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES REPRESENTING SHARES OF FLORIDAFIRST BANCORP COMMON STOCK UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL FORM AND ACCOMPANYING INSTRUCTIONS. You should carefully read and follow the instructions in the transmittal form to ensure proper delivery of your stock certificates representing shares of FloridaFirst Bancorp common stock to the exchange agent and to ensure the proper issuance of your shares of SouthTrust common stock or a check for the amount of cash to which you are entitled. You will not receive any new certificates representing shares of SouthTrust common stock or any payments in cash unless and until you surrender all of your certificates representing all of your shares of FloridaFirst Bancorp common stock to the exchange agent for exchange. SouthTrust is not required to pay any dividends or other distributions on SouthTrust common stock with a record date occurring after the effective time of the merger to any former FloridaFirst Bancorp shareholder who has not delivered his or her FloridaFirst Bancorp stock certificate for exchange. All paid dividends and other distributions to which a shareholder is entitled will be delivered to each shareholder who has exchanged his or her certificates, in each case without interest.

     After completion of the merger, we will not record any transfers of shares of FloridaFirst Bancorp common stock in our corporate records. Certificates representing shares of FloridaFirst Bancorp common stock presented to us for transfer after the effective time will be canceled and exchanged for certificates representing shares of SouthTrust common stock (and a check for the amount due in lieu of fractional shares, if any) or a check for the amount of cash due, as appropriate.

     Neither SouthTrust, its exchange agent, nor any other person shall be liable to any of our former shareholders for any amount or property delivered in good faith to a public official pursuant to any applicable abandoned property or similar law.

     TIMING OF COMPLETION OF THE MERGER

     We are working towards completing the merger as soon as possible. Assuming that the merger is approved by our shareholders and by all applicable regulatory authorities, we anticipate that completion of the merger will occur in the second quarter of 2004. However, the merger cannot be completed unless and until:

     o    our shareholders approve the merger agreement;

     o    all conditions to the merger have been waived or satisfied; and

     o the merger has been approved by the Board of Governors of the Federal Reserve System and the Alabama State Banking Department, and the Office of Thrift Supervision has indicated it will not object to the merger.

     The merger timing may be affected by the timing of the regulatory review of any application for approval of the merger. For a more detailed discussion of the regulatory procedures and any potential effects on the timing of the completion, see "Regulatory Approvals" immediately following.

     REGULATORY APPROVALS

     In addition to obtaining your approval, the merger cannot be completed unless and until SouthTrust obtains all requisite regulatory approvals. The merger must be approved by the Federal Reserve Board pursuant to the Bank Holding Company Act and the Bank Merger Act, and the Alabama State Banking Department. On February 20, 2004, SouthTrust, together with us, submitted an application seeking approval of the merger to the Federal Reserve Board. On February 23, 2004, SouthTrust with our cooperation filed a notice regarding the merger with the Office of Thrift Supervision. On February 26, 2004, SouthTrust submitted an application to the Alabama State Banking Department.

     In reviewing the application, the Federal Reserve Board is required to consider, among other factors, SouthTrust's and our financial and managerial resources and future prospects and the convenience and needs of the communities to be served after the merger is completed. In addition, the Federal Reserve Board must also take into account the record of performance in meeting the credit needs of the entire community, including low to moderate income neighborhoods, served by us and SouthTrust. The Federal Reserve Board has the authority to deny the merger application if it concludes that the combined entity would have an inadequate capital position. In addition, the Federal Reserve Board may not approve the merger if it:

     o    would result in a monopoly;

     o would further any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States;

     o may have the effect in any section of the United States of substantially lessening competition;

     o    may have the effect of tending to create a monopoly; or

     o    would result in a restraint of trade;

     o unless the Federal Reserve Board finds that the anti-competitive effects of the merger are outweighed clearly by public interest and by the probable effect of the merger in meeting the convenience and needs of the communities served. For example, the Federal Reserve Board may consider if the merger can reasonably be expected to produce benefits to the public, such as greater convenience, continued local banking services or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices.

     The Alabama State Banking Department must also approve the merger. In its review, the Alabama State Banking Department will make considerations substantially similar to those made by the Federal Reserve Board.

     The Federal Reserve Board is required to furnish notice of and a copy of the application requesting approval of the merger to the other federal supervisory and regulatory banking agencies and to the appropriate state regulatory authorities, which will have thirty (30) days to submit their views and recommendations on the merger to the Federal Reserve Board. Furthermore, SouthTrust is required to publish notice of the fact that the application has been filed with the Federal Reserve Board and, if there is sufficient public comment about the merger, the Federal Reserve Board may hold a public hearing about the merger if it determines that such a hearing would be appropriate. If any comments are made or a hearing is called, the period during which the application is subject to review by the Federal Reserve Board may be prolonged and the determination of the Federal Reserve Board on the application for approval may be delayed. In addition, the merger may be challenged on antitrust grounds by a private person, a state attorney general or by the United States Department of Justice. If the Department of Justice commences an antitrust action, it will suspend the effectiveness of the Federal Reserve Board's approval of the merger unless and until a court specifically orders otherwise. The Department of Justice may analyze and conclude differently from the Federal Reserve Board about the competitive effects of the merger and may impose conditions before it will approve of the merger, including requiring the divestiture of assets and branches of any of the parties.

     Assuming Federal Reserve Board approval is granted, the merger may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge the merger on antitrust grounds.

With the approval of the Federal Reserve Board and the United States Attorney General, the waiting period may be reduced to no less than 15 days. The commencement of any antitrust action, however, would postpone the effectiveness of the Federal Reserve Board approval until a court specifically orders otherwise.

     Neither we nor SouthTrust are aware of any other material governmental or regulatory approvals or actions that are required to complete the merger, other than those described above. Should any other approval or action be required, it is the current intention of both parties to obtain those approvals or actions. Any approval received from the Federal Reserve Board or any other governmental agency reflects only that agency's view that the merger does not contravene the competitive standards imposed by applicable law and regulation, and that the merger is consistent with applicable regulatory policies relating to the safety and soundness of the banking industry. The approval of the merger by the Federal Reserve Board and other regulatory authorities is not an endorsement or recommendation of the merger.

     WE CANNOT ASSURE YOU THAT ALL REQUISITE REGULATORY APPROVALS WILL BE OBTAINED AND, IF OBTAINED, WHEN THEY WILL BE OBTAINED. WE ALSO CANNOT ASSURE YOU THAT ANY APPROVAL WILL NOT BE CONDITIONED UPON MATTERS THAT WILL CAUSE SOUTHTRUST OR US TO RECONSIDER AND PERHAPS ABANDON THE MERGER; NOR CAN WE ASSURE YOU THAT THERE WILL BE NO CHALLENGE TO THE MERGER OR, IF SUCH A CHALLENGE IS MADE, OF THE RESULT OF SUCH CHALLENGE.

     CONDITIONS TO BE SATISFIED OR WAIVED BEFORE THE MERGER CAN BE COMPLETED

     Neither FloridaFirst Bancorp nor SouthTrust is required to complete the merger unless various conditions have either been satisfied or, where appropriate, waived by the party in whose favor the condition is granted. These conditions include, among others, the following:

     o both FloridaFirst Bancorp shareholders and all applicable regulatory agencies have approved the merger;

     o there are no actual or threatened causes of action, investigations or proceedings that challenge the validity or legality of the merger agreement or the merger, seek damages in connection with the merger or seek to restrain or invalidate the merger and, in the reasonable judgment of FloridaFirst Bancorp or SouthTrust based upon advice of counsel would have a "material adverse effect" (as such term is defined in the merger agreement) on either of the parties;

     o the shares of SouthTrust common stock to be issued in the merger are validly registered (or a valid exemption from such registration requirements has been obtained) under all applicable state and federal laws, and no stop orders suspending the effectiveness of such registration shall have been issued or suit or proceeding instructed by the SEC to do so;

     o there is no fact or event that would have a material adverse impact on a party nor is there a moratorium on banking, state of war, national emergency or suspension of trading that would render the merger impractical;

     o the representations and warranties of all parties are accurate in all material respects and the obligations and agreements made by all parties have been fully performed;

     o the total number of shares of FloridaFirst Bancorp common stock outstanding, and the total number of shares of FloridaFirst Bancorp common stock covered by options or similar instrument that are outstanding, at the time of the merger shall not exceed 5,923,225;

     o each outstanding FloridaFirst Bancorp stock option is canceled immediately prior to the merger in exchange for a right to receive a cash payment;

     o certain employees and executive officers of FloridaFirst Bancorp and FloridaFirst Bank must enter into employment agreements with SouthTrust Bank and existing employment agreements must be terminated;

     o there shall not be any material increase in certain of our loan agreements, notes or borrowing arrangements, except those arising in the ordinary course of business;

     o receipt by each party of an opinion on various legal aspects of the merger from legal counsel representing the other party;

     o SouthTrust and FloridaFirst each shall have received an opinion from legal counsel representing SouthTrust opining that the merger shall qualify as a tax-free reorganization within the meaning of section 368 of the Internal Revenue Code; and

     o the shares issued by SouthTrust in connection with the merger are duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust and shall have been approved for listing on Nasdaq.

On or about February 9, 2004, FloridaFirst Bancorp and certain of its executive officers and directors were sued in the Circuit Court of Polk County, Florida, for breach of fiduciary duty in approving the merger. This lawsuit is described in "Litigation Concerning the Merger" on page 46. One of the conditions to completing this merger is that there are no actual or threatened causes of action, investigations or proceedings that challenge the validity or legality of the merger agreement or the merger, seek damages in connection with the merger or seek to restrain or invalidate the merger and, which, in the reasonable judgment of either party based upon advice of counsel would have a material adverse effect on either of the parties. We cannot assure you that this lawsuit will be dismissed, subject to a final, nonappealable judgment or otherwise disposed of, prior to closing or, if it is not, that parties to the merger would determine, in their reasonable judgment on the advice of counsel, that the litigation would not have a material adverse effect or would otherwise be willing to waive this condition to closing.

     CONDUCT OF BUSINESS BY FLORIDAFIRST BANCORP PENDING THE MERGER

     We have agreed that until the merger is completed we will take no action that will adversely affect or delay SouthTrust's or our ability to obtain any consents required to complete the merger or to perform any of either of our obligations under the merger agreement. In addition, we have also agreed that until the merger is completed we will operate our business only in the usual, regular and ordinary course in a manner consistent with past practice and prudent banking principles, and that we will maintain and preserve our current assets and business relationships and retain the services of our key employees and officers. We have agreed that we will not, without first obtaining SouthTrust's written consent (which consent shall not be unreasonably withheld):

     o    amend our organizational documents or our authorized capital stock;

     o issue or grant any options, warrants or other rights to purchase shares of FloridaFirst Bancorp capital stock;

     o declare dividends or other distributions on shares of FloridaFirst Bancorp common stock, except that we may declare and pay quarterly cash dividends in per share amounts equivalent on a per share basis to any quarterly cash dividends declared by SouthTrust;

     o except in the ordinary course of business consistent with past practice, incur any material liability or indebtedness, directly or as guarantor;

     o make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000, except as otherwise provided in the merger agreement;

     o except as previously disclosed, sell or otherwise dispose of any of our property or our interest in property that has a book value in excess of or in exchange for consideration of $25,000;

     o except as otherwise provided in the merger agreement, pay any bonuses to our officers, directors and employees or generally increase the compensation of officers, directors and employees;

     o except as otherwise provided in the merger agreement, enter into any new or amend any existing employment, consulting, non-competition or independent contractor agreement or enter into or amend any incentive bonus or commission plan, or other employee benefit plan, except as may be required by law;

     o enter into or extend any agreement, lease or license relating to property, data processing or bankcard functions that involve an aggregate of $25,000 or more;

     o except as otherwise contemplated by the merger agreement, acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person;

     o change the interest paid on our time deposits or on our certificates of deposit, except in accordance with our past practices;

     o with respect to our investment portfolio, purchase or acquire any investment securities having an average remaining life to maturity greater than five years, or, except as provided in the merger agreement, any asset-backed security;

     o except as otherwise provided in the merger agreement, commence or settle any action or proceeding, legal, governmental, or otherwise, against us that involves material money damages or a restriction upon any of our operations; or

     o take any action that is intended or may reasonably be expected to result in any of the conditions for the merger not being satisfied.

     OTHER COVENANTS AND AGREEMENTS

     Mutual Agreements

     Both we and SouthTrust have agreed that each of us will:

     o use our best efforts to take all actions required under the merger agreement to permit the merger to be completed at the earliest possible date;

     o cooperate in furnishing information for the preparation and filing of this document;

     o cooperate in the preparation and filing of any regulatory application required to be filed with respect to the merger;

     o not publish any news release or other public announcement or disclosure about the merger without the consent of the other; and

     o if the merger is not completed, for a period of two years after the merger agreement is terminated, keep as confidential all information relating to, and provided by the other, except as may be required by law and with respect to information that is already in the public domain.

     Agreements of SouthTrust

     SouthTrust has agreed to take all actions necessary to validly register, or obtain valid exemptions from registration, pursuant to applicable federal and state securities laws all shares of SouthTrust common stock it will issue in the merger. In addition, SouthTrust has agreed to cause these additional shares of SouthTrust common stock to be listed on Nasdaq.

     SouthTrust has also agreed that all of our employees and officers who are employed by SouthTrust after the merger is completed will be eligible to participate in SouthTrust's employee benefit plans on the same basis and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust, subject to various waiting periods and deductions, and such employees and officers will receive credit, for vesting purposes, for all periods of time served as our employees. See "Interests of Certain Persons in the Merger - General" on page 29.

     SouthTrust has agreed in the merger agreement that after the effective time of the merger, it will indemnify, defend and hold harmless each person entitled to indemnification from FloridaFirst Bancorp and FloridaFirst Bank against all liabilities arising out of actions or omissions occurring at or after the effective time of the merger to the same extent and subject to the same conditions as officers, directors and employees of SouthTrust as set forth in SouthTrust's restated certificate of incorporation and bylaws, and under such directors' and officers' liability insurance policy as SouthTrust may then make available.

     Agreements of FloridaFirst Bancorp; No Solicitation

     We have agreed that we will not directly, nor ask anyone to, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal that may reasonably be expected to lead to any proposal for a merger or other business combination involving FloridaFirst Bancorp or for the acquisition of a significant equity interest in FloridaFirst Bancorp or for the acquisition of a significant portion of our assets or liabilities. We have agreed to promptly advise SouthTrust orally and in writing of any inquiries or proposals we receive. However, to the extent necessary to comply with FloridaFirst Bancorp board's fiduciary duties, we may respond to, provide information to and negotiate with any party making an unsolicited takeover proposal to us. We have also agreed to obtain the consent of any third party that is necessary to transfer and assign all of our right, interest and title in any property or contract to SouthTrust Bank.

     WAIVER AND AMENDMENT

     Prior to or at the effective time, either party may: (1) waive any default in the performance of any term of the merger agreement by the other; and (2) waive or extend the time for compliance or fulfillment by the other of any and all of the other's obligations, except with respect to any condition that, if not satisfied, would result in the violation of any law or any applicable governmental regulation. Furthermore, our obligations may change if the merger agreement is amended. The merger agreement may be amended if SouthTrust, SouthTrust of Alabama and FloridaFirst Bancorp execute a written document that amends the existing terms of the merger agreement.

     TERMINATION OF THE MERGER AGREEMENT

     We may terminate the merger agreement and abandon the merger any time prior to the effective time if the parties mutually consent to the termination. The merger agreement may also be terminated and the merger abandoned at any time before the merger is completed by either SouthTrust, SouthTrust of Alabama or FloridaFirst Bancorp if:

     o the merger has not been completed by July 31, 2004; provided the party wishing to terminate is not then in breach of its representations, warranties, covenants or agreements under the merger agreement, which breach is the cause of or has resulted in the failure of the merger to be completed before July 31, 2004; and provided further that such date shall be extended to October 1, 2004, if the delay is caused by the failure to receive the necessary regulatory approvals;

     o any of the representations and warranties of the other party are inaccurate such that the inaccuracy results in a "material adverse effect" on such party and the inaccuracy cannot be, or has not been, cured within thirty (30) days after written notice to breaching party of such inaccuracy has been given; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

     o the other party materially breaches any of its covenants or agreements and the breach cannot be, or has not been, cured within thirty (30) days after written notice to breaching party has been given; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

     o any of the conditions required to be completed before the merger can be completed cannot be satisfied by July 31, 2004 (other than regulatory or FloridaFirst Bancorp shareholder approval), and have not been waived; provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement; provided further that such date shall be extended to October 1, 2004, if the delay is caused by the failure to receive the necessary regulatory approvals;

     o a regulatory authority denies approval of the merger by final nonappealable action or if any action taken by a regulatory authority is not appealed within the time limit for appeal; or

     o    our shareholders fail to approve the merger agreement.

     If the merger agreement is terminated, it will become void and have no effect, except that some of the provisions of the merger agreement may continue after the termination. Provisions requiring the parties to keep confidential any information they have obtained, other than through publicly available sources, about the other party will also continue after termination of the merger agreement. In the event the merger agreement is terminated, each party will still remain liable for any uncured willful breach of any of its representations, warranties, covenants or other agreements that gave rise to the termination.

     TERMINATION FEE

     Under certain circumstances, FloridaFirst Bancorp may be obligated to pay SouthTrust a $5,100,000 termination fee if the merger is not completed.

     If:

     o a third party makes an offer or proposal to FloridaFirst Bancorp to enter into an "acquisition transaction" specified in the merger agreement and described below;

     o the proposed merger of SouthTrust and FloridaFirst Bancorp is subsequently disapproved by our board of directors or by our shareholders resulting in termination of the merger agreement; and

     o within one year after termination of the merger agreement, FloridaFirst Bancorp enters into an "acquisition transaction" or enters into a definitive agreement with respect to an "acquisition transaction" with the third party, then FloridaFirst Bancorp will be required to pay SouthTrust a cash amount of $5,100,000 as an agreed upon termination fee. The "acquisition transactions" that could trigger FloridaFirst Bancorp's obligation to pay a $5,100,000 termination fee to SouthTrust are defined in the merger agreement and generally include:

          o a merger or consolidation of any other company with either FloridaFirst Bancorp or FloridaFirst Bank;

          o a purchase, lease or other acquisition of all or substantially all of the assets of either FloridaFirst Bancorp or FloridaFirst Bank;

          o the acquisition of by certain persons of beneficial ownership of 35% of more of the voting power of either FloridaFirst Bancorp or FloridaFirst Bank; or

          o a tender or exchange offer to acquire 35% or more of the voting power of FloridaFirst Bancorp.

     RESALES OF SHARES OF SOUTHTRUST COMMON STOCK

      If the merger is approved and                WHAT IS AN "AFFILIATE"?
completed, generally, any shares of
SouthTrust common stock issued to you              An "affiliate" of an entity
will be freely transferable and not          is generally deemed to include
subject to any restrictions.                 individuals or entities that,
                                             directly or indirectly through
      However, if you are an                 one or more intermediaries,
"affiliate" of FloridaFirst Bancorp          control, are controlled by or are
when the merger is completed or you          under common control with the
become an "affiliate" of SouthTrust          entity.
as a result of or after the merger is
completed, you will be subject to                  Affiliates may include
restrictions that will limit how you         various executive officers and
may sell your shares of SouthTrust           directors as well as various
common stock and in some cases may           principal shareholders: for
limit the number of shares of                example, shareholders who hold
SouthTrust common stock that you may         10% or more of the issued and
sell at any one time.                        outstanding capital stock of the
                                             entity.

     If you are deemed to be an affiliate of FloridaFirst Bancorp, you may resell the shares of SouthTrust common stock issued to you in the merger only:

     o in transactions permitted by Rule 145 under the Securities Act of 1933; or

     o otherwise as permitted by the Securities Act, such as pursuant to an effective registration statement or in transactions that are otherwise exempt from registration under the Securities Act.

     Rule 145 imposes restrictions on the manner in which an affiliate may resell and the quantity of any such resale of any of the shares of SouthTrust common stock received by the affiliate in the merger. This prospectus does not cover resales of SouthTrust's common stock received by any person who may be deemed to be an affiliate of FloridaFirst Bancorp, and SouthTrust does not intend to register such shares for resale. We have agreed in the merger agreement to use best efforts to cause each person who may be deemed to be an "affiliate" of ours to execute and deliver to SouthTrust an affiliate letter in which the affiliate agrees not to offer, sell or otherwise transfer any of the shares of SouthTrust common stock distributed to them in connection with the merger except in compliance with Rule 145 or in a transaction otherwise exempt from the Securities Act.

--------------------------------------------------------------------------------
  If you are deemed to be an affiliate of FloridaFirst Bancorp before the merger, you should ensure that any subsequent sale or transfer of your shares of SouthTrust common stock is made in compliance with one of the above listed exceptions.
--------------------------------------------------------------------------------

     ANTICIPATED ACCOUNTING TREATMENT

     The merger will be accounted for by SouthTrust as a purchase transaction in accordance with generally accepted accounting principles in the United States of America. One effect of such accounting treatment is that the earnings of FloridaFirst Bancorp will be combined with the earnings of SouthTrust only from and after the effective date of the merger. The unaudited pro forma financial information contained in these materials has been prepared using the purchase method of accounting.

     DISSENTERS' RIGHTS

     FloridaFirst Bancorp is a Florida corporation. The Florida Business Corporation Act provides that dissenters' rights are not available to shareholders of a corporation in a merger if the shares of stock of such corporation are, as of the record date, listed on a national securities exchange, designated as a national market security on the Nasdaq Stock Market or held of record by more than 2,000 shareholders, with certain exceptions not applicable in the merger. You are not entitled to dissenters' rights in connection with the merger because the shares of FloridaFirst Bancorp common stock are designated as a national market security on the Nasdaq Stock Market.

     EXPENSES

     SouthTrust and FloridaFirst Bancorp will be responsible and pay for their own expenses incurred by them in connection with completing the merger.

     LITIGATION CONCERNING THE MERGER

     Following the announcement of the proposed merger with SouthTrust, on or about February 9, 2004, FloridaFirst Bancorp and certain of its executive officers and directors were sued by Elimelech G. Meisels in the Circuit Court of the Tenth Judicial Circuit in and for Polk County, Florida, case number 53-2004 CA 000653 08. The plaintiff, putatively on behalf of a class of shareholders similarly situated, alleges that the individually named defendants breached their fiduciary duty to the shareholders of FloridaFirst Bancorp by approving the merger of FloridaFirst Bancorp with SouthTrust for consideration that is financially inadequate and substantially undervalues FloridaFirst Bancorp. The lawsuit seeks class action certification, a temporary and permanent injunction of the merger, a declaration that the individual defendants committed a breach of fiduciary duty, rescission of the merger if applicable and unspecified monetary damages. The FloridaFirst Bancorp board of directors, after consulting with counsel, believes that the lawsuit has no merit and intends to vigorously defend against it.

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material anticipated federal income tax consequences of the merger generally applicable to FloridaFirst Bancorp, SouthTrust and the shareholders of FloridaFirst Bancorp. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to:

     o corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations;

     o persons who are not United States citizens, resident aliens of the United States or domestic entities (partnerships or trusts);

     o persons who are subject to alternative minimum tax (to the extent such tax affects the income tax consequences of the merger), who elect to apply a mark-to-market method of accounting or who are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent such provisions affect the tax consequences of the merger);

     o holders of options granted by FloridaFirst Bancorp, or persons who acquired FloridaFirst Bancorp stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restrictions related to employment;

     o persons who do not hold their FloridaFirst Bancorp shares as capital assets; or

     o persons who hold their FloridaFirst Bancorp shares as part of a "hedge," "constructive sale," "straddle," or "conversion transaction" or other "integrated transaction."

No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the merger.

     Tax Consequences of the Merger Generally.

     In the opinion of Bradley Arant Rose & White LLP, counsel to SouthTrust:

     o the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code;

     o each of SouthTrust and FloridaFirst Bancorp will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

     o no gain or loss will be recognized by SouthTrust or FloridaFirst Bancorp by reason of the merger;

     o you will recognize no gain or loss for federal income tax purposes to the extent you receive SouthTrust common stock in the merger in exchange for FloridaFirst Bancorp common stock, and you will recognize gain, but not loss, for federal income tax purposes to the extent you receive cash in the merger in exchange for FloridaFirst Bancorp common stock. Your gain will generally be capital gain, and will be long-term capital gain if, as of the date of the exchange, your holding period for such FloridaFirst Bancorp common stock is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to federal income tax at a maximum rate of 15%;

     o the tax basis of the SouthTrust common stock you receive (including any fractional share interests to which you may be entitled) will be the same as the tax basis of the FloridaFirst Bancorp common stock surrendered in exchange therefor, increased by the amount of gain you recognize on the exchange, and decreased by the amount of cash and the fair market value of property other than SouthTrust common stock which you receive in the exchange;

     o the holding period for SouthTrust common stock which you receive in exchange for shares of FloridaFirst Bancorp common stock (including any fractional share interest to which you may be entitled) will include the period during which you held the shares of FloridaFirst Bancorp common stock surrendered in exchange therefor; provided that you hold the FloridaFirst Bancorp common stock as a capital asset at the time the merger becomes effective; and

     o the cash you receive instead of a fractional share of SouthTrust common stock, if any, will be treated as though such fractional share actually was issued in the merger and thereafter redeemed by SouthTrust for cash. The receipt of such cash instead of a fractional share by a holder of FloridaFirst Bancorp common stock will be treated as a distribution by SouthTrust in full payment for the fractional share as provided in Section 302(a) of the Internal Revenue Code.

     The completion of the merger is conditioned upon the receipt by FloridaFirst Bancorp and SouthTrust of the legal opinion of Bradley Arant Rose & White LLP, counsel to SouthTrust, substantially to the effect of the bulleted items described above. In order to meet this condition, the opinion must be in a form and substance reasonably acceptable to FloridaFirst Bancorp and SouthTrust. The opinion of Bradley Arant Rose & White LLP is based upon the Internal Revenue Code of 1986, as amended, current regulations issued by the Department of the Treasury and the IRS under the Internal Revenue Code, current administrative rulings and practice, and judicial authority, all of which are subject to change, possibly with retroactive effect. The opinion of Bradley Arant Rose & White LLP is based upon certain representations by the management of SouthTrust and of FloridaFirst Bancorp, including without limitation a representation by the management of SouthTrust that it has no plan or intention to cause SouthTrust to redeem or otherwise reacquire the shares of SouthTrust common stock issued in the merger.

     Unlike a ruling from the IRS, an opinion is not binding on the IRS and neither we nor SouthTrust can ensure that the IRS will not take a position contrary to one or more positions reflected in the opinion of Bradley Arant Rose & White LLP or that the positions stated in such opinion will be upheld by the courts if challenged.

     Optional Cash Election

     Except as described above, the opinion of Bradley Arant Rose & White LLP does not address the specific federal income tax consequences to the holders of FloridaFirst Bancorp common stock of the receipt of cash payments pursuant to a cash election. If you receive solely cash in the merger and, following the merger, you do not own any shares of SouthTrust common stock, either directly or indirectly through application of the constructive ownership rules of the Internal Revenue Code and Federal income tax regulations issued thereunder, you will recognize gain or loss in an amount equal to the difference between the amount of such cash received and the adjusted tax basis of the FloridaFirst Bancorp common stock surrendered in the transaction. Your gain or loss will be long-term capital gain or loss if at the time of the exchange you held the FloridaFirst Bancorp common stock as a capital asset for a period greater than one year. If you receive cash in the merger and you actually or constructively own shares of SouthTrust common stock following the merger, your federal income tax consequences will depend upon your individual circumstances and you should consult you own tax advisor concerning the federal income tax consequences of the receipt of such cash.

     FloridaFirst Bancorp Shareholders Who Receive Cash and SouthTrust Common Stock

     A holder of FloridaFirst Bancorp common stock who exchanges his or her stock for both cash consideration (other than any cash received in lieu of a fractional share of SouthTrust common stock) and SouthTrust common stock in the merger will generally realize gain or loss in an amount equal to the difference between: (1) the sum of the cash and the fair market value of the SouthTrust common stock received, and (2) the shareholder's adjusted tax basis in the FloridaFirst Bancorp common stock surrendered. Any such gain, however, will be recognized only to the extent of the amount of cash consideration received by the shareholder. Any loss will not be recognized.

     For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the shareholder's holding period with respect to the stock is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the shareholder's ratable share of FloridaFirst Bancorp's accumulated earnings and profits.

     In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the shareholder's deemed percentage stock ownership of SouthTrust. For purposes of this determination, the shareholder is treated as if such shareholder first exchanged all of such shareholder's shares of FloridaFirst Bancorp common stock solely for SouthTrust common stock and then SouthTrust immediately redeemed a portion of such SouthTrust common stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (1) substantially disproportionate with respect to the shareholder, or (2) not essentially equivalent to a dividend.

     The deemed redemption, generally, will be substantially disproportionate with respect to a shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is not essentially equivalent to a dividend with respect to a shareholder will depend upon the shareholder's particular circumstances. At a minimum, however, in order for the deemed redemption to be not essentially equivalent to a dividend, the deemed redemption must result in a meaningful reduction in the shareholder's actual and constructive percentage stock ownership of SouthTrust. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of SouthTrust the shareholder actually and constructively owns immediately before the deemed redemption and (2) the percentage of the outstanding stock of SouthTrust the shareholder actually and constructively owns immediately after the deemed redemption. In applying the foregoing tests, a shareholder is deemed to own stock owned and, in some cases, constructively owned, by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities. As these rules are complex, each shareholder that may be subject to these rules should consult such shareholder's tax advisor. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a meaningful reduction.

     Dividends received from domestic corporations are currently subject to federal income tax at the same rates that are applicable to long-term capital gains including the maximum rate of 15%. The principal difference in federal income tax treatment between cash distributions which are treated as dividends and those which are treated as redemptions under the foregoing rules is that a shareholder who receives a cash distribution which is treated as a dividend may not recover the tax basis attributable to the shares surrendered in the exchange and such tax basis will be attributed to the shares of SouthTrust common stock actually or constructively owned by such shareholder immediately after the deemed redemption described above.

     This discussion applies only to FloridaFirst Bancorp shareholders who hold their FloridaFirst Bancorp common stock as capital assets within the meaning of Code Section 1221 and does not deal with all aspects of federal taxation that may be relevant to particular FloridaFirst Bancorp shareholders.

     Backup Withholding and Information Reporting.

     Payments of cash to a holder surrendering shares of FloridaFirst Bancorp common stock will be subject to information reporting and backup withholding (whether or not the holder also receives SouthTrust common stock) at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Any amounts withheld from payments to a holder under the backup withholding rules may be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. Each holder of FloridaFirst Bancorp common stock should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedures for claiming such exemption.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO EACH HOLDER OF FLORIDAFIRST BANCORP COMMON STOCK WILL DEPEND ON THE FACTS OF EACH SUCH SHAREHOLDER'S PARTICULAR SITUATION. THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS ALL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR HOLDER AND MAY NOT BE APPLICABLE TO ALL HOLDERS' SPECIAL SITUATIONS. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE FEDERAL INCOME TAX CONSEQUENCES UNDER YOUR OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

                     DESCRIPTION OF SOUTHTRUST CAPITAL STOCK

      The descriptive information below outlines certain provisions of SouthTrust's restated certificate of incorporation, restated bylaws, certificate of designations and the general corporation law of Delaware. The information is not complete and is qualified by the more detailed provisions of SouthTrust's certificate of incorporation, bylaws and certificate of designations, which are incorporated by reference as exhibits to this document, and the Delaware General Corporation Law. See "Where You Can Find More Information" on page 67 for information on how to obtain copies of these incorporated documents.

      GENERAL

      The authorized capital stock of SouthTrust consists of 1,000,000,000 shares of common stock, par value $2.50 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of March 26, 2004, there were 330,053,452 shares of SouthTrust common stock issued and outstanding, and no shares of SouthTrust preferred stock were outstanding. As of March 26, 2004, 2,000,000 shares of SouthTrust preferred stock designated as Series 1999 Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "SouthTrust Common Stock - Stockholder Rights Plan" on page 51.

      Because SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and stockholders of SouthTrust, to participate in any distribution of assets of any subsidiary, including SouthTrust Bank, upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that the claims of SouthTrust itself as a creditor of the subsidiary may be recognized.

      SOUTHTRUST COMMON STOCK

      Dividend Rights

      Holders of SouthTrust common stock are entitled to their proportionate share of dividends declared by SouthTrust's board of directors out of funds legally available for payment of dividends, subject to any prior rights of any SouthTrust preferred stock outstanding. Under Delaware law, SouthTrust may pay dividends out of surplus or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiary is a bank, payments made by SouthTrust are limited by law and regulations of the bank regulatory authorities.

      Voting Rights and Other Matters

      SouthTrust stockholders have one vote for each share of common stock held on all matters brought before the stockholders. The holders of SouthTrust common stock do not have the right to cumulate their shares of SouthTrust common stock in the election of directors. SouthTrust's restated certificate of incorporation requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust to approve a transaction or a series of transactions with an "interested stockholder" that would result in SouthTrust being merged into or with another corporation or securities of SouthTrust being issued in a transaction that would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect. An "interested stockholder" is generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder. An exception exists in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of SouthTrust's board of directors who are unaffiliated with the interested stockholder and who were directors before the interested stockholder became an interested stockholder.

      SouthTrust common stock does not have any conversion rights, and there are no redemption or sinking fund provisions applicable to SouthTrust common stock. Holders of SouthTrust common stock are not entitled to any preemptive rights to subscribe for any additional securities that may be issued.

      Liquidation Rights

      In the event of liquidation, holders of SouthTrust common stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts required to be paid to the holders of any SouthTrust preferred stock issued by SouthTrust.

      Provisions with Respect to Board of Directors

      SouthTrust's restated certificate of incorporation provides that the members of SouthTrust's board of directors are divided into three classes as nearly equal in number as possible. Stockholders elect each class for a three-year term. At each annual meeting of stockholders of SouthTrust, the stockholders elect roughly one-third of the members of SouthTrust's board of directors for a three-year term, and the other directors remain in office until their three-year terms expire. Therefore, control of SouthTrust's board of directors cannot be changed in one year, and at least two annual meetings must be held before stockholders can change a majority of the members of SouthTrust's board of directors.

      Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

      The Delaware General Corporation Law and the restated certificate of incorporation and by-laws of SouthTrust provide that stockholders may remove a director, or SouthTrust's entire board of directors, only for cause. The restated certificate of incorporation and by-laws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire board of directors from office. Stockholders may amend certain portions of the restated certificate of incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified board of directors, only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.

      Anti-Takeover Effects of Special Provisions

      Some of the provisions contained in the restated certificate of incorporation and by-laws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's board of directors, and may make SouthTrust's board of directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure. As a result, these provisions may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

      Stockholder Rights Plan

      Each share of SouthTrust common stock outstanding as of February 22, 1999 (as adjusted for a 2-for-1 stock split effective May 11, 2001), including those that may be issued under this prospectus, carries with it one-half preferred share purchase right, referred to in this document as a "right." If the rights become exercisable, each right entitles the registered holder of a right to purchase one one-hundredth of a share of the series 1999 junior participating preferred stock at a purchase price of $150.00. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the right.

      The rights trade automatically with shares of SouthTrust common stock. A holder of SouthTrust common stock may exercise the rights only under the circumstances described below. The rights will generally cause substantial dilution to a person or group that attempts to acquire SouthTrust common stock on terms not approved by SouthTrust's board of directors. The rights should not interfere with any merger or other business combination that SouthTrust's board of directors approves since they may redeem the rights before a person or group acquires 15% or more of the outstanding shares of SouthTrust's common stock. The rights may, but are not intended to, deter takeover proposals that may be in the interests of SouthTrust's stockholders.

      Holders may exercise their rights only following a distribution date. A distribution date will occur on the earlier of:

            o 10 days after a public announcement that a person or group has acquired or obtained the right to acquire 15% or more of the outstanding shares of SouthTrust's common stock; or

            o 10 days after a person or group makes or announces an offer to purchase SouthTrust's common stock, which, if successful, would result in the acquisition of 15% or more of the outstanding shares of common stock; or

            o 10 days after SouthTrust's board of directors declares that a person or group has become the beneficial owner of at least 10% of the outstanding shares of SouthTrust's common stock, and that this ownership might cause SouthTrust's board of directors to take action that is not in SouthTrust's long-term interests or that will impact SouthTrust to the detriment of its stockholders.

      The rights have additional features that will be triggered upon the occurrence of specified events, including:

            o if a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, holders of the rights, other than such person or group whose rights will have become void, may purchase common stock, instead of SouthTrust's series 1999 junior participating preferred stock, having a value of twice the right's then current purchase price;

            o if SouthTrust is involved in certain business combinations or the sale of 50% or more of its assets or earning power after a person or group acquires 15% or more of its outstanding common stock, the holders of the rights, other than such person or group whose rights will have become void, may purchase common stock of the acquirer or an affiliated company having a value of twice the right's then-current purchase price; or

            o if a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, SouthTrust's board of directors may, at any time before the person or group acquires 50% or more of the outstanding shares of common stock, exchange all or part of the rights, other than rights held or previously held by the 15% or greater stockholder, for common stock at an exchange ratio of one share of SouthTrust common stock per right, subject to adjustment for any stock split, stock dividend or similar transaction.

      At any time prior to the earlier of (1) ten days after a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, or
(2) February 22, 2009, SouthTrust's board of directors may redeem all of the rights at a price of $.01 per right, subject to adjustment for stock dividends, stock splits and similar transactions. SouthTrust's board of directors in its sole discretion may establish the effective time, basis and conditions of the redemption. However, the board may not redeem any of the rights after it determines that a person or group owning at least 10% of SouthTrust common stock poses a threat to SouthTrust. Immediately after the redemption of the rights, the holder can no longer exercise the rights and can only receive the redemption price described above.

      The rights will expire on February 22, 2009, unless SouthTrust redeems or exchanges them before then or extends the expiration date. SouthTrust's board of directors may amend the terms of the rights, other than the redemption price, without the consent of the holders of the rights at any time prior to a distribution date in any manner the board deems desirable. SouthTrust's board of directors may amend the terms of the rights without the consent of the holders of the rights after the distribution date only if the amendment does not adversely affect the interests of the holders of the rights.

      This description of the rights and the series 1999 participating preferred stock is not complete and is qualified in its entirety by reference to SouthTrust's Amended and Restated Stockholder's Rights Agreement with American Stock Transfer & Trust Company dated as of August 1, 2000 and the certificate of designation for the series 1999 junior participating preferred stock.

      Transfer Agent

      The transfer agent for SouthTrust common stock is American Stock Transfer & Trust Company.

      SOUTHTRUST PREFERRED STOCK

      General

      Under SouthTrust's restated certificate of incorporation, SouthTrust's board of directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust preferred stock in one or more series. SouthTrust's board must adopt a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust preferred stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust preferred stock upon the rights of holders of SouthTrust common stock unless and until SouthTrust's board of directors determines the price and specific rights of the holders of a series of SouthTrust preferred stock. Such effects might include, however:

            o restrictions on dividends on SouthTrust common stock if dividends on SouthTrust preferred stock have not been paid;

            o dilution of the voting power of SouthTrust common stock to the extent that SouthTrust preferred stock has voting rights, or that any SouthTrust preferred stock series is convertible into SouthTrust common stock;

            o dilution of the equity interest of SouthTrust common stock unless the SouthTrust preferred stock is redeemed by SouthTrust; and

            o SouthTrust common stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust preferred stock.

      While the ability of SouthTrust to issue SouthTrust preferred stock is, in the judgment of SouthTrust's board of directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

      Series 1999 Junior Participating Preferred Stock

      In connection with the adoption of the Stockholder Rights Plan described above, SouthTrust's board of directors designated 2,000,000 shares of SouthTrust's authorized but unissued SouthTrust preferred stock as series 1999 junior participating preferred stock. One share of series 1999 preferred stock will be approximately equivalent in terms of dividend and voting rights to 100 shares of SouthTrust common stock. No shares of series 1999 preferred stock have been issued as of the date of this document.

                                  MARKET PRICE

      SouthTrust common stock is quoted on Nasdaq under the symbol "SOTR." FloridaFirst Bancorp common stock is traded on Nasdaq under the symbol "FFBK." The following table sets forth, for the periods indicated, the high and low sales prices per share of SouthTrust common stock and FloridaFirst Bancorp common stock each as reported by Nasdaq. All prices for SouthTrust are adjusted to reflect a 2-for-1 stock split effected on May 11, 2001.

                                          SouthTrust           FloridaFirst Bancorp
                                           Price(1)                  Price(1)
                                   -----------------------   -----------------------
                                      High          Low         High         Low
                                   ----------   ----------   ----------   ----------
2001:
   First Quarter ...........       $    24.44   $    19.25   $    15.00   $    12.31
   Second Quarter ..........            26.44        21.69        16.10        14.53
   Third Quarter ...........            27.18        19.97        17.48        13.75
   Fourth Quarter ..........            25.93        21.69        16.60        14.70

2002:
   First Quarter ...........       $    27.32   $    23.33   $    18.40   $    16.20
   Second Quarter ..........            27.20        24.86        20.07        18.10
   Third Quarter ...........            27.14        20.52        19.59        16.46
   Fourth Quarter ..........            26.66        20.76        24.51        17.46

2003:
   First Quarter ...........       $    27.44   $    24.19   $    24.30   $    20.46
   Second Quarter ..........            29.98        25.41        24.00        21.70
   Third Quarter ...........            30.54        26.68        27.16        23.47
   Fourth Quarter ..........            33.06        29.35        33.80        26.39

2004:
   First Quarter(2) ........           $34.90       $31.26       $33.24       $26.60

(1) The information listed above was obtained from the National Association of Securities Dealers, Inc., and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions. The information above is presented by calendar quarter rather than fiscal quarter since the companies have different fiscal year ends.

(2) Through March 26, 2004, the most recent date practicable preceding the date of this document.


      On February 4, 2004, (the trading day immediately before the first public announcement of the merger), the last sale price of SouthTrust common stock, as obtained from Nasdaq, was $33.46, and the last sale price of FloridaFirst Bancorp common stock, as obtained from Nasdaq, was $29.40. On March 26, 2004, the most recent date practicable preceding the date of this document, the last reported sale price of SouthTrust common stock as reported by Nasdaq was $32.68, and the last reported sale price for FloridaFirst Bancorp common stock reported by Nasdaq was $26.92.

                                   DIVIDENDS

      The following table sets forth, for the periods indicated, the dividends declared by SouthTrust and FloridaFirst Bancorp per share of common stock. The dividends have been adjusted to reflect a two-for-one stock split of SouthTrust common stock effected on May 11, 2001. The information below is presented by calendar quarter rather than fiscal quarter since the companies have different fiscal year ends.

                                                            FloridaFirst
                                              SouthTrust      Bancorp
                                             Common Stock   Common Stock
                                             Dividend Per   Dividend Per
                                                Share           Share
                                             ------------   ------------
2001:
First Quarter ............................   $       0.14   $       0.05
Second Quarter ...........................           0.14           0.05
Third Quarter ............................           0.14           0.05
Fourth Quarter ...........................           0.14           0.05

2002:
First Quarter ............................   $       0.17   $       0.06
Second Quarter ...........................           0.17           0.06
Third Quarter ............................           0.17           0.06
Fourth Quarter ...........................           0.17           0.06

2003:
First Quarter ............................   $       0.21   $       0.07
Second Quarter ...........................           0.21           0.07
Third Quarter ............................           0.21           0.07
Fourth Quarter ...........................           0.21           0.07

2004:
First Quarter ............................   $       0.24   $       0.20

      Dividends are paid by SouthTrust on SouthTrust common stock at the discretion of SouthTrust's board of directors and are affected by certain legal restrictions on the payment of dividends as described below, SouthTrust's earnings and financial condition and other relevant factors. SouthTrust has increased the dividend paid on SouthTrust common stock for 34 consecutive years. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the legal restrictions on the payment of dividends as described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to SouthTrust common stock.

      There are certain limitations on the payment of dividends to SouthTrust by its bank subsidiary. As an Alabama banking corporation, the amount of dividends that SouthTrust's subsidiary bank may declare in one year is subject to certain limitations imposed by both the Federal Reserve Board and the Alabama Department of Banking. Under the described laws and regulations, at February 29, 2004, approximately $127.3 million was available for payment of dividends to SouthTrust by its bank subsidiary.

      Dividends paid by FloridaFirst Bancorp on FloridaFirst Bancorp common stock are at the discretion of FloridaFirst Bancorp's board of directors and are dependent upon the restrictions on the payment of dividends by corporations chartered in Florida, certain legal restrictions on the payment of dividends as described below, FloridaFirst Bancorp's earnings and financial condition and other relevant factors. The current policy of FloridaFirst Bancorp is to pay dividends on a quarterly basis. Until the merger is completed, FloridaFirst Bancorp is prohibited from declaring dividends on its common stock without first obtaining SouthTrust's consent except that FloridaFirst Bancorp may declare and pay quarterly cash dividends in per share amounts that are equivalent on a per share basis to any quarterly cash dividends declared by SouthTrust, subject to SouthTrust's confirmation of the amount and timing of such dividends and the coordination of record and payment dates of such dividends.

      On February 20, 2004, FloridaFirst Bancorp declared that, in accordance with, and as authorized by, the merger agreement, it would pay a quarterly cash dividend of $0.20 per common share. The dividend is payable April 1, 2004, to shareholders of record at the close of business March 15, 2004.

     There are certain limitations on the payment of dividends to FloridaFirst Bancorp by its bank subsidiary. As a federal savings bank, the amount of dividends that FloridaFirst Bancorp's subsidiary bank may declare in one year is subject to certain limitations imposed by the Office of Thrift Supervision. These limitations are described in greater detail under "FloridaFirst Bancorp -- Dividend and Other Capital Distribution Limitations" on page 64. Under the described laws and regulations, at December 31, 2003, approximately $35 million was available for payment of dividends to FloridaFirst Bancorp by its bank subsidiary without additional regulatory approval.

                             COMPARISON OF RIGHTS OF
                         STOCKHOLDERS OF SOUTHTRUST AND
                      SHAREHOLDERS OF FLORIDAFIRST BANCORP

      The rights of SouthTrust stockholders are governed by Delaware law and SouthTrust's restated certificate of incorporation and bylaws. The rights of our shareholders are governed by Florida law and our articles of incorporation and bylaws. There are differences between the respective chartering documents of SouthTrust and FloridaFirst Bancorp that will affect the relative rights of SouthTrust stockholders and our shareholders.

      The following discussion describes and summarizes the material differences between the rights of SouthTrust stockholders and FloridaFirst Bancorp shareholders. With respect to each issue described below, the information set forth in the left column describes the rights our shareholders currently enjoy, while the information set forth in the right column describes the rights enjoyed by SouthTrust's stockholders. If the merger is completed, any FloridaFirst Bancorp shareholder who becomes a stockholder of SouthTrust will be entitled and become subject to all of the rights described in the right column. The following discussion is not a complete discussion of all of the differences. For a complete understanding of all of the differences, you will need to review the restated certificate of incorporation and bylaws of SouthTrust, the articles of incorporation and bylaws of FloridaFirst Bancorp, the Florida Business Corporation Act and Delaware General Corporation Law. Copies of the respective chartering documents of both SouthTrust and FloridaFirst Bancorp may be obtained from the corporate secretary of each company. See page 68 for details of who to contact to obtain copies of these documents.

            FLORIDAFIRST                                  SOUTHTRUST

                                  VOTING RIGHTS

Holders of shares of FloridaFirst           Holders of shares of SouthTrust
Bancorp common stock are entitled to        common stock are entitled to one
one vote for each share of common           vote for each share of common stock
stock held.                                 held.

                              RIGHTS ON LIQUIDATION

In the event of liquidation,                In the event of liquidation,
FloridaFirst Bancorp shareholders           SouthTrust stockholders are entitled
are entitled to receive pro-rata any        to receive pro-rata any assets
assets distributable to FloridaFirst        distributable to SouthTrust
Bancorp shareholders with respect to        stockholders with respect to the
the shares of FloridaFirst Bancorp          shares of SouthTrust common stock
common stock held by them, after            held by them, after payment of
payment of indebtedness.                    indebtedness and amounts payable to
                                            the holders of preferred stock.

            FLORIDAFIRST                                  SOUTHTRUST

                              RIGHTS OF PRE-EMPTION

Holders of shares of FloridaFirst           Holders of shares of SouthTrust
Bancorp common stock do not have any        common stock do not have any
pre-emptive rights to subscribe to          pre-emptive rights to subscribe to
or acquire additional shares of             or acquire additional shares of
FloridaFirst Bancorp common stock           SouthTrust common stock that may be
that may be issued.                         issued.

              RIGHTS TO CALL A SPECIAL MEETING OF THE SHAREHOLDERS

Special meetings of shareholders may        Holders of shares of SouthTrust
be called by shareholders together          common stock do not have any rights
holding at least 50% of the number          to call a special meeting of
of shares of capital stock                  SouthTrust's stockholders or to
outstanding and entitled to vote            require that SouthTrust's board of
with respect to any issue proposed          directors call a special meeting.
to be considered at the meeting.

           SHAREHOLDERS' RIGHTS TO AMEND CORPORATE GOVERNING DOCUMENTS

Following approval of an amendment          Holders of a majority of
to the articles of incorporation by         SouthTrust's capital stock who are
the FloridaFirst Bancorp board of           entitled to vote may by affirmative
directors, the holders of a majority        vote amend SouthTrust's restated
of the outstanding common stock             certificate of incorporation.
entitled to vote may, by affirmative        However, certain provisions of
vote, amend FloridaFirst Bancorp's          SouthTrust's restated certificate of
articles of incorporation. Certain          incorporation concerning special
provisions of the articles of               meetings of stockholders; the
incorporation may be amended only by        number, election and terms of
the affirmative vote of the holders         directors; and business combinations
of 80% of the outstanding common            may only be amended by the
stock.                                      affirmative vote of holders of at
                                            least 70% of the issued and
                                            outstanding shares of SouthTrust
                                            capital stock.

The FloridaFirst Bancorp board of           Holders of a majority of SouthTrust
directors may amend the bylaws of           capital stock who are entitled to
FloridaFirst by affirmative vote of         vote may by affirmative vote amend
a majority of the board. Holders of         the bylaws of SouthTrust.
at least 80% of the outstanding
FloridaFirst Bancorp common stock
may also amend the bylaws of
FloridaFirst Bancorp by affirmative
vote.

              ELECTION AND CLASSIFICATION OF THE BOARD OF DIRECTORS

The board of directors of                   The board of directors of SouthTrust
FloridaFirst Bancorp is classified          is classified into three (3) classes
into three (3) classes of directors.        of directors. Each director serves
Each director serves for a three (3)        for a three (3) year term. At each
year term. At each annual                   annual stockholder meeting,
shareholder meeting, approximately          one-third (1/3) of the board of
one-third (1/3) of the board of             directors is elected. Accordingly,
directors is elected. Accordingly,          control of the board of directors of
control of the board of directors of        SouthTrust cannot be changed in one
FloridaFirst Bancorp cannot be              year; at least two annual meetings
changed in one year; at least two           must be held before a majority of
annual meetings must be held before         the board of directors may be
a majority of the board of directors        changed. Holders of shares of
may be changed. Holders of shares of        SouthTrust common stock do not have
FloridaFirst Bancorp common stock do        the right to cumulate their votes in
not have the right to cumulate their        the election of directors.
votes in the election of directors.

            FLORIDAFIRST                                  SOUTHTRUST

                     NOMINATION OF DIRECTORS BY SHAREHOLDERS

In addition to the right of the             In addition to the right of the
board of directors to make                  board of directors to make
nominations for the election of             nominations for the election of
directors, any shareholder may              directors, any voting stockholder
nominate a person to stand for              may nominate a person to stand for
election at an annual meeting of the        election at an annual meeting of the
shareholders of FloridaFirst                stockholders of SouthTrust, provided
Bancorp, provided the shareholder           the stockholder complies with
complies with special advance notice        special advance notice requirements.
requirements.

            FLORIDAFIRST                                  SOUTHTRUST

                           RIGHTS TO REMOVE A DIRECTOR

Subject to the rights of any                Subject to the rights of any
preferred stockholders, a director          preferred stockholders, a director
may be removed only "for cause" by          may be removed "for cause" by the
the affirmative vote of the holders         affirmative vote of SouthTrust
of a majority of the outstanding            stockholders who hold at least 70%
FloridaFirst Bancorp common stock           of the voting power of SouthTrust's
entitled to vote and only at a              issued and outstanding capital stock
meeting of shareholders for which           that is entitled to vote for the
the notice states that one of the           election of directors. The vacancy
purposes of the meeting is the              created by this type of removal may
removal of the director or                  be filled by a person who is voted
directors. Additionally, a director         on by a majority of the directors
may be removed only after he has            then in office. The newly elected
been served with notice of the              director will serve for the
specific charges against him and            remainder of the unexpired term of
provided full opportunity to refute         the director removed from office.
the charges. Any vacancy on FloridaFirst    Any vacancies on SouthTrust's board
Bancorp's board of directors may be         of directors created by the death,
filled by a person who is approved          resignation, retirement,
by a majority of the directors then         disqualification or removal from
in office, whether or not a quorum          office other than for cause of a
is present. The new director will           director or the creation of a new
serve for the remainder of the              directorship, may be elected only by
unexpired term of the new director's        a majority vote of the directors.
predecessor in office.                      The new director will serve for the
                                            remainder of the unexpired term of
                                            the class of director to which the
                                            director has been appointed.

                         SHAREHOLDERS' RIGHTS TO REPORTS

Our shares of common stock are              Shares of SouthTrust common stock
registered under the Securities             are registered under the Securities
Exchange Act of 1934. Accordingly,          Exchange Act of 1934. Accordingly,
we are required to provide annual           SouthTrust is required to provide
reports containing audited financial        annual reports containing audited
statements to our shareholders.             financial statements to
FloridaFirst Bancorp also provides          stockholders. SouthTrust also
reports to its shareholders on an           provides reports to its stockholders
interim basis that contain unaudited        on an interim basis that contain
financial information.                      unaudited financial information.

We and FloridaFirst Bank regularly          SouthTrust and its banking
file reports with the Office of             subsidiary SouthTrust Bank regularly
Thrift Supervision, some of which           file reports with the Federal
may be inspected by the public.             Reserve Board and the Alabama State
                                            Banking Department, some of which
                                            may be inspected by the public.

            FLORIDAFIRST                                  SOUTHTRUST

                    EFFECT OF THE ISSUANCE OF PREFERRED STOCK

FloridaFirst Bancorp's board of             SouthTrust's board of directors is
directors is authorized to issue up         authorized to issue up to 5,000,000
to 20,000,000 shares of preferred           shares of preferred stock and can
stock and can determine the class           determine the class and rights to be
and rights to be attached to any            attached to any share of preferred
share of preferred stock.                   stock.

No series or classes of preferred           In 1998, the board of directors
stock have been created and no              adopted resolutions that created
shares of preferred stock have been         2,000,000 shares of series 1999
issued yet.                                 junior participating preferred
                                            stock. No shares of this class of
                                            preferred stock have been issued
                                            yet. However, if and when they are,
                                            the voting, liquidation, dividend
                                            and other rights of holders of
                                            shares of SouthTrust common stock
                                            will be affected. The voting power
                                            of each share of SouthTrust common
                                            stock will be diluted because each
                                            share of this class of preferred
                                            stock will be entitled to 100 votes
                                            on each proposal submitted to a vote
                                            of SouthTrust's stockholders.

                                            Shares of preferred stock will have
                                            preferential rights with respect to
                                            the payment of dividends and the
                                            distribution of SouthTrust's assets
                                            in the event of a liquidation of
                                            SouthTrust.


                        RIGHTS ATTACHED TO CAPITAL STOCK

Shares of FloridaFirst Bancorp              Each share of SouthTrust common
common stock have no rights attached        stock that is currently or will be
to them.                                    issued has or will have one right
                                            attached to it.

                                            Under specified conditions, each
                                            right entitles the stockholder to
                                            purchase one-one hundredth of a
                                            share of series 1999 junior
                                            participating preferred stock at a
                                            purchase price of $150.00.


                           SUPERVISION AND REGULATION

SOUTHTRUST

General

      SouthTrust is qualified as a financial holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and is registered with the Board of Governors of the Federal Reserve System. The BHC Act permits a financial holding company to engage in a variety of financial activities, some of which are not permitted for other bank holding companies that are not financial holding companies. As a financial holding company, SouthTrust is required to file with the Federal Reserve Board various reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and each of its subsidiaries.

      As with other financial institutions, the earnings of SouthTrust are affected by general economic conditions as well as by the monetary policies of the Federal Reserve Board. Such policies, which include regulating the national supply of bank reserves and bank credit, can have a major effect upon the source and cost of funds and the rates of return earned on loans and investments. The Federal Reserve System exerts a substantial influence on interest rates and credit conditions, primarily through open market operations in U.S. Government securities, varying the discount rate on member bank borrowings and setting cash reserve requirements against deposits. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits, and rates received on loans and investment securities and paid on deposits. Fluctuations in the Federal Reserve Board's monetary policies have had a significant impact on the operating results of SouthTrust and all financial institutions in the past and are expected to continue to do so in the future.

      SouthTrust Bank, the Company's bank subsidiary, is a state bank chartered under the laws of Alabama, and is a member of the Federal Reserve System. SouthTrust Bank is subject to primary federal regulation by the Federal Reserve Board and is also subject to the regulation of the Federal Deposit Insurance Corporation ("FDIC") and the Alabama State Banking Department.

     SouthTrust Bank is subject to restrictions under federal law, which limits the transfer of funds by a subsidiary bank to its holding company and non-banking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by the subsidiary bank to its holding company or any non-banking subsidiary are limited in amount to 10% of the subsidiary bank's capital and surplus and, with respect to SouthTrust and all such non-banking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The BHC Act also prohibits, subject to certain exceptions, a financial holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in non-banking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The activities permissible for bank holding companies were significantly expanded by the Gramm-Leach-Bliley Act, as discussed further below.

      Gramm-Leach-Bliley Act

      Under the Gramm-Leach-Bliley Act (the "GLB Act"), a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is (1) financial in nature, (2) incidental to any such financial activity, or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. This legislation made significant changes in U.S. banking law, principally by repealing certain restrictive provisions of the 1933 Glass-Steagall Act. The law specified certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the BHC Act. The legislation did not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. Effective March 12, 2000, SouthTrust elected financial holding company status.

      The legislation also contained a number of other provisions that affect the Company's operations and the operations of all financial institutions. One of the provisions relates to the financial privacy of consumers, authorizing federal banking regulators to adopt rules that limit the ability of banks and other financial entities to disclose non-public information about consumers to non-affiliated entities. These limitations required more disclosure to SouthTrust's customers, and in some circumstances, required consent by the customer before information is allowed to be provided to a third party.

      USA Patriot Act

      On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA Patriot Act"), which is designed to deny terrorists and others the ability to obtain access to the United States financial system. Title III of the USA Patriot Act is the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Among its provisions, the USA Patriot Act mandates or will require financial institutions to implement additional policies and procedures, including additional due diligence and recordkeeping with respect to any or all of the following matters, among others: money laundering; suspicious activities and currency transaction reporting; and currency crimes. The U.S. Department of the Treasury in consultation with the Federal Reserve Board and other federal financial institution regulators has promulgated rules and regulations implementing the USA Patriot Act which (1) prohibits U.S. correspondent accounts with foreign banks that have no physical presence in any jurisdiction; (2) require financial institutions to maintain certain records for correspondent accounts of foreign banks; (3) require financial institutions to produce certain records relating to anti-money laundering compliance upon request of the appropriate federal banking agency; (4) require due diligence with respect to private banking and correspondent banking accounts; (5) facilitate information sharing between the government, federal law enforcement and financial institutions; (6) require financial institutions to have in place an anti-money laundering program; and (7) require financial institutions to have in place a Customer Identification Program, including risk-based procedures to verify the identity of each customer. In addition, an implementing regulation under the USA Patriot Act regarding verification of customer identification by financial institutions has been proposed, although such regulation has not yet been finalized. The Company has implemented and will continue to implement the provisions of the USA Patriot Act, as such provisions become effective. The Company currently maintains and will continue to maintain policies and procedures to comply with the USA Patriot Act requirements. At this time, the Company does not expect that the USA Patriot Act will have a significant impact on the financial position of the Company.

      Dividend Restrictions

      Various federal and state statutory provisions limit the amount of dividends SouthTrust Bank can pay to SouthTrust without regulatory approval. Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank, like SouthTrust Bank, that is a member of the Federal Reserve System, sometimes referred to as a state member bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for that year combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand. State member banks may also be subject to similar restrictions imposed by the laws of the states in which they are chartered.

      Under Alabama law, a bank may not pay a dividend in excess of 90% of its net earnings until the bank's surplus is equal to at least 20% of its capital. SouthTrust Bank is also required by Alabama law to obtain the prior approval of the Superintendent of the State Banking Department of Alabama for its payment of dividends if the total of all dividends declared by SouthTrust Bank in any calendar year will exceed the total of (1) SouthTrust Bank's net earnings (as defined by statute) for that year, plus (2) its retained earnings for the preceding two years, less any required transfers to surplus. In addition, no dividends may be paid from SouthTrust Bank's surplus without the prior written approval of the Superintendent.

      In addition, federal bank regulatory authorities have authority to prohibit SouthTrust Bank from engaging in unsafe or unsound practices in conducting business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of SouthTrust Bank to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

      Capital Requirements

      SouthTrust and SouthTrust Bank are subject to the risk-based capital requirements and guidelines imposed by the Federal Reserve Board and the Federal Deposit Insurance Corporation, respectively. For purposes of the Federal Reserve Board's risk-based capital requirements, SouthTrust's and SouthTrust Bank's assets and certain specified off-balance sheet commitments and obligations are assigned to various risk categories. The capital of SouthTrust and SouthTrust Bank, in turn, is classified in one of three tiers: core ("Tier 1") capital, which includes common and qualifying preferred stockholders' equity, less certain intangibles and other adjustments; supplementary ("Tier 2") capital, which includes, among other items, preferred stockholders' equity not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations; and market risk ("Tier 3") capital, which includes qualifying unsecured subordinated

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


debt. The Tier 3 capital guidelines are only applicable to institutions that exceed certain prescribed trading activity thresholds. Currently, the Company is not subject to the Tier 3 capital requirements.

      SouthTrust, like other bank holding companies, is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets (including certain off-balance sheet items, such as unfunded commitments to extend credit). As of December 31, 2003, SouthTrust's Tier 1 and total capital ratios were 7.77% and 10.68%, respectively. In addition, in order for a bank to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. As of December 31, 2003, SouthTrust Bank met both requirements, with Tier 1 and total capital equal to 7.74% and 10.67%, of its respective total risk-weighted assets.

     The Federal Reserve Board and the FDIC require bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital divided by adjusted quarterly average assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. As of December 31, 2003, SouthTrust's leverage ratio was 6.78%. The guidelines also provide that banking organizations experiencing internal growth or completing acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets.

      Failure to meet capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC, issuance of a capital directive, a prohibition on the taking of brokered deposits and certain other restrictions.

      The Federal Deposit Insurance Corporation Improvement Act

      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identified five capital categories for insured depository institutions: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure and significantly undercapitalized if it is significantly below such measure. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

      FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would be undercapitalized after making the payment. Undercapitalized depository institutions are also subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

      Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

      As of December 31, 2003, SouthTrust Bank met the requirements to be categorized as "well capitalized".


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


      Source of Strength

      According to Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, the cross-guaranty provisions of the Federal Deposit Insurance Act provide that if the FDIC suffers or anticipates a loss as a result of a default by a bank subsidiary or by providing assistance to a subsidiary in danger of default, then any other bank subsidiaries may be assessed for the FDIC's loss.

      Changes in Regulations

      Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. SouthTrust cannot determine the likelihood and timing of any such proposals or legislation and the impact they might have on it and its subsidiaries.

      FLORIDAFIRST BANCORP

      General

        FloridaFirst Bancorp is registered as a savings and loan holding company with the OTS. FloridaFirst Bancorp is required to file reports with the OTS and is subject to supervision and periodic examination by the OTS. In addition, the OTS has enforcement authority over FloridaFirst Bancorp and any non-savings institution subsidiaries. The OTS can restrict or prohibit activities that it determines to be a serious risk to FloridaFirst Bancorp. OTS regulations are intended primarily for the protection of the depositors and not for the benefit of FloridaFirst Bancorp's stockholders.

        As a unitary savings and loan holding company, FloridaFirst Bancorp generally is not subject to any restrictions on its business activities. While the GLB Act, enacted in November 1999, terminated the "unitary thrift holding company" exemption from activity restrictions on a prospective basis, FloridaFirst Bancorp enjoys grandfathered status under this provision of the GLB Act because it acquired FloridaFirst Bank prior to May 4, 1999. As a result, FloridaFirst Bancorp's freedom from activity restrictions as a unitary savings and loan holding company was not affected by the GLB Act. However, if FloridaFirst Bancorp were to acquire control of an additional savings association, its business activities would be subject to restriction under the Home Owners' Loan Act. Furthermore, if FloridaFirst Bancorp merges with SouthTrust, SouthTrust will not succeed to FloridaFirst Bancorp's grandfathered status under the GLB Act and would be subject to the same activity restrictions. The continuation of FloridaFirst Bancorp's exemption from restrictions on business activities as a unitary savings and loan holding company is also subject to FloridaFirst Bancorp's continued compliance with the Qualified Thrift Lender ("QTL") test. See "Regulation of FloridaFirst Bank - Qualified Thrift Lender Test."

      FLORIDAFIRST BANK

        General

        As a federally chartered, insured savings bank of the Savings Association Insurance Fund ("SAIF"), FloridaFirst Bank is subject to extensive regulation by the OTS and the Federal Deposit Insurance Corporation ("FDIC"). Lending activities and other investments must comply with federal statutory and regulatory requirements. FloridaFirst Bank is also subject to reserve requirements of the Federal Reserve System. Federal regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the establishment of an adequate allowance for loan losses.

        The OTS regularly examines FloridaFirst Bank and prepares reports to FloridaFirst Bank's board of directors on deficiencies, if any, found in its operations. FloridaFirst Bank's relationship with its depositors and borrowers is also regulated by federal law, especially in such matters as the ownership of savings accounts and the form and content of FloridaFirst Bank's mortgage documents.

        FloridaFirst Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Any change in applicable statutory and regulatory requirements, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on FloridaFirst Bank or the Company, and their operations.

        Insurance of Deposit Accounts

     The FDIC administers two separate deposit insurance funds. Generally, the Bank Insurance Fund ("BIF") insures the deposits of commercial banks (such as SouthTrust Bank) and the SAIF insures the deposits of savings institutions. The FDIC is authorized to increase deposit insurance premiums if it determines such increases are appropriate to maintain the reserves of either the SAIF or the BIF or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on BIF and SAIF members. The FDIC has set the deposit insurance assessment rates for SAIF member institutions for the first six months or 2004 at 0%-27% of insured deposits on an annualized basis, with the assessment rate for most savings institutions set at 0%.

        In addition, all insured institutions with FDIC-insured deposits are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation, an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments, the current annual rate of which is approximately 0.0154% of insured deposits, will continue until the Financing Corporation bonds mature in 2017.

        Regulatory Capital Requirements

        OTS capital regulations require savings institutions to meet three capital standards:

   o  tangible capital equal to at least 1.5% of total adjusted assets;

   o "Tier 1" or "core" capital equal to at least 3% of total adjusted assets for savings institutions that receive the highest supervisory rating for safety and soundness and 4% of total adjusted assets for all other thrifts; and

   o  risk-based capital equal to 8% of total risk-weighted assets.

        For purposes of the OTS capital regulations, tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 and core capital are defined as common stockholders' equity, noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill. Tier 1 and core capital are reduced by an institution's intangible assets, with limited exceptions for core deposit intangibles, certain servicing rights, purchased credit card relationships and other qualifying intangible assets. Both core and tangible capital are further reduced by an amount equal to the savings institution's debt and equity investments in "nonincludable" subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies.

        The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital of 8% of risk-weighted assets. Total risk-based capital equals the sum of core capital plus supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital counts towards a savings institution's total capital up to a maximum of 100% of core capital. A savings institution's risk-based capital is reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments, other than those deducted from core and tangible capital, and its high loan-to-value ratio land loans and non-residential construction loans.

        A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and certain other assets.

        Dividend and Other Capital Distribution Limitations

        The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

        A savings institution that is a subsidiary of a savings and loan holding company, such as FloridaFirst Bank, must file an application or a notice with the OTS at least 30 days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if:

   o it is not eligible for expedited treatment under the applications processing rules of the OTS;

   o the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings bank's net income for that year to date plus the institution's retained net income for the preceding two years;

   o  it would be inadequately capitalized after the capital distribution; or

   o the distribution would violate an agreement with the OTS or applicable regulation.

        FloridaFirst Bank is required to file a capital distribution notice or application with the OTS before paying any dividend to FloridaFirst Bancorp. However, capital distributions by FloridaFirst Bancorp, as a savings and loan holding company, will not be subject to the OTS capital distribution rules. The OTS may disapprove a notice or deny an application for a capital distribution by FloridaFirst Bank if:

   o the savings institution would be undercapitalized following the capital distribution;

   o  the proposed capital distribution raises safety and soundness concerns; or

   o the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

        In addition, a federal savings institution that has converted from mutual to stock form cannot distribute regulatory capital that is required for its liquidation account.

        Qualified Thrift Lender Test

        Federal savings institutions must meet a qualified thrift lender test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a qualified thrift lender, a savings institution must either:

   o be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution; or

   o satisfy the statutory qualified thrift lender test set forth in the Home Owners' Loan Act by maintaining at least 65% of its "portfolio assets" in certain qualified thrift investments, defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans.

        For purposes of the statutory qualified thrift lender test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 10% of total assets.

        A savings institution must maintain its status as a qualified thrift lender on a monthly basis in at least nine out of every 12 months. FloridaFirst Bank met the qualified thrift lender test as of December 31,2003, and in each of the last 12 months and, therefore, qualifies as a qualified thrift lender.

        Loans to One Borrower

        Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. As of December 31, 2003, FloridaFirst Bank's legal lending limit to one borrower was $12.4 million.

        FHLB  System

         FloridaFirst Bank is a member of the FHLB of Atlanta, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the FHLB system. It makes loans to members pursuant to policies and procedures established by the board of directors of the FHLB.

        As a member, FloridaFirst Bank is required to purchase and maintain stock in the FHLB of Atlanta in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of FHLB advances. FloridaFirst Bank is in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral generally to 30% of a member's capital and limiting total advances to a member.

        Federal Reserve System

        The Federal Reserve System requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their checking accounts and non-personal certificate accounts. At December 31, 2003, FloridaFirst Bank was in compliance with these requirements.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of the record date, (1) the names and addresses of each beneficial owner of more than 5% of FloridaFirst Bancorp common stock showing the amount and nature of such beneficial ownership, (2) the names of each director and executive officer of FloridaFirst Bancorp and the number of shares of FloridaFirst Bancorp common stock owned beneficially by each of them, and (3) the number of shares of FloridaFirst Bancorp common stock owned beneficially by all directors and executive officers as a group.

                                                                    Percent of
                                                                     Shares of
                                         Amount and Nature of      Common Stock
Name and Address of Beneficial Owner    Beneficial Ownership(3)   Outstanding (%)
------------------------------------    -----------------------   ---------------

FloridaFirst Bank Employee Stock
Ownership Plan ("ESOP")                         465,915(1)             8.63%

Bruce A. Sherman                                537,798(2)             9.96%
Private Capital Management, LP
8889 Pelican Bay Boulevard
Naples, FL  34108

Llewellyn N. Belcourt(4)(5)                      30,484                   *

Don A. Burdett                                   53,397                   *

Kerry P. Charlet                                102,393                1.88%

William H. Cloyd                                 63,526                1.17%

J. Larry Durrence(4)(5)                          15,072                   *

Stephen A. Moore, Jr.(4)(5)                      76,180                1.41%

Nis H. Nissen, III(4)(5)                         65,211                1.20%

Arthur J. Rowbotham(4)(5)                        14,866                   *

Gregory C. Wilkes                               173,408                3.16%

G. F. Zimmermann, III(4)(5)                      37,911                   *

All directors and executive officers
of the Company as a group (11 persons)          658,829               11.54%

(1) The ESOP purchased such shares for the exclusive benefit of plan participants with funds borrowed from the FloridaFirst Bancorp. These shares are held in a suspense account and will be allocated among ESOP participants annually as the ESOP debt is retired or repaid. Once allocated, ESOP participants, under certain circumstances, may withdraw their shares from the Plan. The board of directors of FloridaFirst Bank has appointed a committee consisting of non-employee directors Llewellyn N. Belcourt, J. Larry Durrence, Stephen A. Moore, Jr., Nis H. Nissen, III, Arthur J. Rowbotham and G. F. Zimmermann, III to serve as the ESOP administrative committee ("ESOP Committee") and to serve as the ESOP trustees (collectively, the "ESOP Trustee"). The ESOP Committee or the board instructs the ESOP Trustee regarding investment of ESOP plan assets. The ESOP Trustee must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting direction is received will be voted by the ESOP Trustee as directed by the ESOP Committee. As of the record date, 180,315 shares have been allocated under the ESOP to participant accounts and remain in the Plan.

(2) Pursuant to a Schedule 13G dated January 13, 2004 by Bruce A. Sherman, Gregg J. Powers and Private Capital Management, LP ("PCM"), Mr. Sherman has sole voting and dispositive power with respect to

     40,000 shares and Messrs. Sherman and Powers and PCM have shared voting and dispositive power with respect to 497,798 shares.

(3) The share amounts include shares of common stock that the following persons may acquire through the exercise of stock options under the 1999 and 2002 Option Plan within 60 days of the record date: Llewellyn N. Belcourt - 16,417; Don A. Burdett - 31,116; Kerry P. Charlet - 43,434; William H. Cloyd - 35,708; J. Larry Durrence - 10,500; Stephen A. Moore, Jr. - 19,417; Nis H. Nissen, III - 19,417; Arthur J. Rowbotham - 10,500; Gregory C. Wilkes - 92,666; and G. F. Zimmermann, III - 17,188.

(4) Excludes 465,915 shares under the ESOP for which such individuals exercise shared voting and investment power with respect to such shares as an ESOP trustee. Such individuals disclaim beneficial ownership with respect to such shares held in a fiduciary capacity.

(5) Excludes 21,332 1999 Restricted Stock Plan shares and 43,353 2002 Restricted Stock Plan shares which were previously awarded but subject to forfeiture for which such individuals exercise shared voting and investment power with respect to such shares as a member of the 1999 Restricted Stock Plan and 2002 Restricted Stock Plan committee. Such individuals disclaim beneficial ownership with respect to such shares held in a fiduciary capacity.

                       WHERE YOU CAN FIND MORE INFORMATION

      You may obtain more information about SouthTrust from its web site at http://www.southtrust.com. In addition, you can also obtain more information about SouthTrust and FloridaFirst Bancorp by reviewing the information that each of us is required by the Securities Exchange Act of 1934 to file with the SEC. The information that SouthTrust and FloridaFirst Bancorp are required to file includes, among other things, information about their respective businesses, operations and financial condition, executive compensation and other information about their management. You may read and copy this information at the following locations of the SEC:


      Public Reference Section          You may also obtain by mail copies of
      Room 1024                         any document filed with the SEC by
      450 Fifth Street, N. W.           SouthTrust and by FloridaFirst Bancorp
      Washington D.C. 20549             from the Public Reference Section of the
                                        SEC at prescribed rates. You may call
      233 Broadway                      the SEC at 1-800-SEC-0330 for further
      New York, NY 10048                information on the public reference
                                        rooms.
      Citicorp Center
      Suite 1400                        The SEC also maintains an Internet world
      500 West Madison Street           wide web site that contains reports,
      Chicago, Illinois 60601-2511      proxy statements and other information
                                        about issuers, including SouthTrust, who file information electronically with the
                                        SEC. The web site address is
                                        http://www.sec.gov.

      You may also inspect reports, proxy statements and other information that SouthTrust and FloridaFirst Bancorp have filed with the SEC from the National Association of Securities Dealers, Inc., 1735 K Street, Washington D.C. 20096.

      SouthTrust and FloridaFirst Bancorp "incorporate by reference" into this document the information they file with the SEC, which means that SouthTrust and FloridaFirst Bancorp can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document. Some information contained in this document updates the information incorporated by reference, and information that SouthTrust and FloridaFirst Bancorp file subsequently with the SEC will automatically update this document. In other words, in the case of a conflict or inconsistency between information set forth in this document and information incorporated by reference into this document, you should rely on the information contained in the document that was filed later. SouthTrust and FloridaFirst Bancorp incorporate by reference the documents listed below and any filings they make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange

Act of 1934 after the initial filing of the registration statement that contains this document and up to and including the final adjournment of the meeting at which FloridaFirst Bancorp stockholders consider and vote on the merger:

      By SouthTrust:

      o     Annual Report on Form 10-K for the year ended December 31, 2003;

      o     Proxy Statement on Schedule 14A, filed on March 8, 2004;

      o The description of SouthTrust common stock set forth in the Amendment No. 2 to the Registration Statement on Form S-3, Registration Number 333-32922, filed on April 4, 2002; and

      o The description of the SouthTrust Rights Agreement set forth in the Registration Statement on Form 8-A/A, as amended, filed on September 28, 2000.

      You can request copies of the documents incorporated by reference in this document by requesting them in writing or by telephone from:

                               Mr. Alton E. Yother
                       Secretary, Treasurer and Controller
                             SouthTrust Corporation
                        420 North 20th Street, 34th Floor
                            Birmingham, Alabama 35203
                        Telephone Number: (205) 254-5000

By FloridaFirst Bancorp:

      o     Annual Report on Form 10-K for the year ended September 30, 2003;

      o Quarterly Report on Form 10-Q for the quarter ended December 31, 2003; and

      o     Two Current Reports on Form 8-K each dated February 5, 2004.


      You can request copies of the documents incorporated by FloridaFirst Bancorp by reference in this document by requesting them in writing or by telephone from:

                              Mr. Kerry P. Charlet
                             Chief Financial Officer
                           FloridaFirst Bancorp, Inc.
                             205 East Orange Street
                             Lakeland, Florida 33801
                        Telephone Number: (863) 688-6811


      Copies of exhibits to the documents incorporated by reference will not be provided to you unless the exhibits themselves are specifically incorporated into the documents incorporated by reference.

      You should rely only on the information contained in this document or contained in the documents that are incorporated by reference into this document. Neither we nor SouthTrust have authorized anyone to provide you with any information that differs from, or adds to, the information in this document. Therefore, if anyone does give you different or additional information, you should not rely on it. The information contained in this document is correct as of the date of this document. It may not continue to be correct after this date. We have supplied all of the information about FloridaFirst Bancorp contained in this document and SouthTrust supplied all of the information contained in this document about SouthTrust and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

                            OTHER EXPERTS AND COUNSEL

      The consolidated financial statements of SouthTrust as of December 31, 2003 and 2002, and for the years then ended, have been incorporated by reference herein and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      KPMG's report dated February 13, 2004, contains an explanatory paragraph that states that the consolidated financial statements of SouthTrust for certain years prior to 2002 were audited by other auditors who have ceased operations. As described in Note A to SouthTrust's consolidated financial statements, certain amounts in the 2001 consolidated financial statements have been reclassified to conform to the 2003 presentation. Additionally, as described in Note H to SouthTrust's consolidated financial statements, SouthTrust's financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by SouthTrust as of January 1, 2002. Furthermore, as described in Note S to SouthTrust's consolidated financial statements, SouthTrust changed the composition of its reportable segments in 2003, and the amounts in the 2001 consolidated financial statements relating to reportable segments have been restated to conform to the 2003 composition of the reportable segments.

      The FloridaFirst Bancorp, Inc. consolidated financial statements as of September 30, 2003 and 2002 and for the years then ended incorporated by reference in this document and elsewhere in this registration statement have been audited by Hacker, Johnson & Smith, P.A., independent auditors, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

      Bradley Arant Rose & White LLP, a law firm located in Birmingham, Alabama and counsel for SouthTrust, will give an opinion as to the legality of the shares of SouthTrust common stock to be issued in connection with the merger and will give an opinion on the federal income tax consequences involved in the merger. As of the date of this document, the partners and associates of Bradley Arant Rose & White LLP beneficially owned approximately 3,100,000 shares of SouthTrust common stock.


              SUBMISSION OF SHAREHOLDER PROPOSALS AND OTHER MATTERS

      If the merger is completed, FloridaFirst Bancorp will no longer have annual meetings. If for some reason the merger does not take place, shareholders may submit proposals for consideration by our shareholders at the 2004 Annual Meeting of Shareholders. In order for proposals to be eligible for inclusion in the proxy statement for the 2004 Annual Meeting, the proposal must have been received by our corporate secretary no later than January 28, 2004.

      Shareholder proposals may be brought before the meeting, even if they are not eligible to be included in the proxy statement for the meeting, so long as the proposal was received by our corporate secretary no later than November 29, 2003. If we did not receive notice of such proposal prior to that date, proxies solicited by our management will confer discretionary authority upon the management of FloridaFirst Bancorp to vote upon any such matter.

      Your board of directors does not know of any matters to be presented for consideration at the meeting other than those matters that are described in this proxy statement and in the notice of meeting accompanying this document. If any other matters properly come before the meeting for consideration, it is the intention of the persons named in the accompanying proxy to vote the shares of FloridaFirst Bancorp common stock in accordance with their best judgment with respect to such other matters.

                                    By Order of the Board of Directors


                                    /S/ KERRY P. CHARLET

                                    Kerry P. Charlet
                                    Secretary
                                    FloridaFirst Bancorp, Inc.


Lakeland, Florida
April 2, 2004

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                          AGREEMENT AND PLAN OF MERGER

                                       OF

                           SOUTHTRUST OF ALABAMA, INC.

                                       AND

                           FLORIDAFIRST BANCORP, INC.

                                  JOINED IN BY

                             SOUTHTRUST CORPORATION

                                TABLE OF CONTENTS

                                    ARTICLE 1

                                              THE MERGER
Section 1.1       Consummation of Merger; Closing Date.........................................  A-2
Section 1.2       Effect of Merger.............................................................  A-2
Section 1.3       Further Assurances...........................................................  A-2
Section 1.4       Directors and Officers.......................................................  A-2

                                              ARTICLE 2

                              CONVERSION OF CONSTITUENTS' CAPITAL SHARES

Section 2.1       Manner of Conversion of FloridaFirst Shares..................................  A-3
Section 2.2       FloridaFirst Stock Options and Related Matters...............................  A-5
Section 2.3       Fractional Shares............................................................  A-5
Section 2.4       Effectuating Conversion......................................................  A-5
Section 2.5       Laws of Escheat..............................................................  A-6

                                              ARTICLE 3

                            REPRESENTATIONS AND WARRANTIES OF FLORIDAFIRST

Section 3.1       Corporate Organization.......................................................  A-7
Section 3.2       Capitalization...............................................................  A-7
Section 3.3       Financial Statements; Filings................................................  A-8
Section 3.4       Loan Portfolio; Reserves.....................................................  A-9
Section 3.5       Certain Loans and Related Matters............................................  A-9
Section 3.6       Authority; No Violation......................................................  A-9
Section 3.7       Consents and Approvals....................................................... A-10
Section 3.8       Broker's Fees................................................................ A-10
Section 3.9       Absence of Certain Changes or Events......................................... A-10
Section 3.10      Legal Proceedings; Etc....................................................... A-10
Section 3.11      Taxes and Tax Returns........................................................ A-11
Section 3.12      Employee Benefit Plans....................................................... A-11
Section 3.13      Title and Related Matters.................................................... A-13
Section 3.14      Real Estate.................................................................. A-14
Section 3.15      Environmental Matters........................................................ A-14
Section 3.16      Commitments and Contracts.................................................... A-15
Section 3.17      Regulatory, Accounting and Tax Matters....................................... A-16
Section 3.18      Registration Obligations..................................................... A-16
Section 3.19      Antitakeover Provisions...................................................... A-16
Section 3.20      Insurance.................................................................... A-16
Section 3.21      Labor........................................................................ A-16
Section 3.22      Compliance with Laws......................................................... A-17
Section 3.23      Transactions with Management................................................. A-17
Section 3.24      Derivative Contracts.......................................................   A-17
Section 3.25      Deposits...................................................................   A-17
Section 3.26      Accounting Controls; Disclosure Controls...................................   A-18
Section 3.27      Proxy Materials............................................................   A-18
Section 3.28      Deposit Insurance..........................................................   A-18

Section 3.29      Intellectual Property........................................................   A-18
Section 3.30      SEC Filings..................................................................   A-18
Section 3.31      Untrue Statements and Omissions..............................................   A-18

                                              ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF SOUTHTRUST AND ST-SUB

Section 4.1       Organization and Related Matters of SouthTrust...............................   A-19
Section 4.2       Organization and Related Matters of ST-Sub...................................   A-19
Section 4.3       Capitalization...............................................................   A-19
Section 4.4       Authorization................................................................   A-19
Section 4.5       Financial Statements.........................................................   A-20
Section 4.6       Absence of Certain Changes or Events.........................................   A-20
Section 4.7       Consents and Approvals.......................................................   A-20
Section 4.8       Proxy Materials..............................................................   A-21
Section 4.9       Accounting, Tax, Regulatory Matters..........................................   A-21
Section 4.10      No Broker's or Finder's Fees.................................................   A-21
Section 4.11      Untrue Statements and Omissions..............................................   A-21
Section 4.12      Legal Proceedings, Etc.......................................................   A-21
Section 4.13      Compliance with Laws.........................................................   A-21
Section 4.14      SEC Filings..................................................................   A-22

                                              ARTICLE 5

                                       COVENANTS AND AGREEMENTS

Section 5.1       Conduct of the Business of FloridaFirst and FloridaFirst Subsidiaries........   A-22
Section 5.2       Current Information..........................................................   A-24
Section 5.3       Access to Properties; Personnel and Records; Systems Integration.............   A-24
Section 5.4       Approval of FloridaFirst Shareholders........................................   A-25
Section 5.5       No Other Bids................................................................   A-25
Section 5.6       Maintenance of Properties; Certain Remediation and Capital Improvements......   A-25
Section 5.7       Environmental Audits.........................................................   A-25
Section 5.8       Title Insurance..............................................................   A-25
Section 5.9       Surveys......................................................................   A-26
Section 5.10      Consents to Assign and Use Leased Premises...................................   A-26
Section 5.11      Compliance Matters...........................................................   A-26
Section 5.12      Conforming Accounting and Reserve Policies...................................   A-26
Section 5.13      Bank Merger Agreement........................................................   A-26
Section 5.14      Affiliates...................................................................   A-26
Section 5.15      Advisory Board...............................................................   A-26
Section 5.16      Restricted Stock Awards......................................................   A-27
Section 5.17      Publicity....................................................................   A-27
Section 5.18      Certification of Claims......................................................   A-27

                                              ARTICLE 6

                                 ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1       Best Efforts; Cooperation....................................................   A-27
Section 6.2       Regulatory Matters...........................................................   A-27
Section 6.3       Employment and Employee Benefits Matters.....................................   A-28
Section 6.4       Indemnification..............................................................   A-30
Section 6.5       Registration Statement.......................................................   A-30

                                              ARTICLE 7

                                     MUTUAL CONDITIONS TO CLOSING

Section 7.1       Shareholder Approval.........................................................   A-31
Section 7.2       Regulatory Approvals.........................................................   A-31
Section 7.3       Litigation...................................................................   A-31
Section 7.4       Proxy Statement and Registration Statement...................................   A-31
Section 7.5       Tax Opinion..................................................................   A-31

                                              ARTICLE 8

                        CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-SUB

Section 8.1       Representations and Warranties...............................................   A-31
Section 8.2       Performance of Obligations...................................................   A-32
Section 8.3       Certificate Representing Satisfaction of Conditions..........................   A-32
Section 8.4       Absence of Adverse Facts.....................................................   A-32
Section 8.5       Opinion of Counsel...........................................................   A-32
Section 8.6       Consents Under Agreements....................................................   A-32
Section 8.7       Consents Relating to Leased Real Property....................................   A-32
Section 8.8       Material Condition...........................................................   A-32
Section 8.9       Matters Relating to Employment Agreements....................................   A-32
Section 8.10      Acknowledgment of Option Payments............................................   A-33
Section 8.11      Outstanding Shares of FloridaFirst...........................................   A-33
Section 8.12      Increase in Borrowing........................................................   A-33

                                              ARTICLE 9

                              CONDITIONS TO OBLIGATIONS OF FLORIDAFIRST

Section 9.1       Representations and Warranties...............................................   A-33
Section 9.2       Performance of Obligations...................................................   A-33
Section 9.3       Certificate Representing Satisfaction of Conditions..........................   A-33
Section 9.4       Absence of Adverse Facts.....................................................   A-33
Section 9.5       Consents Under Agreements....................................................   A-33
Section 9.6       Opinion of Counsel...........................................................   A-34
Section 9.7       SouthTrust Shares............................................................   A-34

                                              ARTICLE 10

                                  TERMINATION, WAIVER AND AMENDMENT

Section 10.1      Termination..................................................................   A-34
Section 10.2      Effect of Termination; Termination Fee.......................................   A-35
Section 10.3      Amendments...................................................................   A-35
Section 10.4      Waivers......................................................................   A-35
Section 10.5      Non-Survival of Representations and Warranties...............................   A-35

                                              ARTICLE 11

                                            MISCELLANEOUS

Section 11.1      Alternative Structure........................................................   A-36
Section 11.2      Definitions..................................................................   A-36
Section 11.3      Entire Agreement.............................................................   A-37
Section 11.4      Notices......................................................................   A-37
Section 11.5      Severability.................................................................   A-38
Section 11.6      Costs and Expenses...........................................................   A-38

Section 11.7      Captions.....................................................................   A-38
Section 11.8      Counterparts.................................................................   A-38
Section 11.9      Persons Bound; No Assignment.................................................   A-38
Section 11.10     Governing Law; Arbitration...................................................   A-38
Section 11.11     Exhibits and Schedules.......................................................   A-39
Section 11.12     Waiver.......................................................................   A-39
Section 11.13     Construction of Terms........................................................   A-39
Section 11.14     Specific Performance.........................................................   A-39

                              AGREEMENT AND PLAN OF MERGER
                                           OF
                               SOUTHTRUST OF ALABAMA, INC.
                                          WITH
                               FLORIDAFIRST BANCORP, INC.

                                    LIST OF SCHEDULES

Schedule 2.2(a)            Stock Options
Schedule 2.2(c)            Restricted Stock Awards
Schedule 3.1(e)            Ownership Interests
Schedule 3.2               Capitalization - Stock Options
Schedule 3.3(e)            Material Obligations
Schedule 3.4               Problems with Loan Portfolio
Schedule 3.5               Certain Loans and Related Matters
Schedule 3.7               Consents Required in Connection with Merger
Schedule 3.8               Broker Engagement Letter
Schedule 3.9               Certain Changes or Events
Schedule 3.10              Legal Proceedings
Schedule 3.11              Problems with Tax Returns, Etc.
Schedule 3.12(a)           Employee Benefit Plans
Schedule 3.12(b)           Defined Benefit Plans
Schedule 3.12(g)           Effect of Merger on Employee Benefits
Schedule 3.12(m)           Continuing Obligations Under Employee Benefits Plans
Schedule 3.12(n)           Funding of Employee Benefit Plans
Schedule 3.13(a)           Title and Related Matters
Schedule 3.13(b)           Real Property Leases
Schedule 3.14(a)           List of Real Estate
Schedule 3.14(b)           List of Real Property Leases
Schedule 3.15              Environmental Matters
Schedule 3.16(a)           Certain Commitments and Contracts
Schedule 3.16(b)           Defaults Under Material Agreements
Schedule 3.16(c)           Effect of Merger on Service Contracts
Schedule 3.16(d)           Contract Extensions or Terminations
Schedule 3.20              Insurance Policies
Schedule 3.21(b)           Severance
Schedule 3.21(c)           Non-Compliance with Labor Laws
Schedule 3.21(d)           Legal Proceedings Related to Labor Matters
Schedule 3.22              Compliance with Laws
Schedule 3.23              Transactions with Management
Schedule 3.24              Derivative Contracts
Schedule 5.1(b)(iv)        Capital Expenditures
Schedule 5.1(b)(v)         Other Real Estate Owned
Schedule 5.1(b)(vi)        Salary Adjustments

                         AGREEMENT AND PLAN OF MERGER OF

                           SOUTHTRUST OF ALABAMA, INC.

                                      WITH

                           FLORIDAFIRST BANCORP, INC.

                                LIST OF EXHIBITS

Exhibit 5.13:     Bank Merger Agreement

Exhibit 5.14:     Affiliate Letter

Exhibit 8.5: Matters as to which Malizia Spidi & Fisch, PC, Counsel to FloridaFirst, will opine

Exhibit 9.6: Matters as to which Bradley Arant Rose & White LLP, Counsel to SouthTrust and ST-Sub, will opine

                          AGREEMENT AND PLAN OF MERGER

                                       OF

                           SOUTHTRUST OF ALABAMA, INC.

                                       AND

                           FLORIDAFIRST BANCORP, INC.

                                  JOINED IN BY

                             SOUTHTRUST CORPORATION

         This AGREEMENT AND PLAN OF MERGER, dated as of the 4th day of February, 2004 (this "Agreement"), by and between SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub"), and FloridaFirst Bancorp, Inc., a Florida corporation ("FloridaFirst"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust") (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the respective Boards of Directors of ST-Sub and FloridaFirst deem it in the best interests of ST-Sub and of FloridaFirst, respectively, and of their respective shareholders, that ST-Sub and FloridaFirst merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to
Section 368 of the Internal Revenue Code of 1986 (as amended, the "Code") (the "Merger"); provided, however, that the parties have agreed that under certain circumstances the transaction may be restructured so as to avoid a corporate level tax on the transaction, and in such event, the parties will enter into an appropriate amendment to the Agreement to reflect such restructuring;

         WHEREAS, the Boards of Directors of ST-Sub and FloridaFirst have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Alabama, the State of Florida and the United States;

         WHEREAS, SouthTrust, the sole shareholder of ST-Sub, will deliver, or cause to be delivered, to the shareholders of FloridaFirst the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement; and

         WHEREAS, FloridaFirst owns all the issued and outstanding capital stock of FloridaFirst Bank, a federal savings bank ("FF-Bank"), and ST-Sub owns all of the issued and outstanding capital stock of SouthTrust Bank, an Alabama state banking corporation ("ST-Bank"), and it is contemplated that, in connection with the consummation of this Agreement and pursuant to the terms of a certain Bank Merger Agreement (the "Bank Merger Agreement"), FF-Bank will be merged with and into ST-Bank (the "Bank Merger");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that FloridaFirst will be merged with and into ST-Sub and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of FloridaFirst, par value $0.10 per share, into shares of common stock of SouthTrust, par value of $2.50 per share, or other consideration shall be as hereinafter set forth.

                                    ARTICLE 1

                                   THE MERGER

         Section 1.1       Consummation of Merger; Closing Date.

                  (a) Subject to the provisions hereof, FloridaFirst shall be merged with and into ST-Sub (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to the laws of the States of Alabama and Florida, and ST-Sub shall be the surviving corporation (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which Articles of Merger have been duly filed with the Secretaries of State of Alabama and Florida, unless a later date is specified in such Articles of Merger (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and FloridaFirst, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under the Merger Agreement or the Bank Merger Agreement and (ii) the date on which the shareholders of FloridaFirst approve the transactions contemplated by this Agreement, or such other time as the parties may agree.

                  (b) The closing of the Merger (the "Closing") shall take place at the principal offices of FloridaFirst at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

         Section 1.2 Effect of Merger. At the Effective Time of the Merger, FloridaFirst shall be merged with and into ST-Sub and the separate existence of FloridaFirst shall cease. The Articles of Incorporation and Bylaws of ST-Sub, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Alabama and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

         Section  1.3      Further Assurances. From and after the Effective
Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of FloridaFirst last in office shall execute and deliver or cause to be executed and delivered in the name of FloridaFirst such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of FloridaFirst.

         Section 1.4 Directors and Officers. From and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of ST-Sub immediately prior to the Effective Time of the Merger, and such additional persons, in each case, as SouthTrust, at or prior to the Effective Time of the Merger, shall designate in writing.

                                    ARTICLE 2

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES

         Section 2.1 Manner of Conversion of FloridaFirst Shares. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of SouthTrust, ST-Sub, FloridaFirst or the holder of any shares thereof, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of capital stock of ST-Sub outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged and thereafter shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                  (b) Each share of common stock of FloridaFirst (the "FloridaFirst Shares") held by FloridaFirst or by SouthTrust (or any of their subsidiaries), other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

                  (c) Except with regard to: (i) FloridaFirst Shares excluded under Section 2.1(b) above and (ii) FloridaFirst Shares the holder of which has elected to receive the per share cash consideration provided in
Section 2.1(d), each FloridaFirst Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive that number of shares of common stock of SouthTrust (and the rights associated therewith pursuant to that certain Amended and Restated Rights Agreement dated as of August 1, 2000 between SouthTrust and American Stock Transfer & Trust Company (together, the "SouthTrust Shares")) that is equal to the quotient obtained by dividing (i) $146,123,851 plus the product of $27.12 and the number of FloridaFirst Shares issued pursuant to the exercise of FloridaFirst Options (as defined in Section 2.2) (the "Total Consideration") subsequent to the date hereof but prior to the Effective Time by (ii) the product of the Average Market Price and the total number of issued and outstanding FloridaFirst Shares (exclusive of any treasury shares) at the Effective Time of the Merger. (Such number of SouthTrust Shares, as may be adjusted as provided herein, is hereinafter referred to as the "Per Share Stock Consideration"). Thereafter, subject to Sections 2.1(d) and 2.3, all outstanding certificates representing FloridaFirst Shares shall represent solely the right to receive SouthTrust Shares. Except as may be provided below, the "Average Market Price" shall be the average of the closing per share trading prices of SouthTrust Shares (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) on the twenty (20) trading days preceding the fifth trading day immediately prior to the Closing Date, as reported in the Wall Street Journal.

         In the event of an Acquisition Transaction (as defined in Section 10.2) with respect to SouthTrust which is publicly announced subsequent to the date of this Agreement and on or before the Effective Time of the Merger, the "Average Market Price" shall be the average of the closing per share trading prices of SouthTrust Shares on the twenty (20) trading days preceding the fifth trading day immediately prior to the date of this Agreement, as reported in the Wall Street Journal.

                  (d) Notwithstanding the provisions of Section 2.1(c) above, each holder of FloridaFirst Shares shall be provided with an opportunity to elect to receive cash consideration for a portion or all of such holder's FloridaFirst Shares in lieu of receiving SouthTrust Shares under Section 2.1(c), in accordance with the election procedures set forth in this Section 2.1(d).

                  Holders who elect to receive cash in lieu of exchanging FloridaFirst Shares for SouthTrust Shares as specified below shall receive $27.12 in cash (the "Per Share Cash Consideration") for each FloridaFirst Share so converted; provided, however, that in no event shall the aggregate amount of cash to be paid to holders of FloridaFirst Shares in exchange for their FloridaFirst Shares exceed 49% of the Total Consideration.

                           (i) SouthTrust will use its commercially reasonable efforts to cause the Exchange Agent to mail an election form in such form as SouthTrust and FloridaFirst shall mutually agree (the "Election Form") at least 20 days prior to the date of the FloridaFirst Shareholders' Meeting or on such other date as SouthTrust and FloridaFirst shall mutually agree (the "Mailing Date") to each holder of record of FloridaFirst Shares as of the record date for the FloridaFirst Shareholders' Meeting. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of FloridaFirst Shares to elect to receive cash with respect to all or a portion of such holder's FloridaFirst Shares (shares as to which the election is made being referred to as "Cash Election Shares").

                           (ii) Any FloridaFirst Shares with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. Eastern Time on the date of the FloridaFirst Shareholders' Meeting (or such other time and date as SouthTrust and FloridaFirst may mutually agree) (the "Election Deadline") shall be converted into SouthTrust Shares as set forth in
         Section 2.1(c) of this Agreement (such shares being referred to as "Exchange Shares"). Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the FloridaFirst Shares represented by such Election Form shall become Exchange Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither SouthTrust nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

                           (iii) Within three business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, SouthTrust shall use commercially reasonable efforts to cause the Exchange Agent to effect the allocation among the holders of FloridaFirst Shares in accordance with the Election Forms as follows:

                                    (A)      Cash Elections by No More Than 49%
                                             of the Total Consideration. If the
                                             amount of cash payable to holders
                                             of FloridaFirst Shares electing to
                                             receive cash does not exceed 49% of
                                             the Total Consideration, then all
                                             Cash Election Shares shall be
                                             converted into the right to receive
                                             the Per Share Cash Consideration,
                                             and all of the Exchange Shares
                                             shall be converted into the right
                                             to receive SouthTrust Shares,
                                             pursuant to Section 2.1(c).

                                    (B)      Cash Elections More Than 49% of the
                                             Total Consideration. If the amount
                                             of cash that otherwise would be
                                             payable to holders of FloridaFirst
                                             Shares electing to receive cash
                                             would exceed 49% of the Total
                                             Consideration, then:

                                             (1)      the number of Cash
                                                      Election Shares designated
                                                      by each holder of
                                                      FloridaFirst Shares who
                                                      properly submitted a Cash
                                                      Election Form shall be
                                                      automatically reduced to
                                                      that number of shares
                                                      equal to the product of
                                                      (A) 49% of the Total
                                                      Consideration and (B) a
                                                      fraction, the numerator of
                                                      which is the number of
                                                      such holder's Cash
                                                      Election Shares designated
                                                      in such holder's Election
                                                      Form, and the denominator
                                                      of which is the total
                                                      number of Cash Election
                                                      Shares designated in all
                                                      Election Forms;

                                             (2)      the Cash Election Shares
                                                      that remain following
                                                      proration under subsection
                                                      (1) above shall be
                                                      converted into the right
                                                      to receive the Per Share
                                                      Cash Consideration;

                                             (3)      the FloridaFirst Shares
                                                      that would have been Cash
                                                      Election Shares but for
                                                      the proration pursuant to
                                                      subsection (1) above shall
                                                      automatically be deemed to
                                                      be Exchange Shares; and

                                             (4)      all Exchange Shares shall
                                                      be converted into the
                                                      right to receive
                                                      SouthTrust Shares,
                                                      pursuant to Section
                                                      2.1(c).

         Section 2.2       FloridaFirst Stock Options and Related Matters.

                  (a) As of the Effective Time of the Merger, all rights with respect to FloridaFirst Shares issuable pursuant to the exercise of stock options ("FloridaFirst Options") granted by FloridaFirst under the 1999 and 2002 FloridaFirst Stock Option Plans (the "FloridaFirst Stock Option Plans"), each of which are listed and described on Schedule 2.2(a) and which are outstanding at the Effective Time of the Merger, shall be canceled as of the Effective Time of the Merger and shall be converted into the right to receive in cash, to be paid by FloridaFirst to the option holder at or immediately prior to the Effective Time of the Merger, subject to applicable withholding taxes, the difference between (A) $27.12 and (B) the exercise price of each FloridaFirst Share under such FloridaFirst Option as listed on Schedule 2.2 (a) hereof, for each FloridaFirst Share under such FloridaFirst Options.

                  (b) FloridaFirst shall procure from each holder of FloridaFirst Options, and shall deliver to SouthTrust at the Closing, an executed acknowledgment and receipt of the payments specified in Section 2.2(a).

                  (c) At or immediately prior to the Effective Time, any unvested awards under the 1999 and 2002 Restricted Stock Plans, which awards are described on Schedule 2.2(c), shall become earned and non-forfeitable and distributed in the form of FloridaFirst Shares at or immediately prior to the Effective Time of the Merger. Such FloridaFirst Shares shall be deemed Exchange Shares and shall convert at the Effective Time into the right to receive the Per Share Stock Consideration.

         Section 2.3 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of FloridaFirst Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a SouthTrust Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger. The market value of a SouthTrust Share at the Effective Time of the Merger, as the case may be, shall be the last sale price of such SouthTrust Shares, as reported by The Nasdaq Stock Market ("NASDAQ") on the last business day preceding the Effective Time of the Merger, as the case may be, or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Exchange Act, the last sale price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

         Section  2.4      Effectuating Conversion.

                  (a) American Stock Transfer & Trust Company, or such other third party institution as SouthTrust and ST-Bank may designate, shall serve as the exchange agent (the "Exchange Agent"). The Exchange Agent may employ sub-agents in connection with performing its duties. As of the Effective Time of the Merger, SouthTrust will deliver or cause to be delivered to the Exchange Agent the consideration to be paid by SouthTrust for FloridaFirst Shares, along with the appropriate cash payment in lieu of fractional interests in SouthTrust Shares. Not later than three business days after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of FloridaFirst Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing FloridaFirst Shares for the consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing FloridaFirst Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of FloridaFirst Shares to transfer good and marketable title to such FloridaFirst Shares to SouthTrust, free and clear of all liens, claims and encumbrances.

                  (b) At the Effective Time of the Merger, the stock transfer books of FloridaFirst shall be closed as to holders of FloridaFirst Shares immediately prior to the Effective Time of the Merger and no transfer of FloridaFirst Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing FloridaFirst Shares shall, without any action on the part of any holder thereof, no longer represent FloridaFirst Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the consideration contemplated by this Agreement into which FloridaFirst Shares represented thereby were converted in the Merger.

                  (c) In the event that any holder of record as of the Effective Time of the Merger of FloridaFirst Shares is unable to deliver the certificate which represents such holder's FloridaFirst Shares, SouthTrust, in the absence of actual notice that any FloridaFirst Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                           (i) An affidavit or other evidence to the reasonable satisfaction of SouthTrust that any such certificate has been lost, wrongfully taken or destroyed;

                           (ii) Such security or indemnity as may be reasonably requested by SouthTrust to indemnify and hold SouthTrust harmless in respect of such stock certificate(s); and

                           (iii) Evidence to the satisfaction of SouthTrust that such holder is the owner of FloridaFirst Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                  (d) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares are to be made to a person other than the person in whose name any certificate representing FloridaFirst Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

                  (e) No holder of FloridaFirst Shares shall be entitled to receive any dividends or distributions declared or made with respect to the SouthTrust Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing FloridaFirst Shares, and SouthTrust shall not be obligated to deliver any of the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares or any such dividend or other distribution with respect to SouthTrust Shares until such holder shall surrender the certificate or certificates representing FloridaFirst Shares as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares.

         Section 2.5 Laws of Escheat. (a) If any of the consideration due or other payments to be paid or delivered to the holders of FloridaFirst Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, SouthTrust or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of FloridaFirst, SouthTrust, ST-Sub, the Exchange Agent, or any other Person acting on their behalf shall be liable to a holder of FloridaFirst Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF FLORIDAFIRST

FloridaFirst and FF-Bank hereby jointly and severally represent and warrant to ST-Sub and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section  3.1      Corporate Organization.

                  (a) FloridaFirst is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. FloridaFirst has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined herein) on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of FloridaFirst on a consolidated basis. FloridaFirst is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. True and correct copies of the Articles of Incorporation and the Bylaws of FloridaFirst, each as amended to the date hereof, have been delivered to SouthTrust.

                  (b) FF-Bank is a federal savings bank, duly organized, validly existing and in good standing under the laws of the United States. FF-Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and FF-Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FF-Bank. True and correct copies of the Federal Stock Charter and the Bylaws of FF-Bank, each as amended to the date hereof, have been delivered to SouthTrust. FF-Bank is a member of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.

                  (c) The only subsidiary of FloridaFirst is FF-Bank. FF-Bank does not have any subsidiaries.

                  (d) Each of FloridaFirst and FF-Bank has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis.

                  (e) Schedule 3.1(e) lists all entities (whether corporations, limited liability companies, partnerships or similar organizations) of FloridaFirst (other than FF-Bank) and FF-Bank, including the corresponding percentage ownership, in which FloridaFirst or FF-Bank, as appropriate, owns, directly or indirectly, five percent (5%) or more of the ownership interests as of the date of this Agreement and indicates for each as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All of such ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests.

                  (f) The minute books of FloridaFirst and FF-Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

         Section  3.2      Capitalization.

                  (a) The authorized capital stock of FloridaFirst consists of 80,000,000 FloridaFirst Shares, of which 5,388,276 FloridaFirst Shares are issued and outstanding as of the date hereof (170,073 of which are held in the treasury of FloridaFirst), and 20,000,000 preferred shares, no par value per share ("FloridaFirst Preferred Shares"), of which no FloridaFirst Preferred Shares as of the date hereof are issued and outstanding. All of the issued and outstanding FloridaFirst Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of FloridaFirst, or any securities or rights convertible into or exchangeable for shares of capital stock of FloridaFirst, except for options to purchase 534,799 FloridaFirst Shares (which are described in more detail in Schedule 3.2).

                  (b) The authorized capital stock of FF-Bank consists of 8,000,000 shares of common stock, par value of $0.10 per share, 100,000 shares of which of the date hereof are issued and outstanding (none of which is held in the treasury of FF-Bank) (the "FF-Bank Shares") and 2,000,000 shares of preferred stock, no par value per share of which no shares are issued and outstanding as of the date hereof. All of the issued and outstanding FF-Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of FF-Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of FF-Bank.

                  (c) All of the issued and outstanding shares of capital stock of FF-Bank:

                           (i)      are owned by FloridaFirst; and

                           (ii) are so owned free and clear of all liens and encumbrances and adverse claims thereto.

         Section  3.3      Financial Statements; Filings.

                  (a) FloridaFirst has previously delivered to SouthTrust copies of the financial statements of FloridaFirst as of and for the years ended September 30, 2003, September 30, 2002 and September 30, 2001, and FloridaFirst shall deliver to SouthTrust, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of FloridaFirst, the additional consolidated financial statements of FloridaFirst as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of FloridaFirst").

                  (b) FloridaFirst has previously delivered to SouthTrust copies of the Thrift Financial Reports of FF-Bank as of and for each of the calendar quarters in the years ended September 30, 2003, September 30, 2002 and September 30, 2001, and FF-Bank and FloridaFirst shall deliver to SouthTrust, as soon as practicable following the preparation of additional Thrift Financial Reports for each subsequent calendar quarter (or other reporting period), the Thrift Financial Reports of FF-Bank as of and for such subsequent calendar quarter (or other reporting period) (such Thrift Financial Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Regulatory Reports of FF-Bank").

                  (c) Each of the Financial Statements of FloridaFirst and each of the Financial Regulatory Reports of FF-Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of FloridaFirst and FF-Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of FloridaFirst and each of the Financial Regulatory Reports of FF-Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of FloridaFirst on a consolidated basis, as applicable, and the financial position of FF-Bank (as the case may be) as of the respective dates thereof and fairly present or will fairly present the results of operations of FloridaFirst on a consolidated basis, as applicable, and the results of operations of FF-Bank (as the case may be) for the respective periods therein set forth.

                  (d) To the extent not prohibited by law, FloridaFirst has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust all reports and filings made or required to be made by FloridaFirst, FF-Bank or any of their respective subsidiaries with the Regulatory Authorities, and will from time to time hereafter furnish, or cause FF-Bank to furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (e) Except as set forth in Schedule 3.3(e), since September 30, 2003, none of FloridaFirst, FF-Bank or any of their respective subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of FloridaFirst or the Financial Regulatory Reports of FF-Bank, or reflected in the notes thereto, or (ii) which were incurred after September 30, 2003, in the ordinary course of business consistent with past practices. Since September 30, 2003, neither FloridaFirst nor FF-Bank has incurred or paid any obligation or liability which would be material to the Condition of FloridaFirst on a consolidated basis, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

         Section  3.4      Loan Portfolio; Reserves. Except as set forth in
Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $100,000 reflected as assets in the Financial Statements of FloridaFirst as of and for the year ended September 30, 2003 and the Financial Regulatory Reports of FF-Bank as of and for the quarter ended September 30, 2003 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; and
(ii) the allowances for possible loan losses shown on the Financial Statements of FloridaFirst as of and for the year ended September 30, 2003 and the Financial Regulatory Reports of FF-Bank as of and for the quarter ended September 30, 2003 were, and the allowance for possible loan losses to be shown on the Financial Statements of FloridaFirst and the Financial Regulatory Reports of FF-Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate under and established in accordance with the requirements of generally accepted accounting principles and applicable regulatory accounting principles.

         Section 3.5 Certain Loans and Related Matters. Except as set forth in Schedule 3.5, neither FloridaFirst nor FF-Bank is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or, to the knowledge of FloridaFirst and FF-Bank, in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by FloridaFirst, FF-Bank or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned," "special mention," "credit risk assets," "classified," "criticized," "watch list," "concerned loans" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of FloridaFirst or FF-Bank or any five percent (5%) shareholder of FloridaFirst or FF-Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to FloridaFirst or FF-Bank including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority and which violation could have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis.

         Section  3.6      Authority; No Violation.

                  (a) FloridaFirst has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of FloridaFirst and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The OTS regulatory prohibition regarding acquiring or offering to acquire more than 10% of the capital stock of FloridaFirst within the three-year period following conversion by FloridaFirst from mutual to stock form has expired and does not limit or restrict the transactions contemplated by this Agreement. The Board of Directors of FloridaFirst has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to FloridaFirst's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders and the execution and filing of Articles of Merger, no other corporate proceeding on the part of FloridaFirst is necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by FloridaFirst and delivered by FloridaFirst (and assuming due authorization, execution and delivery by SouthTrust and ST-Sub), will constitute a valid and binding obligation of FloridaFirst, and will be enforceable against FloridaFirst in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  (b) Neither the execution and delivery of this Agreement by FloridaFirst nor the consummation by FloridaFirst of the transactions contemplated hereby, nor compliance by FloridaFirst with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of FloridaFirst, (ii) to FloridaFirst's knowledge and assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FloridaFirst, FF-Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of FloridaFirst or FF-Bank under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which FloridaFirst or FF-Bank is a party, or by which any of them or any of their respective properties or assets may be bound or affected.

         Section 3.7 Consents and Approvals. Except for (i) the approval of the shareholders of FloridaFirst pursuant to the proxy statement of FloridaFirst relating to the meeting of the shareholders of FloridaFirst at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consents of the Regulatory Authorities; (iii) the filing of Articles of Merger with the States of Alabama and Florida; and (iv) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by FloridaFirst of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 3.8 Broker's Fees. Except for Sandler, O'Neill & Partners, L.P., whose engagement letter is set forth in Schedule 3.8, neither of FloridaFirst or FF-Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 3.9 Absence of Certain Changes or Events. Except as set forth in Schedule 3.9, since September 30, 2003, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of FloridaFirst Shares or (b) any change or any event involving a prospective change in the Condition of FloridaFirst on a consolidated basis, or a combination of any such change(s) and any such event(s) which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis, including, without limitation any change in the administration or supervisory standing or rating of FloridaFirst or FF-Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

         Section  3.10     Legal Proceedings; Etc. Except as set forth in
Schedule 3.10, neither of FloridaFirst or FF-Bank is a party to any, and there are no pending or, to the knowledge of FloridaFirst and each FloridaFirst subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against FloridaFirst or FF-Bank challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of FloridaFirst and FF-Bank as of the date hereof, there is no proceeding, claim, action or governmental investigation against FloridaFirst or FF-Bank; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against FloridaFirst or FF-Bank which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis; there is no default by FloridaFirst or FF-Bank under any material contract or agreement to which FloridaFirst or FF-Bank is a party which has had or is reasonably likely to have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis.

         Section  3.11     Taxes and Tax Returns.

                  (a) FloridaFirst has previously delivered or made available to SouthTrust copies of the federal, state and local income tax returns of FloridaFirst and, if consolidated returns do not exist for all periods, of FF-Bank and each of its respective subsidiaries, for the years 2001, 2002 and 2003 and all schedules and exhibits thereto, and, except as disclosed in Schedule 3.11, such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in Schedule 3.11, FloridaFirst and FF-Bank have duly filed in correct form all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and FloridaFirst and FF-Bank have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by FloridaFirst and FF-Bank to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of FloridaFirst and FF-Bank), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of FloridaFirst and the Financial Regulatory Reports of FF-Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither FloridaFirst nor FF-Bank is responsible for the taxes of any other person other than FloridaFirst or FF-Bank, under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

                  (b) Except as disclosed in Schedule 3.11, neither FloridaFirst nor FF-Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of FloridaFirst or FF-Bank, have been adequately provided for in the Financial Statements of FloridaFirst.

                  (c) Except as disclosed in Schedule 3.11, neither FloridaFirst nor FF-Bank has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under
Section 280G or 162(m) of the Code.

                  (d)      There has not been an ownership change, as defined in
Section 382(g) of the Code, of FloridaFirst or FF-Bank that occurred during or after any taxable period in which FloridaFirst or FF-Bank incurred an operating loss that carries over to any taxable period ending after the fiscal year of FloridaFirst immediately preceding the date of this Agreement.

                  (e) (i) Proper and accurate amounts have been withheld by FloridaFirst and FF-Bank from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by FloridaFirst and FF-Bank for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor have been included by either FloridaFirst or FF-Bank in the Financial Statements of FloridaFirst.

         Section  3.12     Employee Benefit Plans.

                  (a) Neither FloridaFirst nor FF-Bank or any of their respective subsidiaries has or maintains any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Schedule 3.12(a) (the "Employee Benefit Plans"). FloridaFirst and FF-Bank and their respective subsidiaries have, with respect to each such plan, delivered to SouthTrust true and complete copies of: (i) all current plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all current summary plan descriptions and material employee communications; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and (vii) all material communications with

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any governmental entity or agency (including, without limitation, the
Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation ("PBGC")).

                  (b) Except as described in Schedule 3.12(b), no Employee Benefit Plan is a defined benefit plan. Neither FloridaFirst nor FF-Bank (or any pension plan maintained by either of them) has incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to
Section 4007 of ERISA, all which have been fully paid. No reportable event under
Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

                  (c) Neither FloridaFirst nor FF-Bank has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

                  (d) All Employee Benefit Plans comply, in all material respects, with the applicable provisions of ERISA and the Code that are applicable to them, including, but not limited to, COBRA, HIPAA and any applicable, similar state law. Neither FloridaFirst nor FF-Bank has any material liability under any such plan that is not reflected in the Financial Statements of FloridaFirst or the Financial Regulatory Reports of FloridaFirst and FF-Bank. Neither FloridaFirst, FF-Bank, any Employee Benefit Plan nor any employee, administrator or agent thereof, is or has been in violation of the transaction code set rules under HIPAA Sections 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164. No penalties have been imposed on FloridaFirst, FF-Bank, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA Section 1176 or Section 1177.

                  For purposes of this Agreement, "COBRA" means the provision of
Section 4980B of the Code and the regulations thereunder, and Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and "HIPAA" means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

                  (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan (i) which would result in the imposition, directly or indirectly, of a material excise tax under
Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis and no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                  (f) No Employee Benefit Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                  (g) Except as described in Schedule 3.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of FloridaFirst or FF-Bank under any Employee Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

                  (h) No Employee Benefit Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(3) of ERISA. FloridaFirst and FF-Bank have never been a party to or participant in a multiemployer plan.

                  (i) There are no actions, liens, suits or claims pending or, to the knowledge of FloridaFirst, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan. No assets of FloridaFirst or FF-Bank are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

                  (j) Each Employee Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

                  (k) No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.


                  (l)      Each employee pension benefit plan, as defined in
Section 3(2) of ERISA , that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to
Section 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of FloridaFirst or FF-Bank are allocated to or held in a "rabbi trust" or similar funding vehicle.

                  (m) Except as set forth on Schedule 3.12(m), no Employee Benefit Plan provides benefits to any current or former employee of FloridaFirst or FF-Bank beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).

                  (n) Except as set forth on Schedule 3.12(n), with respect to each Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise shown in the footnotes in accordance with generally accepted accounting principles to the Financial Statements of FloridaFirst.

         Section  3.13     Title and Related Matters.

                  (a) Except as set forth in Schedule 3.13, each of FloridaFirst, FF-Bank and their respective subsidiaries has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under the name of any of them on the Financial Statements of FloridaFirst, or the Financial Regulatory Reports of FF-Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2003), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of FloridaFirst, and the Financial Regulatory Reports of FF-Bank or incurred in the ordinary course of business after September 30, 2003, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of FloridaFirst on a consolidated basis.

                  (b) All agreements pursuant to which FloridaFirst, FF-Bank or any of their respective subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis. Except as set forth in Schedule 3.13(b), FloridaFirst and FF-Bank have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

                  (c) Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by FloridaFirst, FF-Bank and their respective subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by FloridaFirst, FF-Bank and their respective subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

         Section  3.14     Real Estate.

                  (a) Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by FloridaFirst, FF-Bank or their respective subsidiaries or in which FloridaFirst, FF-Bank or their respective subsidiaries has any ownership or leasehold interest.

                  (b) Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord's property manager (if any), under which FloridaFirst or FF-Bank is the lessee of any real property and which relates in any manner to the operation of the businesses of FloridaFirst or FF-Bank.

                  (c) To the knowledge of FloridaFirst, neither FloridaFirst nor FF-Bank has violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis.

                  (d) As to each parcel of real property owned or used by FloridaFirst, FF-Bank or any of their respective subsidiaries, neither FloridaFirst nor FF-Bank has received notice of any pending or, to the knowledge of FloridaFirst and FF-Bank, threatened condemnation proceedings, litigation proceedings or mechanic's or materialmen's liens.

         Section  3.15     Environmental Matters.

                  (a) Each of FloridaFirst, FF-Bank, the Participation Facilities (as defined below), and the Loan Properties (as defined below) are, and have been, in compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance with all applicable federal, state and local laws, including common law, rules, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the protection of the environment or the discharge of, or exposure to, Hazardous Materials (as defined below) in the environment or workplace, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis.

                  (b) There is no litigation pending or, to the knowledge of FloridaFirst or FF-Bank, threatened before any court, governmental agency or board or other forum in which FloridaFirst, FF-Bank or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on or involving a site owned, leased or operated by FloridaFirst, FF-Bank or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis.

                  (c) There is no litigation pending or, to the knowledge of FloridaFirst or FF-Bank, threatened before any court, governmental agency or board or other forum in which any Loan Property (or FloridaFirst or FF-Bank in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on or involving a Loan Property, except for such litigation pending or threatened that will not individually or in the aggregate, have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis.

                  (d) To the knowledge of FloridaFirst or FF-Bank there is no reasonable basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement, except as will not have, individually or in the aggregate, a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis.

                  (e) During the period of (i) ownership or operation by FloridaFirst or FF-Bank of any of their respective current properties, (ii) participation by FloridaFirst or FF-Bank in the management of any Participation Facility, or (iii) holding by FloridaFirst or FF-Bank of a security interest in any Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis.

                  (f) Prior to the period of (i) ownership or operation by FloridaFirst or FF-Bank of any of their respective current properties, (ii) participation by FloridaFirst or FF-Bank in the management of any Participation Facility, or (iii) holding by FloridaFirst or FF-Bank of a security interest in any Loan Property, to the knowledge of FloridaFirst or FF-Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis.

         Section  3.16     Commitments and Contracts.

                  (a) Except as set forth in Schedule 3.16, none of FloridaFirst, FF-Bank or their respective subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

                           (i) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by FloridaFirst or FF-Bank);

                           (ii) Any labor contract or agreement with any labor union;

                           (iii) Any contract or covenants which limit the ability of FloridaFirst or FF-Bank to compete in any line of business or which involve any restriction of the geographical area in which FloridaFirst or FF-Bank may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

                           (iv) Any lease (other than real estate leases described on Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $50,000 or more; or

                           (v) Any other contract or agreement which would be required to be disclosed in reports filed by FloridaFirst with the SEC or OTS and which has not been so disclosed.

                  (b) Except as set forth in Schedule 3.16(b), to the knowledge of FloridaFirst there is not, under any material agreement, lease or contract to which FloridaFirst or FF-Bank is a party, any existing default or event of default on the part of FloridaFirst or FF-Bank, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

                  (c) Except as set forth on Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which FloridaFirst or FF-Bank is a party ("Material Agreements"), or modification or acceleration of any of the terms of such Material Agreements; and (ii) no Consents are required to be obtained and no notices are required to be given in order for the Material Agreements to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

                  (d) Schedule 3.16(d) lists the deadlines for extensions or terminations of any Material Agreements to which FloridaFirst or FF-Bank is a party.

         Section 3.17 Regulatory, Accounting and Tax Matters. Neither of FloridaFirst nor FF-Bank has taken or agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder; or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         Section 3.18 Registration Obligations. Neither FloridaFirst nor FF-Bank is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933, as amended, or any state securities laws.

         Section 3.19 Antitakeover Provisions. FloridaFirst or FF-Bank have taken all actions required to exempt FloridaFirst, this Agreement, the Merger, the Bank Merger Agreement and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations, including, without limitation, any such regulations pertaining to the conversion of FloridaFirst from mutual to stock form.

         Section 3.20 Insurance. FloridaFirst and FF-Bank are presently insured, and during each of the past three calendar years have been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business and similar size would, in accordance with good business practice, customarily be insured. To the knowledge of FloridaFirst and FF-Bank, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of FloridaFirst and each FloridaFirst subsidiary provide adequate coverage against loss, and the fidelity bonds in effect as to which FloridaFirst or FF-Bank is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in
Schedule 3.20.

         Section  3.21     Labor.

                  (a) No work stoppage involving FloridaFirst or FF-Bank is pending as of the date hereof or, to the knowledge of FloridaFirst or FF-Bank threatened. Neither FloridaFirst or FF-Bank is involved in, or, to the knowledge of FloridaFirst or FF-Bank and their respective subsidiaries, threatened with or affected by, any proceeding asserting that FloridaFirst or FF-Bank has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on FloridaFirst on a consolidated basis. No union represents, or to the knowledge of FloridaFirst, claims to represent any employees of FloridaFirst or FF-Bank, and, to the knowledge of FloridaFirst and FF-Bank, no labor union is attempting to organize employees of FloridaFirst or FF-Bank.

                  (b) FloridaFirst or FF-Bank have made available to SouthTrust a true and complete list of all employees of FloridaFirst and FF-Bank and their respective subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees. Except as set forth on Schedule 3.21(b), the consummation of the transactions contemplated hereby will not cause SouthTrust or ST-Sub to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity. Except as set forth on Schedule 3.16(a) hereto, no employee of FloridaFirst or FF-Bank has any contractual right to continued employment by FloridaFirst.

                  (c) Except as set forth on Schedule 3.21(c), FloridaFirst, FF-Bank and their respective subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

                  (d) Except as set forth on Schedule 3.21(d) hereto, there has not been, there is not presently pending or existing and, to the knowledge of FloridaFirst or FF-Bank, there is not threatened any proceeding against or affecting FloridaFirst, FF-Bank or their respective subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting FloridaFirst or FF-Bank.

         Section 3.22 Compliance with Laws. Each of FloridaFirst and FF-Bank has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and each is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis. Except as disclosed in Schedule 3.22, none of FloridaFirst or FF-Bank:

                  (a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis; and

                  (b) has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that FloridaFirst or FF-Bank is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis, (iii) requiring FloridaFirst or FF-Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of FloridaFirst or FF-Bank, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity's capital adequacy, credit policies, management or business (other than general regulatory restrictions applicable to similarly-situated federal savings banks and their holding companies generally).

         Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of FF-Bank at the time such deposits were entered into, (b) the loans listed on Schedule 3.5, (c) the agreements listed on
Schedule 3.16, (d) obligations under employee benefit plans of FloridaFirst, FF-Bank and their respective subsidiaries set forth in Schedule 3.12 and (e) the items described on Schedule 3.23 and any loans or deposit agreements entered into in the ordinary course with customers of FF-Bank, there are no contracts with or commitments to present directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

         Section 3.24 Derivative Contracts. Neither of FloridaFirst or FF-Bank is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of FloridaFirst and the Financial Statements of FF-Bank which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts"), except for those Derivative Contracts set forth in Schedule 3.24.

         Section 3.25 Deposits. None of the deposits of FF-Bank are "brokered" deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

         Section  3.26     Accounting Controls; Disclosure Controls.

                  (a) FloridaFirst has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that:
(i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of FloridaFirst; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as FloridaFirst or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein;
(iii) access to the material properties and assets of FloridaFirst is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of FloridaFirst; and
(iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

                  (b) To the extent required, FloridaFirst has in place "disclosure controls and procedures" as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended, to allow FloridaFirst's management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of FloridaFirst required under the Securities Exchange Act of 1934, as amended.

         Section 3.27 Proxy Materials. None of the information relating to FloridaFirst or FF-Bank to be included in the Proxy Statement which is to be mailed to the shareholders of FloridaFirst in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not misleading.

         Section 3.28 Deposit Insurance. The deposit accounts of FF-Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); FF-Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

         Section 3.29 Intellectual Property. Each of FloridaFirst and FF-Bank owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks, computer software and other intellectual property used in its businesses; neither of FloridaFirst or FF-Bank has received any notice of conflict with respect thereto that asserts the right of others.

         Section 3.30 SEC Filings. FloridaFirst has filed all forms, reports and documents required to be filed by FloridaFirst with the SEC since December 31, 2001 (collectively, the FloridaFirst SEC Reports"). The FloridaFirst SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FloridaFirst's SEC Reports or necessary in order to make statements in FloridaFirst's SEC Reports, in light of the circumstances under which they were made, not misleading.

         Section 3.31 Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF SOUTHTRUST AND ST-SUB

SouthTrust and ST-Sub hereby jointly and severally represent and warrant to FloridaFirst as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

         Section  4.1      Organization and Related Matters of SouthTrust.

                  (a) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis. SouthTrust is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been made available to FloridaFirst.

                  (b) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis.

         Section  4.2      Organization and Related Matters of ST-Sub.

                  (a) ST-Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. ST-Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Sub is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by ST-Sub, or the character or location or the properties and assets owned or leased by ST-Sub make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis. True and correct copies of the Certificate or Articles of Incorporation and Bylaws of ST-Sub, as each may be amended to the date hereof, have been made available to FloridaFirst.

                  (b) ST-Sub has in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis.

         Section 4.3 Capitalization. As of December 31, 2003, the authorized capital stock of SouthTrust consisted of 1,000,000,000 shares of common stock, par value $2.50 per share, 356,983,844 shares (which includes the rights associated with such shares pursuant to that certain Amended and Restated Rights Agreement dated as of August 1, 2000 between SouthTrust and American Stock Transfer & Trust Company) of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding SouthTrust Shares and all shares to be issued pursuant hereto have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

         Section 4.4 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time of the Merger, will have been duly authorized by the Boards of Directors of SouthTrust and ST-Sub, and no other corporate proceedings on the part of SouthTrust or ST-Sub are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of SouthTrust and ST-Sub enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust or the Articles or Certificate of Incorporation or Bylaws of ST-Sub or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust or ST-Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust or ST-Sub is a party, or by which SouthTrust or ST-Sub or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust or ST-Sub or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.4; and (Y) with respect to (B) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis.

         Section  4.5      Financial Statements.

                  (a) SouthTrust has made available to FloridaFirst copies of the consolidated financial statements of SouthTrust as of and for the years ended December 31, 2001 and 2002, and for the period ended March 31, 2003, June 30, 2003 and September 30, 2003, and SouthTrust will make available to FloridaFirst, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                  (b) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.

                  (c) Since December 31, 2002, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and (ii) which were incurred after December 31, 2002 in the ordinary course of business consistent with past practices. Since December 31, 2002, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would be material to the Condition of SouthTrust on a consolidated basis.

                  (d) To the extent not prohibited by law, SouthTrust has heretofore delivered or made available to FloridaFirst all reports and filings made or required to be made by SouthTrust or any of its subsidiaries with the Regulatory Authorities, and will from time to time hereafter furnish to FloridaFirst, upon such filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.6 Absence of Certain Changes or Events. Since December 31, 2002, there has not been any Material Adverse Effect in the Condition of SouthTrust on a consolidated basis, and to the knowledge of SouthTrust, no fact or condition exists which might reasonably be expected to cause such a Material Adverse Effect in the future.

          Section 4.7 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the shareholders of FloridaFirst; (iii) filing of Articles of Merger with the States of Alabama and Florida; and (iv) as disclosed in Schedule 4.7, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-Sub or, to the knowledge of SouthTrust, by FloridaFirst of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 4.8 Proxy Materials. None of the information relating solely to SouthTrust or any Subsidiary to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of FloridaFirst in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of FloridaFirst to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

         Section 4.9 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368 of the Code, or (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including matters related to the Community Reinvestment Act and protests thereunder.

         Section 4.10 No Broker's or Finder's Fees. Neither SouthTrust nor ST-Sub or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

         Section 4.11 Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the Schedules of SouthTrust or ST-Sub contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.12 Legal Proceedings, Etc. Neither of SouthTrust or ST-Sub is a party to any, and there are no pending or, to the knowledge of SouthTrust and each SouthTrust subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against SouthTrust or ST-Sub challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of SouthTrust and each SouthTrust subsidiary as of the date hereof, there is no proceeding, claim, action or governmental investigation against SouthTrust or any SouthTrust subsidiary; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against SouthTrust or any SouthTrust subsidiary which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis; there is no default by SouthTrust or any SouthTrust subsidiary under any material contract or agreement to which it is a party; and none of SouthTrust or any SouthTrust subsidiary is a party to any agreement, order or memorandum in writing by or with any Regulatory
Authority restricting the operations of SouthTrust or any SouthTrust subsidiary and none of SouthTrust or any SouthTrust subsidiary has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section 4.13 Compliance with Laws. Each of SouthTrust, ST-Sub and their respective subsidiaries has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and each is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis. None of SouthTrust or any of its subsidiaries:

                  (a) is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis; and

                  (b) has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that SouthTrust or any SouthTrust subsidiary is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material

Adverse Effect on the Condition of SouthTrust on a consolidated basis, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis, (iii) requiring SouthTrust or any SouthTrust subsidiary to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of SouthTrust or any SouthTrust subsidiary, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity's capital adequacy, credit policies, management or business.

         Section 4.14 SEC Filings. SouthTrust has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2001 (collectively, the "SouthTrust SEC Reports"). The SouthTrust SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SouthTrust's SEC Reports or necessary in order to make statements in SouthTrust's SEC Reports, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 5

                            COVENANTS AND AGREEMENTS

         Section 5.1 Conduct of the Business of FloridaFirst and FloridaFirst Subsidiaries.

                  (a) During the period from the date of this Agreement to the Effective Time of the Merger, FloridaFirst shall, and shall cause FF-Bank and its respective subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) preserve for itself and SouthTrust the goodwill of the customers of FloridaFirst, FF-Bank and their respective subsidiaries and others with whom business relationships exist, and (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of FloridaFirst or SouthTrust to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                  (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, FloridaFirst shall not, and it shall not permit any FloridaFirst subsidiary, without the prior written consent of SouthTrust (which consent shall not be unreasonably withheld), to:

                           (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of FloridaFirst or FF-Bank;

                           (ii) except for the issuance of FloridaFirst Shares pursuant to the terms of the FloridaFirst Options, change the number of shares of the authorized, issued or outstanding capital stock of FloridaFirst, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of FloridaFirst, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of FloridaFirst, except that FloridaFirst shall be permitted to declare and pay quarterly cash dividends with respect to the outstanding capital stock of FloridaFirst in per share amounts equivalent on a per share basis to any quarterly cash dividends declared by SouthTrust with respect to outstanding shares of capital stock of SouthTrust, provided that SouthTrust has confirmed the amount and timing of any such cash dividends declared by FloridaFirst and provided that the Parties shall coordinate the record and payment dates of any such cash dividends declared by FloridaFirst, it being the intention of the parties that the holders of FloridaFirst Shares may (to the extent allowed by law and declared) receive one, but not more than one, dividend for any quarterly period with respect to FloridaFirst Shares and any shares of SouthTrust Common Stock any holder of FloridaFirst Shares receives in exchange therefor in the Merger;

                           (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

                           (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on September 30, 2003 and disclosed in a Schedule delivered pursuant to Article 5 of this Agreement or in the annexed Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

                           (v) except as disclosed in Schedule 5.1(b)(v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $25,000;

                           (vi) pay any bonuses except pursuant to the terms of an enforceable written employment agreement; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increase in fees or other compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

                           (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to FloridaFirst or FF-Bank that involves an aggregate of $25,000 or more;

                           (viii) acquire twenty percent (20%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing FloridaFirst subsidiaries which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by FF-Bank or any other FloridaFirst subsidiary engaged in banking in a fiduciary capacity or (D) the creation of any new FloridaFirst subsidiary organized to conduct and continue activities otherwise permitted by this Agreement;

                           (ix) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with FloridaFirst and FF-Bank's past practices;

                           (x) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in
                                    Article 7 not being satisfied;

                           (xi) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years, or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation, or any Derivative Contract; or

                           (xii) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against FloridaFirst, FF-Bank or any of their respective subsidiaries for material money damages or restrictions upon any of their operations.

         Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, FloridaFirst will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of FloridaFirst. FloridaFirst will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of FloridaFirst or FF-Bank, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting FloridaFirst or an FloridaFirst subsidiary, the institution or the threat of material litigation, claims, threats or causes of action involving FloridaFirst or FF-Bank, and will keep SouthTrust fully informed of such events. FloridaFirst will furnish to SouthTrust, promptly after the preparation and/or receipt by FloridaFirst thereof, copies of its unaudited monthly and quarterly periodic financial statements and call reports for the applicable periods then ended, and such financial statements (other than the unaudited monthly statements) and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of FloridaFirst, the Financial Statements of FF-Bank and the Financial Regulatory Reports of FF-Bank.

         Section 5.3 Access to Properties; Personnel and Records; Systems Integration.

                  (a) For so long as this Agreement shall remain in effect, FloridaFirst and FF-Bank shall permit SouthTrust or its agents upon prior notice full access, during normal business hours, to the properties of FloridaFirst and FF-Bank, and shall disclose and make available to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of FloridaFirst or FF-Bank, including all books of account (including the general ledger), tax records, minute books of directors' (excluding matters relating to the consideration and approval of the Agreement and the Merger, any "Acquisition Proposal" or "takeover proposal" (as such terms are defined herein) or the fiduciary duties of the board) and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and FloridaFirst, FF-Bank and their respective subsidiaries shall use their reasonable best efforts to provide SouthTrust and its representatives access to the work papers of FloridaFirst's and FloridaFirst subsidiaries' accountants. For so long as this Agreement shall remain in effect, FloridaFirst shall permit a SouthTrust representative to attend FloridaFirst board meetings provided that the board may convene in executive session without the presence of a SouthTrust representative. FloridaFirst, FF-Bank and their respective subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment, would destroy attorney-client privilege or would violate any confidentiality agreement; provided that FloridaFirst and FF-Bank shall cooperate with SouthTrust in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by FloridaFirst, FF-Bank and their respective subsidiaries.

                  (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (1) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (2) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the disclosure of the tax treatment and tax structure, as those terms are used in Treasury Regulation Section 1.6011-4, of the transactions contemplated by the Agreement from and after the date of the public announcement by the Parties of this Agreement and the Merger.

                  (c) From and after the date hereof, FloridaFirst shall cause FF-Bank and its directors, officers and employees to, and shall make all reasonable efforts to cause FF-Bank's data processing service providers to, cooperate and assist SouthTrust in connection with an electronic and systematic conversion of all applicable data regarding FF-Bank to ST-Bank's system of electronic data processing. In furtherance of, and not in limitation of, the foregoing, FloridaFirst shall cause FF-Bank to make reasonable arrangements during normal business hours to permit personnel and representatives of ST-Bank to train FF-Bank employees in ST-Bank's system of electronic data processing.

         Section 5.4 Approval of FloridaFirst Shareholders. FloridaFirst will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. Subject to its fiduciary duties, the Board of Directors of FloridaFirst will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and FloridaFirst will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

         Section 5.5 No Other Bids. Except with respect to this Agreement and the transactions contemplated hereby, neither FloridaFirst nor any Affiliate (as defined below) thereof, nor any investment banker, attorney, accountant or other representative (collectively, "representative") retained by FloridaFirst, FF-Bank or any of their respective subsidiaries shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any "takeover proposal" (as defined below) by any other party. Except to the extent necessary to comply with the fiduciary duties of FloridaFirst's Board of Directors taking into account the advice of counsel to such Board of Directors, neither FloridaFirst nor any affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any takeover proposal, and shall direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing, but FloridaFirst may communicate information about such a takeover proposal to its shareholders if and to the extent it is required to do so in order to comply with its legal obligations as advised by counsel. FloridaFirst shall promptly notify SouthTrust orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. FloridaFirst shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. As used in this
Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving FloridaFirst, FF-Bank or any of their respective subsidiaries or for the acquisition of a significant equity interest in FloridaFirst, FF-Bank or any of their respective subsidiaries or for the acquisition of a significant portion of the assets or liabilities of FloridaFirst, FF-Bank or any of their respective subsidiaries.

         Section 5.6 Maintenance of Properties; Certain Remediation and Capital Improvements. FloridaFirst, FF-Bank and their respective subsidiaries will maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

         Section 5.7 Environmental Audits. At the election of SouthTrust, which shall be made within 30 days of the date of this Agreement, FloridaFirst will, at its own expense, with respect to each parcel of real property that FloridaFirst or FF-Bank owns, leases or subleases, procure and deliver to SouthTrust, within thirty (30) days after such election by SouthTrust, an environmental audit, which audit shall be conducted by a firm reasonably acceptable to SouthTrust.

         Section 5.8 Title Insurance. At the election of SouthTrust, which shall be made within 30 days of the date of the Agreement, FloridaFirst will, at its own expense, with respect to each parcel of real property that FloridaFirst or FF-Bank owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, a commitment to issue owner's and leasehold title insurance in such amounts and by such insurance company reasonably acceptable to SouthTrust.

         Section 5.9 Surveys. At the election of SouthTrust, which shall be made within 30 days of the date of the Agreement, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.8, FloridaFirst, at its own expense, will procure and deliver to SouthTrust at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be prepared by a licensed surveyor reasonably acceptable to SouthTrust, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey").

         Section 5.10 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.12(b), FloridaFirst will, or shall cause FF-Bank and each applicable subsidiary of FloridaFirst and FF-Bank to, use commercially reasonable effects obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of FloridaFirst, FF-Bank and their respective subsidiaries to ST-Bank and to permit the use and operation of the leased premises by ST-Bank.

         Section 5.11 Compliance Matters. Prior to the Effective Time of the Merger, FloridaFirst shall take, or cause to be taken, all steps reasonably requested by SouthTrust to cure any deficiencies in regulatory compliance by FloridaFirst or FF-Bank; provided, however, neither SouthTrust nor ST Sub shall have any liability resulting from such deficiencies or attempts to cure them.

         Section 5.12 Conforming Accounting and Reserve Policies. At the request of SouthTrust, FloridaFirst shall immediately prior to Closing establish and take such reserves and accruals as SouthTrust reasonably shall request to conform FF-Bank's loan, accrual, reserve and other accounting policies to the policies of ST-Bank, provided however, such requested conforming adjustment shall not be taken into account as having a Material Adverse Effect on FloridaFirst.

         Section 5.13 Bank Merger Agreement. Prior to the Effective Time of the Merger, the Parties shall have executed and delivered the Bank Merger Agreement substantially in the form annexed hereto as Exhibit 5.13. FloridaFirst shall vote by action by written consent or as otherwise required the shares of capital stock of FF-Bank held by FloridaFirst, and ST-Sub shall vote by action by written consent or as otherwise required the shares of ST-Bank held by ST-Sub, in favor of such Bank Merger Agreement and the transactions contemplated thereby.

         Section 5.14 Affiliates. FloridaFirst shall use its best efforts to cause all persons who are "affiliates" of FloridaFirst for purposes of Rule 145 under the Securities Act of 1933, as amended, to deliver to SouthTrust promptly following execution of this Agreement a written agreement in a form substantially similar to Exhibit 5.14 providing that such person will not dispose of SouthTrust Shares to be received in the Merger, except in compliance with applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and in any event shall use its best efforts to cause such affiliates to deliver to SouthTrust such written agreement prior to the Closing Date.

         Section 5.15 Advisory Board. As of the Effective Time of the Merger SouthTrust shall offer to each of the members of the Board of Directors of FloridaFirst a seat on the Advisory Board for the Lakeland, Florida area. For three years following the Effective Time of the Merger, the Advisory Board members appointed pursuant to this Section 5.15 who are not employees of SouthTrust, ST-Bank or an Affiliate or under contract with SouthTrust, ST-Bank or an Affiliate, and who continue to serve shall receive, as compensation for service on the Advisory Board, Advisory Board member's fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for directors of FloridaFirst in effect on September 1, 2003. Following such three-year period, Advisory Board Members, if they continue to serve in such capacity, shall receive fees in accordance with SouthTrust's standard schedule of fees for service thereon as in effect from time to time. For three years after the Effective Time of the Merger, no such Advisory Board member shall be prohibited from serving thereon because he or she shall have attained the maximum age for service thereon (currently age 70). In the event SouthTrust shall establish a Florida State Advisory Board prior to the date that Nis H. Nissen, III shall attain his 70th birthday, Nis H. Nissen, III shall be offered a seat on the Florida State Advisory Board. Membership of any person on any Advisory Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with SouthTrust for three years following the Effective Time of the Merger or, if longer, the period that he or she is a member of the Advisory Board.

         Section 5.16 Restricted Stock Awards. At or immediately prior to the Effective Time of the Merger, the awards of stock referenced at Section 2.2(c) herein shall be deemed immediately vested and nonforfeitable, shall be distributed in the form of FloridaFirst Shares, and shall be subject to conversion as Exchange Shares under Article 2 hereof.

         Section 5.17 Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither ST-Sub nor FloridaFirst shall, or shall permit any of their respective subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event such press release, public statement or public announcement is required by law, the announcing party will give the other party advance notice of such and provide a copy of the proposed release, statement or announcement to the other party.

         Section 5.18 Certification of Claims. Immediately prior to the Effective Time of the Merger, FloridaFirst shall deliver a certificate to SouthTrust regarding any pending or threatened claim under the directors and officers' insurance policy or the fidelity bond coverage of FloridaFirst or FF-Bank.

                                    ARTICLE 6

                       ADDITIONAL COVENANTS AND AGREEMENTS

         Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section  6.2      Regulatory Matters.

                  (a) As promptly as practicable but in no event later than 15 business days following the execution and delivery of this Agreement, SouthTrust and FloridaFirst shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of FloridaFirst. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

                  (b) Each party hereto will furnish the other party with all information concerning itself, its Subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section  6.3      Employment and Employee Benefits Matters.

                  (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of FloridaFirst, FF-Bank or any of their respective subsidiaries or an obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                  (b) The parties agree that appropriate steps shall be taken to terminate the FloridaFirst Bank 401(k) Retirement Plan (the "FloridaFirst 401(k) Plan") as of a date prior to the Effective Time of the Merger or as promptly as practicable thereafter, SouthTrust shall take appropriate steps to wind up the FloridaFirst 401(k) Plan and distribute the assets of its trust in accordance with the terms of the FloridaFirst 401(k) Plan and applicable law, following the termination of the FloridaFirst 401(k) Plan and receipt of a favorable determination letter from the Internal Revenue Service relating to such termination. In addition, the parties agree that appropriate steps shall be taken to terminate all employee benefit plans of FloridaFirst, FF-Bank or any of their respective subsidiaries other than the FloridaFirst 401(k) Plan immediately prior to, at or as soon as administratively feasible following the Effective Time of the Merger, provided that the conditions of this Subsection (b) and of paragraphs (i)-(ii) below are then met and provided further that all employees of FloridaFirst, FF-Bank or any of their respective subsidiaries who were participating immediately prior to the Merger in employee benefit plans of FloridaFirst, FF-Bank or any of their respective subsidiaries (other than the FloridaFirst 401(k) Plan) for which SouthTrust maintains a corresponding plan shall commence participation in SouthTrust's corresponding plan upon the later of the Effective Time of the Merger or the date of termination of coverage under the Employee Benefit Plans of FloridaFirst, FF-Bank or any of their respective subsidiaries without any gap or interruption in coverage (including any gap affecting any of FloridaFirst employee's dependents), whether a gap in time of coverage or in waiting or elimination periods. Subject to Section 6.3(c) hereof and except as otherwise specifically provided below, SouthTrust agrees that the officers and employees of FloridaFirst, FF-Bank or any of their respective subsidiaries who SouthTrust or its subsidiaries employ shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                           (i) with respect to each SouthTrust Health Plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the group medical insurance plan of FloridaFirst, FF-Bank or any of their respective subsidiaries during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                           (ii) Credit for each such employee's past service with FloridaFirst, FF-Bank or any of their respective subsidiaries prior to the Effective Time of the Merger ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                                    (A)      determining vacation, severance,
                                             sick leave and other leave benefits
                                             and accruals, in accordance with
                                             the established policies of
                                             SouthTrust;

                                    (B)      establishing eligibility for
                                             participation in and vesting under
                                             SouthTrust's welfare and fringe
                                             benefit plans, and for purposes of
                                             determining the scheduling of
                                             vacations and other determinations
                                             which are made based on length of
                                             service.

                  (c) From and after the Applicable Date (as hereinafter defined) and subject to applicable law, SouthTrust shall recognize the service of all employees of FloridaFirst, FF-Bank or any of their respective subsidiaries for purposes of determining eligibility to participate in, and vesting in accrued benefits under the SouthTrust 401(k) Plan, the SouthTrust Employee Stock Ownership Plan, the SouthTrust Pension Plan (the "ST Pension Plan"), and the SouthTrust Discount Stock Payroll Purchase Plan (the "ST Discount Stock Plan") as follows:

                           (i) for purposes of vesting and eligibility under the SouthTrust 401(k) Plan, the SouthTrust Employee Stock Ownership Plan, the ST Pension Plan and the ST Discount Stock Plan, all Past

                                    Service Credit shall be credited as if such service had been performed for SouthTrust and all service performed for SouthTrust from and after the Effective Time of the Merger shall be credited; and

                           (ii) for purposes of benefit accrual under the ST Pension Plan, all service performed for SouthTrust from and after the Applicable Date shall be credited.

The "Applicable Date" with respect to a plan is as specified below:

                           Plan                           Applicable Date

                  SouthTrust 401(k) Plan              Eligible Plan Entry Date
                                                      as defined in such plan

                  SouthTrust Employee Stock
                  Ownership Plan                      Eligible Plan Entry Date
                                                      as defined in such plan

                  ST Pension Plan                     January 1, 2005

                  ST Discount Stock Plan              January 1, 2005

                  (d) Consistent with Section 6.3(b) of this Agreement, the parties agree that appropriate steps will be taken to terminate the FloridaFirst Employee Stock Ownership Plan (the "FF-Bank ESOP") as of a date prior to the Effective Time of the Merger. FF-Bank, as sponsor of the FF-Bank ESOP, agrees that as soon as administratively feasible following the execution of this Agreement, independent legal counsel ("FF-Bank ESOP Counsel") for the FF-Bank ESOP Trustees (the "Trustees") shall be appointed to advise the Trustees with regard to the exercise, in connection with the proposed Merger, of their power and responsibility to vote unallocated FloridaFirst Shares held by the trust associated with the FF-Bank ESOP (the "FF-Bank ESOP Trust") and allocated FloridaFirst Shares held by the FF-Bank ESOP Trust for which no voting direction has been received and their powers and responsibilities with respect to Section 2.1(d) of this Agreement. The parties agree that, following the later of the termination of the FF-Bank ESOP and receipt of a favorable determination letter from the Internal Revenue Service relating to such termination, the FF-Bank ESOP Trustees in coordination with SouthTrust shall take appropriate steps as soon as practicable to wind up the FF-Bank ESOP and distribute the assets of its trust in accordance with the terms of the FF-Bank ESOP and applicable law. Moreover, the parties agree that as soon as practicable following the Effective Time of the Merger, by means of a process conducted in a manner consistent with the requirements of the Code, ERISA, other applicable law and the terms of the FF-Bank ESOP, any existing liability of the FF-Bank ESOP collateralized on the Closing Date with employer stock (currently FloridaFirst Shares) shall be paid off by the FF-Bank ESOP either through application of any cash proceeds received from the sale of any unallocated shares pursuant to Section 2.1(d) of this Agreement or the proceeds from the sale of a sufficient amount of SouthTrust Shares which, incident to the Merger, have been substituted as the collateral for such liabilities; the parties further agree subject to the requirements of the Code, ERISA, other applicable law and the terms of the FF-Bank ESOP, that any residual sale proceeds and any residual unallocated SouthTrust Shares pledged with respect to the liabilities paid incident to such sale shall be allocated after payment of permissible administrative and Trustee expenses (which shall include, but not be limited to, the expenses associated with FF-Bank ESOP Counsel) as earnings to the account balances of the participants, alternate payees, or beneficiaries of the FF-Bank ESOP.

                  (e)      Deferred Compensation Plans.

                           (i) Upon SouthTrust's prior approval and upon terms and conditions satisfactory to SouthTrust, FloridaFirst and FF-Bank shall use their best efforts to terminate the FloridaFirst Bank Directors Consultation and Retirement Plan (the "Director Plan") and cause all benefits payable to participants under the Director Plan to be paid to such participants as of a date no later than the Closing Date.

                           (ii) Upon prior approval and upon terms and conditions satisfactory to SouthTrust, FloridaFirst and FF-Bank shall use their best efforts to terminate the FloridaFirst Bank Supplemental Executive Retirement Plan for the Benefit of Senior Officers, as of a date no later than the Closing Date.

         Section  6.4      Indemnification.

                  (a) For a period of five (5) years after the Effective Time of the Merger, SouthTrust shall indemnify, defend and hold harmless each person entitled to indemnification from FloridaFirst (each an "Indemnified Party") against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in FloridaFirst's and FF-Bank's Articles or Certificate of Incorporation or Bylaws, in each case as in effect as of the date hereof.

                  (b) After the Effective Time of the Merger, directors, officers and employees of FloridaFirst and FF-Bank, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of SouthTrust and its subsidiaries would be entitled under the Restated Certificate or Certificate or Articles of Incorporation and Bylaws of SouthTrust or the particular subsidiary for which they are serving as officers, directors or employees and under such directors' and officers' liability insurance policy as SouthTrust may then make available to officers, directors and employees of SouthTrust and its subsidiaries.

         (c) SouthTrust shall use its best efforts (and FloridaFirst shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of five (5) years after the Effective Time of the Merger FloridaFirst's existing directors' and officers' liability insurance policy (provided that SouthTrust may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of FloridaFirst (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that SouthTrust shall not be obligated to make premium payments for such five (5) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to FloridaFirst's and FF-Bank's directors and officers, 150% of the annual premium payments on FloridaFirst's current policy, as in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SouthTrust shall use its reasonable efforts to maintain the most advantageous policies of director's and officer's liability insurance obtainable for a premium equal to the Maximum Amount.

                  (d) If SouthTrust or any of its successors or assigns shall consolidate with or merge into any other person and shall not be continuing or surviving person of such consolidation or merger, or shall transfer all or substantially all of its assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of SouthTrust shall assume the obligations set forth in this Section 6.4.

                  (e) The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party's heirs and representatives.

         Section 6.5 Registration Statement. Within 60 days of the date of this Agreement, SouthTrust shall cause the Registration Statement to be filed and shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration Statement, at the time it becomes effective, and at the Effective Time of the Merger, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the SEC promulgated thereunder. The Registration Statement shall include the form of Proxy Statement for the meeting of FloridaFirst's shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement. FloridaFirst, FF-Bank and their respective subsidiaries will furnish to SouthTrust the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed and before the Proxy Statement is mailed to FloridaFirst shareholders. SouthTrust shall take all actions required to qualify or obtain exemptions from such qualifications for the SouthTrust Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state blue sky securities laws, as appropriate.

                                    ARTICLE 7

                          MUTUAL CONDITIONS TO CLOSING

The obligations of SouthTrust and ST-Sub, on the one hand, and FloridaFirst, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of FloridaFirst.

         Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of either SouthTrust or FloridaFirst, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of SouthTrust or FloridaFirst, as the case may be.

         Section 7.4 Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and SouthTrust shall have received all state securities laws, or "blue sky" permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement.

         Section 7.5 Tax Opinion. FloridaFirst and SouthTrust shall have received an opinion of SouthTrust's legal counsel, in form and substance satisfactory to FloridaFirst and to SouthTrust, substantially to the effect that the Merger will constitute a reorganization under Section 368 of the Code and that the shareholders of FloridaFirst will not recognize any gain or loss to the extent that such shareholders exchange their FloridaFirst Shares for SouthTrust Shares. Each of SouthTrust and FloridaFirst shall upon request execute and deliver to such counsel a certificate or certificates setting forth factual matters necessary to form the basis for such opinions.

                                    ARTICLE 8

             CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-SUB

The obligations of SouthTrust and ST-Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 8.1 Representations and Warranties. The representations and warranties of FloridaFirst set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations to be true and correct, either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have or is reasonably likely to have a Material Adverse Effect on the Condition of FloridaFirst on a consolidated basis or the Condition of the Surviving Corporation.

         Section 8.2 Performance of Obligations. FloridaFirst shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

         Section 8.3 Certificate Representing Satisfaction of Conditions. FloridaFirst shall have delivered to SouthTrust and ST-Sub a certificate of the Chief Executive Officer of FloridaFirst dated as of the Closing Date as to the satisfaction of the matters described in Section 8.1 and Section 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of FloridaFirst under Article 3 of this Agreement.

         Section 8.4 Absence of Adverse Facts. No fact, event or condition exists or has occurred that, in the reasonable judgment of SouthTrust, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Condition of FloridaFirst on a consolidated basis or the consummation of the transactions contemplated by this Agreement, (b) would have a Material Adverse Effect on the interests of SouthTrust on a consolidated basis or (c) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Malizia Spidi & Fisch, PC or other counsel to FloridaFirst reasonably acceptable to SouthTrust in substantially the form set forth in Exhibit 8.5 hereof.

         Section 8.6 Consents Under Agreements. FloridaFirst shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of FloridaFirst under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of SouthTrust, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.7 Consents Relating to Leased Real Property. FloridaFirst shall have delivered evidence that each Consent related to real property leases described in Section 3.16(c) shall have been obtained by FloridaFirst or FF-Bank, except those for which failure to obtain such consents and approvals would not in the opinion of SouthTrust, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.8 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of SouthTrust, any material adverse requirement upon SouthTrust or any SouthTrust Subsidiary, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of FloridaFirst, FF-Bank and their respective subsidiaries, or any other SouthTrust Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of FloridaFirst or any SouthTrust Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

         Section 8.9 Matters Relating to Employment Agreements. Each of Gregory C. Wilkes, Kerry P. Charlet, William H. Cloyd and Donald A. Burdett shall have continued in the employment of FloridaFirst until the Effective Time of the Merger (or shall have failed to do so solely because of his death or disability qualifying him for disability benefits under FloridaFirst's long-term disability Plan), and those certain employment agreements between ST-Bank and such individuals dated the date hereof and effective as of the Effective Time of the Merger, shall be in full force and effect.

         Section 8.10 Acknowledgment of Option Payments. Each FloridaFirst Option shall be canceled and terminated as of Effective Time of the Merger in exchange for the payments specified in Section 2.2 and each holder of an FloridaFirst Option outstanding immediately prior to the Effective Time of the Merger shall have executed and delivered to FloridaFirst an appropriate acknowledgment and receipt of such payment.

         Section 8.11 Outstanding Shares of FloridaFirst. The total number of FloridaFirst Shares outstanding as of the Effective Time of the Merger and the total number of FloridaFirst Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any FloridaFirst Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for FloridaFirst Shares, shall not exceed 5,923,225 shares in the aggregate.

         Section 8.12 Increase in Borrowing. As of the date of any Financial Statement of FloridaFirst, any Financial Statement of FF-Bank or any Financial Regulatory Report of FF-Bank subsequent to the execution of this Agreement, including the date of the Financial Statements of FloridaFirst, the Financial Statements of FF-Bank and the Financial Regulatory Report of FF-Bank that immediately precede the Effective Time of the Merger, there shall not have been an increase in the loan agreements, notes or borrowing arrangements described in (i) through (iii) of Section 3.5 and in Schedule 3.5 that would have a Material Adverse Effect.

                                    ARTICLE 9

                    CONDITIONS TO OBLIGATIONS OF FLORIDAFIRST

The obligation of FloridaFirst to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust and ST-Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects, as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations to be true and correct, either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have or is reasonably likely to have a Material Adverse Effect on the Condition of SouthTrust on a consolidated basis or the Condition of the Surviving Corporation.

         Section 9.2 Performance of Obligations. SouthTrust and ST-Sub shall have performed in all material respects all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

         Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust and ST-Sub shall have delivered to FloridaFirst a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Section 9.1 and Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust and ST-Sub under Article 4 of this Agreement.

         Section 9.4 Absence of Adverse Facts. No fact, event or condition exists or has occurred that, in the reasonable judgment of FloridaFirst, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 9.5 Consents Under Agreements. SouthTrust and ST-Sub shall have obtained the consent or approval of each Person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of FloridaFirst, individually or in the aggregate, have a Material Adverse Effect upon the consummation of the transactions contemplated hereby.

         Section 9.6 Opinion of Counsel. FloridaFirst shall have received the opinion of Bradley Arant Rose & White LLP, counsel to SouthTrust reasonably acceptable to FloridaFirst, dated the Effective Time of the Merger, to the effect set forth in Exhibit 9.6 hereof.

         Section 9.7 SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust and shall have been approved for listing on NASDAQ.

                                   ARTICLE 10

                        TERMINATION, WAIVER AND AMENDMENT

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger:

                  (a) by the mutual consent of the Parties in writing if the Boards of Directors of SouthTrust, ST-Sub and FloridaFirst so determine by a vote of a majority of the members of each respective full board of directors; or

                  (b) by the Board of Directors of SouthTrust, ST-Sub, or FloridaFirst if the Merger shall not have occurred on or prior to July 31, 2004, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b), and, provided further that such date shall be extended to October 1, 2004, if the delay is caused by the failure to receive the required Consents of the Regulatory Authorities;

                  (c) by the Board of Directors of SouthTrust, ST-Sub or FloridaFirst (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of FloridaFirst and Section 9.1 in the case of SouthTrust or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of FloridaFirst and Section 9.1 of this Agreement in the case of SouthTrust; or

                  (d) by the Board of Directors of SouthTrust, ST-Sub or FloridaFirst (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of FloridaFirst and Section 9.1 in the case of SouthTrust or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or

                  (e) by the Board of Directors of SouthTrust, ST-Sub or FloridaFirst in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FloridaFirst fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at FloridaFirst's shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon; or

                  (f) by the Board of Directors of SouthTrust, ST-Sub or FloridaFirst (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of FloridaFirst and Section 9.1 in the case of SouthTrust or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement as the date after which such party may terminate this Agreement.

         Section  10.2     Effect of Termination; Termination Fee.

                  (a) In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

                  (b) If, after the date of this Agreement, (i) an Acquisition Transaction (as defined below) is offered, presented or proposed to FloridaFirst or its shareholders, (ii) thereafter this Agreement and the Merger are disapproved by FloridaFirst or by the shareholders of FloridaFirst and (iii) within one year after termination of this Agreement as a result of disapproval by FloridaFirst or by the shareholders of FloridaFirst, an Acquisition Transaction is consummated or a definitive agreement is entered into by FloridaFirst relating to an Acquisition Transaction (a "Trigger Event"), then immediately upon the occurrence of a Trigger Event and in lieu of any other rights and remedies of SouthTrust, FloridaFirst shall pay SouthTrust a cash amount of $5,100,000 as an agreed-upon termination fee (the "Termination Fee"). For purposes of this Section 10.2, "Acquisition Transaction" shall, with respect to FloridaFirst, mean any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either FloridaFirst or FF-Bank, (b) a purchase, lease or other acquisition of all or substantially all the assets of either FloridaFirst or FF-Bank, (c) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 35% or more of the voting power of either FloridaFirst or FF-Bank or any significant subsidiary of FloridaFirst, or (d) a tender or exchange offer to acquire securities representing 35% or more of the voting power of FloridaFirst.

                  (c) FloridaFirst and SouthTrust agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

         Section 10.3 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-Sub, and FloridaFirst.

         Section 10.4 Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, SouthTrust and ST-Sub, on the one hand, and FloridaFirst, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 10.5 Non-Survival of Representations and Warranties. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust or ST-Sub, or FloridaFirst shall not survive the Effective Time of Merger, except that Section 5.3(b), Section 5.17, Section 6.3(b), Section 6.3(c), Section 6.3(d) and Section 6.4 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-Sub, FloridaFirst (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of SouthTrust, ST-Sub or FloridaFirst contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust or ST-Sub, on the one hand, and FloridaFirst, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-Sub or FloridaFirst and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

                                   ARTICLE 11

                                  MISCELLANEOUS

         Section 11.1 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, ST-Sub shall be entitled to revise the structure of the Merger and/or the subsidiary Merger and related transactions in order to (x) substitute a SouthTrust Subsidiary in the place of ST-Sub prior to the Merger, whereby such other SouthTrust Subsidiary would be the Continuing Corporation upon consummation of the Merger or (y) provide that a different entity shall be the surviving corporation in a merger provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of
Section 368(a) of the Code, and not change the amount of consideration to be received by FloridaFirst's shareholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of FloridaFirst's shareholders. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

         Section 11.2 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                  "Affiliate" of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any executive officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity of voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

                  "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

                  "Environmental Law" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

                  "Loan Property" means any property owned by FloridaFirst, FF-Bank or any of their subsidiaries, or in which FloridaFirst, FF-Bank or any of their subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local law.

                  "Participation Facility" means any facility in which FloridaFirst, FF-Bank or any of their subsidiaries has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

                  "Participation in the Management" of a facility has the meaning set forth in 40 C.F.R. Section 300.1100(c).

                  "Material Adverse Effect," with respect to any party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such party and their respective subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include
(i) the impact of actions or omissions of a party taken with the prior written consent of the other in contemplation of the transactions contemplated by this Agreement; (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries,
(iii) changes in generally accepted accounting principles, (iv) expenses incurred in connection with this Agreement and the Merger including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans, or (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates.

                  "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System (the "FRB"), the Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties (including the Florida Department of Financial Services), the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

         Section 11.3 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-Sub and FloridaFirst with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                  If to FloridaFirst:

                           FloridaFirst Bancorp, Inc.
                           205 East Orange Street
                           Lakeland, Florida 33801-4611
                           Attention: Gregory C. Wilkes
                           Fax: (863) 686-6642

                           With a copy to:

                           Richard Fisch, Esq.
                           Malizia Spidi & Fisch, PC
                           1100 New York Avenue, NW
                           Suite 340 West
                           Washington, D.C. 20005
                           Fax: (202) 434-4661

                  If to ST-Sub or SouthTrust, then to:

                           SouthTrust Corporation
                           420 North 20th Street
                           Birmingham, Alabama 35203
                           Attention: Alton E. Yother
                           Fax: (205) 254-5022

                           With a copy to:

                           Bradley Arant Rose & White LLP
                           One Federal Place
                           1819 Fifth Avenue North
                           Birmingham, Alabama 35203
                           Attention: Paul S. Ware, Esq.
                           Fax: (205) 521-8800

All such notices or other communications shall be deemed to have been delivered
(i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section 11.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 11.6 Costs and Expenses. Expenses incurred by FloridaFirst on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section 11.7 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 11.9 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Sub to another affiliate of SouthTrust).

         Section 11.10 Governing Law; Arbitration. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama (without respect to its conflicts of laws principles). ANY AND ALL CONTROVERSIES AND CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. Any such arbitration proceedings shall be and remain confidential. The panel of arbitrators for any such arbitration shall consist of three members of the American Arbitration Association, one of whom shall be selected by SouthTrust, one of whom shall be selected by FloridaFirst, and the third who will be selected by the other two. Judgment upon the decision rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties specifically acknowledge that this Agreement evidences a transaction involving, affecting, affected by, and a part of, interstate commerce and that this Agreement to arbitrate is governed by and enforceable under 9 U.S.C. Sections 1 et seq. The place of arbitration shall be Birmingham, Alabama.

         Section 11.11 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

         Section 11.12 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 11.13 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         Section 11.14 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in the Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]
                                                     FLORIDAFIRST BANCORP, INC.

                                             By: /S/ GREGORY C. WILKES
                                                --------------------------------
                                             Gregory C. Wilkes
ATTEST:                                      Its President and Chief Executive
                                             Officer
/S/ KERRY P. CHARLET
--------------------------------
Kerry P. Charlet
Its Secretary

[CORPORATE SEAL]
                                                     SOUTHTRUST OF ALABAMA, INC.

                                             By: /S/ ALTON E. YOTHER
                                                --------------------------------
                                             Alton E. Yother
ATTEST:                                      Its Treasurer and Assistant
                                             Secretary
/S/ JOHN D. BUCHANAN
--------------------------------
John D. Buchanan
Its Secretary

[CORPORATE SEAL]
                                                     SOUTHTRUST CORPORATION

                                             By: /S/ ALTON E. YOTHER
                                                --------------------------------
                                             Alton E. Yother
ATTEST:                                      Its Executive Vice President and
                                             Treasurer
/S/ JOHN D. BUCHANAN
--------------------------------
John D. Buchanan
Its Secretary

                                AMENDMENT NO. 1
                                       TO
                        THE AGREEMENT AND PLAN OF MERGER
                         OF SOUTHTRUST OF ALABAMA, INC.
                         AND FLORIDAFIRST BANCORP, INC.
                                  JOINED IN BY
                             SOUTHTRUST CORPORATION

         This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of the 9th day of March, 2004, by and between SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub"), and FloridaFirst Bancorp, Inc., a Florida corporation ("FloridaFirst"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust").

                                WITNESSETH THAT:

         WHEREAS, FloridaFirst, ST-Sub and SouthTrust are parties to that certain Agreement and Plan of Merger dated February 4, 2004 (the "Merger Agreement"); and

         WHEREAS, FloridaFirst, ST-Sub and SouthTrust desire to amend the Merger Agreement as set forth herein;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the parties agree as follows:

         1. Capitalized terms used herein, but not defined, shall have the meaning assigned to them in the Merger Agreement.

         2. Section 2.1(d)(iii)(B)(1) of the Merger Agreement shall be amended to read in its entirety as follows:

                  1) the number of Cash Election Shares designated by each holder of FloridaFirst Shares who properly submitted a Cash Election Form shall be automatically reduced to that number of shares equal to the product of (A) the number of such holder's Cash Election Shares designated in the Election Form and (B) a fraction, the numerator of which is 49% of the total number of FloridaFirst Shares outstanding immediately prior to the Effective Time, and the denominator of which is the total number of Cash Election Shares designated in all Election Forms;

         3. Except as provided herein, the terms of the Merger Agreement, as modified by this Amendment, shall remain otherwise unchanged, and continue in full force and effect.

         4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Amendment to be dated as of the date and year first above written.

[CORPORATE SEAL]
                                                     FLORIDAFIRST BANCORP, INC.

                                             By: /S/ GREGORY C. WILKES
                                                --------------------------------
                                             Gregory C. Wilkes
ATTEST:                                      Its President and Chief Executive
                                             Officer
/S/ KERRY P. CHARLET
--------------------------------
Kerry P. Charlet
Its Secretary

[CORPORATE SEAL]
                                                     SOUTHTRUST OF ALABAMA, INC.

                                             By: /S/ JOHN D. BUCHANAN
                                             --------------------------------
ATTEST:                                      John D. Buchanan
                                             Its Vice President
/S/ ALTON E. YOTHER
--------------------------------
Alton E. Yother
Its Secretary

[CORPORATE SEAL]
                                                     SOUTHTRUST CORPORATION


                                             By: /S/ ALTON E. YOTHER
                                                --------------------------------
                                             Alton E. Yother
ATTEST:                                      Its Executive Vice President

/S/ JOHN D. BUCHANAN
--------------------------------
John D. Buchanan
Its Secretary

                                                                      APPENDIX B

                 [LETTERHEAD OF SANDLER O'NEILL & PARTNERS, LP]

April 2, 2004


Board of Directors
FloridaFirst Bancorp, Inc.
205 East Orange Street
Lakeland, FL 33801


Ladies and Gentlemen:

     FloridaFirst Bancorp, Inc. ("FloridaFirst") and SouthTrust Corporation ("SouthTrust"), together with its wholly-owned subsidiary, SouthTrust of Alabama, Inc. ("STA"), have entered into an Agreement and Plan of Merger, dated as of February 4, 2004 (the "Agreement"), pursuant to which FloridaFirst will be merged with and into STA (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of FloridaFirst common stock, par value $0.10 per share, issued and outstanding immediately prior to the Merger (the "FloridaFirst Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) a number of shares of common stock, par value $2.50 per share, of SouthTrust (together with the rights associated therewith under the Amended and Restated Rights Agreement dated as of August 1, 2000, between SouthTrust and American Stock Transfer & Trust Company, as Rights Agent) as is equal to the Exchange Ratio (as defined below), or (b) $27.12 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that no more than 49% of the Total Consideration (as defined below) shall be paid in cash (the "Merger Consideration"). Under the terms of the Agreement, the Total Consideration shall be equal to the sum of $146,123,851 plus the product of (x) $27.12 and (y) the number of FloridaFirst shares issued subsequent to February 4, 2004 but prior to the closing date of the Merger pursuant to the exercise of options to purchase FloridaFirst shares. The Exchange Ratio will be equal to the quotient obtained by dividing the Total Consideration by the product of the Average Market Price and the number of FloridaFirst Shares outstanding as of the closing date of the Merger. The Average Market Price is defined as the average of the closing prices of SouthTrust common stock for the 20 trading days preceding the fifth trading day immediately prior to the closing date of the Merger. The definition of Average Market Price may be adjusted under certain circumstances that are set forth in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of FloridaFirst Shares.

      Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of FloridaFirst that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of SouthTrust that we deemed relevant; (iv) internal financial projections for FloridaFirst for the year ending September 30, 2004 prepared by and reviewed with management of FloridaFirst; (v) earnings per share estimates for SouthTrust for the years ending December 31, 2004 and 2005 published by I/B/E/S and discussed with management of SouthTrust; (vi) the pro forma financial impact of the Merger on SouthTrust, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of FloridaFirst and SouthTrust; (vii) the publicly reported historical price and trading activity for FloridaFirst's and SouthTrust's common stock, including a comparison of certain financial and stock market information for FloridaFirst and SouthTrust with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of FloridaFirst the business, financial condition, results of operations and prospects of FloridaFirst and held similar discussions with certain members of senior management of SouthTrust regarding the business, financial condition, results of operations and prospects of SouthTrust.

      In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by FloridaFirst or SouthTrust or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of FloridaFirst and SouthTrust that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FloridaFirst or SouthTrust or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FloridaFirst or SouthTrust nor have we reviewed any individual credit files relating to FloridaFirst or SouthTrust. We have assumed, with your consent, that the respective allowances for loan losses for both FloridaFirst and SouthTrust are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for FloridaFirst and SouthTrust and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of FloridaFirst and SouthTrust and used by Sandler O'Neill in its analyses, FloridaFirst's and SouthTrust's management confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of FloridaFirst and SouthTrust and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in FloridaFirst's or SouthTrust's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FloridaFirst and SouthTrust will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level. Finally, with your consent, we have relied upon the advice FloridaFirst has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

      Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of SouthTrust's common stock will be when issued to FloridaFirst's shareholders pursuant to the Agreement or the prices at which FloridaFirst's or SouthTrust's common stock may trade at any time.

      We have acted as FloridaFirst's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. FloridaFirst has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services for FloridaFirst and have received compensation for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FloridaFirst and SouthTrust and their affiliates. We may also actively trade the equity or debt securities of FloridaFirst and SouthTrust or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion is directed to the Board of Directors of FloridaFirst in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of

FloridaFirst as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of FloridaFirst Shares and does not address the underlying business decision of FloridaFirst to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for FloridaFirst or the effect of any other transaction in which FloridaFirst might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement/Prospectus of FloridaFirst and SouthTrust dated the date hereof and to the references to this opinion therein.

      Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of FloridaFirst Shares is fair to such shareholders from a financial point of view.


                                          Very truly yours,



                                          /s/ SANDLER O'NEILL & PARTNERS, L.P.

[X] PLEASE MARK VOTES       FLORIDAFIRST BANCORP, INC.
    AS IN THIS EXAMPLE       205 EAST ORANGE STREET
                             LAKELAND, FLORIDA 33801
                                 (863) 688-6811


PROXY SOLICITED BY BOARD OF DIRECTORS FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2004.

The undersigned acknowledges receipt of the accompanying notice of special meeting and combined proxy statement and prospectus, each dated April 2, 2004, and revoking all prior proxies, hereby appoints, Nis H. Nissen, III, and Gregory
C. Wilkes, and each of them, with full power of substitution in each, proxies to vote all the common stock of FloridaFirst Bancorp, Inc. which the undersigned may be entitled to vote at the special meeting of shareholders to be held on May 7, 2004, and at any adjournment thereof, as follows:

1. Proposal to approve the Agreement and Plan of Merger, dated as of February 4, 2004, by and between SouthTrust of Alabama, Inc. and FloridaFirst Bancorp, Inc., joined in by SouthTrust Corporation, as amended by Amendment No. 1 dated as of March 9, 2004, as more fully described in the combined proxy statement and prospectus dated
      April 2, 2004.

      For_______________     Against______________     Abstain_________________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

2. Other Matters: If any other business properly comes before the meeting, this proxy will be voted at the discretion of the proxy holders.


IF NO DIRECTIONS ARE GIVEN THIS PROXY WILL BE VOTED FOR PROPOSAL 1.


Please date, sign your name(s) exactly as shown on your stock certificate, and return this proxy card in the accompanying envelope as promptly as practical. If signing on behalf of a trust, corporation or other entity, please indicate title of person signing. If stock is held jointly, both shareholders must sign.

Please be sure to sign and date              Date
this Proxy in the box below.                     -------------------------------



-------------------------------              -----------------------------------
Shareholder sign above                       Co-holder (if any) sign above





--------------------------------------------------------------------------------
   Detach above card, sign, date and mail in postage paid envelope provided.

                           FLORIDAFIRST BANCORP, INC.

                PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
          PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE ADDRESSED TO:
          REGISTRAR & TRANSFER, ATTN: PROXY DEPARTMENT, P.O. BOX 1159,
                            CRANFORD, NJ 07016-9748

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.



-----------------------------------

-----------------------------------

-----------------------------------

TO BE EFFECTIVE, THIS CASH ELECTION FORM MUST BE RECEIVED BY AMERICAN STOCK TRANSFER & TRUST COMPANY (THE "EXCHANGE AGENT") NO LATER THAN 5:00 P.M., EASTERN TIME, ON MAY 7, 2004 (THE "ELECTION DEADLINE").

                               CASH ELECTION FORM

              SHARES OF COMMON STOCK, $0.10 PAR VALUE PER SHARE, OF
                           FLORIDAFIRST BANCORP, INC.
                      PLEASE READ AND FOLLOW CAREFULLY THE
                            ACCOMPANYING INSTRUCTIONS


         This cash election form is to be used in connection with the acquisition of FloridaFirst Bancorp, Inc. ("FloridaFirst Bancorp") by SouthTrust of Alabama, Inc. ("SouthTrust of Alabama") pursuant to the merger of FloridaFirst Bancorp with and into SouthTrust of Alabama, in accordance with the terms of the Agreement and Plan of Merger, dated as of February 4, 2004, between FloridaFirst Bancorp and SouthTrust of Alabama, and joined in by SouthTrust Corporation, as amended by Amendment No. 1 dated as of March 9, 2004 (as amended, the "Merger Agreement"). A copy of the Merger Agreement is included as Appendix A to the materials, dated April 2, 2004, relating to the merger. Extra copies of the materials will be made available upon request to the Exchange Agent at one of the addresses set forth below.

         Pursuant to the Merger Agreement, you may elect to receive cash in the amount of $27.12 per share in exchange for some or all of your shares of FloridaFirst Bancorp common stock. Your ability to elect to receive cash is subject to certain limitations, and the number of shares for which you elect to receive cash may be reduced in certain circumstances.

         If you wish to make a cash election with respect to any or all of your shares of FloridaFirst Bancorp common stock in connection with the merger of FloridaFirst Bancorp with and into SouthTrust of Alabama, you must (1) sign this cash election form in the space provided on the subsequent page and (2) mail or deliver the completed form to the Exchange Agent at the following address. You may use the enclosed envelope addressed to American Stock Transfer & Trust Company. In order to properly make a cash election, this cash election form must be received by the Exchange Agent prior to 5:00 p.m., Eastern Time, on May 7, 2004, the Election Deadline.

                     American Stock Transfer & Trust Company
                                Reorg Department
                           59 Maiden Lane, Plaza Level
                               New York, NY 10038

         The materials, dated April 2, 2004, contain important information about the merger and the cash election option. You should read the materials carefully before deciding whether to complete this cash election form.

         Any shares of FloridaFirst Bancorp common stock for which you do not elect to receive cash will be converted into SouthTrust common stock at the exchange ratio set forth in the Merger Agreement when and if the merger is completed.

         If you have questions about the cash election, you may contact Kerry P. Charlet at FloridaFirst Bancorp, telephone (863) 688-6111.

                              IMPORTANT INFORMATION

         The undersigned elects, as indicated herein, to have the specified number of the undersigned's shares of $0.10 par value common stock of FloridaFirst Bancorp converted at the effective time of the merger into the cash consideration of $27.12 per share.

         It is understood that the cash election is subject to the terms, conditions, and limitations set forth in the Merger Agreement and described in the materials.

         Checks for the cash consideration will not be sent until the merger has been completed.

         Note: The tax consequences of a cash election to a holder of FloridaFirst Bancorp common stock vary from the tax consequences of not making a cash election. For information on the U.S. federal income tax consequences of making a cash election, see "Material Federal Income Tax Consequences of the Merger - Optional Cash Election" in the materials. Holders of FloridaFirst Bancorp common stock should consult their own tax advisors with respect to the tax consequences of the merger to such holders, including tax reporting requirements and tax consequences under local, state, federal and foreign law.

         IMPORTANT: TO BE EFFECTIVE, THIS CASH ELECTION FORM MUST BE RECEIVED BY THE EXCHANGE AGENT NO LATER THAN 5:00 P.M., EASTERN TIME, ON MAY 7, 2004, THE ELECTION DEADLINE.

         The cash election procedures, including the maximum aggregate amount of cash that may be paid for FloridaFirst Bancorp shares by SouthTrust pursuant to such cash elections, are set forth in the Merger Agreement and summarized in the materials under "Effect of the Merger on FloridaFirst Bancorp Common Stock--Optional Cash Election." The Merger Agreement provides that the aggregate amount of cash to be paid for FloridaFirst Bancorp common stock shall not exceed 49% of the total consideration in the merger (the "maximum cash consideration"). If the total cash elections from FloridaFirst Bancorp shareholders exceed the aggregate cash consideration available, the number of FloridaFirst Bancorp shares for which you will receive cash will be reduced in proportion to the number FloridaFirst Bancorp shares for which the cash election is made. Therefore, even if you make a cash election, there is no assurance that you will receive cash in exchange for all of your designated shares of FloridaFirst Bancorp common stock. Those FloridaFirst Bancorp shares for which you do not receive cash will be converted into shares of SouthTrust common stock according to that exchange ratio set forth in the Merger Agreement and described in the materials.

         The Exchange Agent reserves the right to deem that the undersigned has not made a valid cash election if:

         (a) the undersigned fails to make either a "Cash Election for All Shares" or a "Cash Election for Less than All Shares" in which the undersigned specifies the number of shares covered by the election;

         (b) the undersigned fails to follow the instructions on this cash election form or otherwise fails to properly make a cash election; or

         (c) a completed cash election form is not received by the Exchange Agent by the Election Deadline.

         You will not receive the merger consideration until the merger is completed and the Exchange Agent has received all additional documents it may require. Furthermore, no interest will accrue or be payable on the merger consideration, including the cash consideration.

         Once the merger is completed, the Exchange Agent will send transmittal materials to all registered holders of FloridaFirst Bancorp common stock. The transmittal materials will provide instructions regarding the submission of your FloridaFirst Bancorp share certificates and the issuance of the cash consideration and/or shares of SouthTrust common stock in exchange therefor. Among other things, these transmittal materials will allow any check for cash consideration to be sent to a name or address different from the registered holder. DO NOT SUBMIT ANY CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE TRANSMITTAL LETTER AFTER THE MERGER HAS BEEN COMPLETED.

                                  INSTRUCTIONS

         This cash election form is to be completed and submitted to the Exchange Agent prior to the Election Deadline by those FloridaFirst Bancorp shareholders desiring to make a cash election. FloridaFirst Bancorp shareholders who do not complete and submit this cash election form prior to the Election Deadline cannot make a cash election. Instead, they will receive shares of SouthTrust common stock in accordance with the exchange ratio set forth in the Merger Agreement and described in the materials. Until any documents the Exchange Agent may require are received by the Exchange Agent at the address set forth on the front of this cash election form, the shareholder will not receive the check representing the cash consideration. Notwithstanding the foregoing, checks for the cash consideration will not be sent until the merger is completed, and no interest shall accrue or be payable on such amount.

         1. Time in Which to Make a Cash Election. For a cash election to be validly made, the Exchange Agent must receive, at the address set forth on the front of this cash election form, prior to the Election Deadline, this cash election form, properly completed and executed. Any shareholder whose cash election form is not so received will be deemed not to have made a cash election.

         2. Change or Revocation of Cash Election. A FloridaFirst Bancorp shareholder who has made a cash election may at any time prior to the Election Deadline change or revoke such shareholder's cash election by submitting to the Exchange Agent a revised cash election form, properly completed and signed. After the Election Deadline, a holder of FloridaFirst Bancorp common stock may not change or revoke his or her cash election unless the Merger Agreement is terminated.

         3. Forms of Election by Nominees. Any registered holder of FloridaFirst Bancorp common stock who is a nominee for more than one beneficial owner (provided, however, that shares of FloridaFirst Bancorp common stock held on one account by joint owners will be deemed owned by one beneficial owner) must submit a separate cash election form for each distinct beneficial owner. Upon the request of SouthTrust, such registered holder will be required to certify to the satisfaction of SouthTrust that such registered holder holds those shares of FloridaFirst Bancorp common stock subject to a cash election as nominee for the beneficial owner covered by such cash election form and for no other beneficial owner(s).

         4. Delivery of Election Form. The properly completed and duly executed copy of this cash election form should be delivered to the Exchange Agent at the address set forth above. You may use the enclosed envelope that is addressed to American Stock Transfer & Trust Company.

         The method of delivery of the cash election form is at the election and risk of the owner.

         All questions as to the validity, form and eligibility of any cash election form will be determined by the Exchange Agent and such determination shall be final and binding. Neither SouthTrust nor the Exchange Agent is under any obligation to provide notification of any defects in any cash election.

         All cash elections will be considered in accordance with the terms and conditions of the Merger Agreement. If there is any inconsistency or conflict between this cash election form and the Merger Agreement, the Merger Agreement shall control in all cases.

         5. Signatures on Election Form. If this cash election form is signed by the registered holder of certificate(s), the signature must correspond exactly with the name written on the face of the certificate(s) without alteration, enlargement or any change whatsoever.

         If the certificate(s) subject to this cash election is owned of record by two or more joint owners, all such owners must sign this cash election form.

         If any shares are registered in different names on several certificate(s), it will be necessary to complete, sign and submit as many separate cash election forms as there are different registrations of certificates.

         If this cash election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or others acting in a fiduciary or representative capacity, such persons must so indicate when signing, must give his or her full title in such capacity, and must provide evidence satisfactory to the Exchange Agent of his or her authority to so act. The Exchange Agent will not deliver the merger consideration until all instructions herein are complied with.

         6. Stock Transfer Taxes. In the event that any transfer or other taxes become payable by reason of the payment of the merger consideration in any name other than that of the registered holder, such transferee or assignee must pay such tax to SouthTrust or must establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

         7. Voting Rights and Dividends. Holders of FloridaFirst Bancorp common stock will continue to have the right to vote and to receive all dividends paid on all shares of FloridaFirst Bancorp common stock until the merger becomes effective.

         8. Information and Additional Copies. If you have questions about this cash election, you may contact Kerry P. Charlet at FloridaFirst Bancorp, telephone (863) 688-6811, for information. Additional copies of this cash election form may be obtained from the Exchange Agent by writing to the address set forth above or calling (718) 921-8200.

         9. Non-Consummation of Merger. Consummation of the merger is subject to the approval of the stockholders of FloridaFirst Bancorp and to the satisfaction of certain other conditions, including regulatory approvals. No payments of the merger consideration related to any surrender of the certificate(s) will be made prior to the consummation of the merger, and no payments of the merger consideration will be made to shareholders if the Merger Agreement is terminated. If the Merger Agreement is terminated, all cash elections will be void and of no effect.

         10. Cash Election for Less than All Shares. In the event that you make a cash election for less than all of your shares of FloridaFirst Bancorp common stock, the shares of FloridaFirst Bancorp common stock with respect to which no cash election is made will, upon completion of the merger, be converted into shares of SouthTrust common stock at the exchange ratio set forth in the Merger Agreement.

         COMPLETING AND RETURNING THIS CASH ELECTION FORM DOES NOT HAVE THE EFFECT OF CASTING A VOTE WITH RESPECT TO THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE RELATED TRANSACTIONS AT THE SPECIAL MEETING OF FLORIDAFIRST BANCORP SHAREHOLDERS. IN ORDER TO CAST YOUR VOTE WITH RESPECT TO THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE RELATED TRANSACTIONS, YOU SHOULD COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD TO FLORIDAFIRST BANCORP ACCORDING TO THE INSTRUCTIONS IN THE MATERIALS.

         The enclosed envelope that is addressed to American Stock Transfer & Trust Company should only be used for returning this Cash Election Form if you are making a cash election.

--------------------------------------------------------------------------------

                                  CASH ELECTION

--------------------------------------------------------------------------------





_____ CASH ELECTION FOR ALL SHARES. The undersigned makes a cash election for all of his or her shares of FloridaFirst Bancorp common stock. All such shares are identified below and equal the number of "Total Shares."

_____ CASH ELECTION FOR LESS THAN ALL SHARES. The undersigned makes a cash election for _____________ shares of FloridaFirst Bancorp common stock. This cash election applies to fewer than all of his or her shares identified as "Total Shares" on the following page.


Check only one item on the left. If you wish to make a cash election for fewer than your total number of shares, you must check only the lower item and indicate in the blank the number of shares of FloridaFirst Bancorp common stock as to which you are making a cash election. In no event may the number of shares entered in the lower item exceed the number of shares entered as the Total Shares on the following page. Please note that (as described above) because SouthTrust will limit the total number of shares of FloridaFirst Bancorp common stock for which it will pay cash in the merger, there is no guarantee you will receive cash for all of your shares of FloridaFirst Bancorp common stock even if you make a proper cash election. If the number of FloridaFirst Bancorp shares for which a cash election is made exceeds the total number of FloridaFirst Bancorp shares for which SouthTrust has agreed to pay cash in the merger, the FloridaFirst Bancorp shares to receive cash will be reduced on a pro rata basis.

--------------------------------------------------------------------------------

                 DESCRIPTION OF SHARES OF FLORIDAFIRST BANCORP
                      COMMON STOCK COVERED BY CASH ELECTION


--------------------------------------------------------------------------------

                                                                                          No. of Shares
Name(s) and Address(es) of Registered Holder(s)                  Certificate              Represented by
(Print exactly as name appears on Certificate)                      Number                  Certificate
----------------------------------------------                   -----------              --------------


----------------------------------------------                   -----------              --------------


----------------------------------------------                   -----------              --------------


----------------------------------------------                   -----------              --------------


----------------------------------------------                   -----------              --------------


----------------------------------------------                   -----------              --------------


----------------------------------------------                   -----------              --------------


                                   Total Shares                  -----------              --------------

          PLEASE LIST ALL OF YOUR SHARES OF FLORIDAFIRST BANCORP COMMON
          STOCK EVEN IF YOU ARE ELECTING TO RECEIVE CASH CONSIDERATION
                IN EXCHANGE FOR FEWER THAN ALL OF YOUR SHARES OF
                       FLORIDAFIRST BANCORP COMMON STOCK.

--------------------------------------------------------------------------------


                                  SIGNATURE(S)

--------------------------------------------------------------------------------

SIGN HERE AND COMPLETE SUBSTITUTE W-9 ON PAGE 8:

Signature(s) of Registered Holder(s))











(Must be signed by registered holder(s) exactly as name(s) appear(s) on such holder's FloridaFirst Bancorp stock certificate(s). If signed by an attorney, trustee, executor, administrator, guardian, officer or other person acting in a fiduciary or representative capacity, the capacity of the person should be indicated. See Instruction 5.) (Attach additional pages if necessary.)

Date:  __________________, 2004


                                 -----------------------------------------------
                                                     Name(s)



                                 -----------------------------------------------
                                                  (Please print)




                                 -----------------------------------------------
                                                   Address(es)



                                 -----------------------------------------------
                                               Telephone Number(s)



                                 -----------------------------------------------
                                              Capacity (Full title)

--------------------------------------------------------------------------------------------------------------------
         Payer's Name: SouthTrust Corporation, Birmingham, Alabama
--------------------------------------------------------------------------------------------------------------------

SUBSTITUTE                          PART 1 -  PLEASE PROVIDE YOUR TIN IN THE BOX  ----------------------------------
FORM              W-9                         AT RIGHT AND CERTIFY BY SIGNING         Social Security Number(s)
                                              AND DATING BELOW                    or
Department of the Treasury                                                               ---------------------------
Internal Revenue Service                                                                 Employer Identification
                                                                                         Number(s)
                                    --------------------------------------------------------------------------------

                                    PART 2 - Certification - Under penalties of                 PART 3-
Payer's Request                     perjury, I certify that:                                 Awaiting TIN
for Taxpayer Identification                                                                       [ ]
Number (TIN)                                                                        --------------------------------
                                    (1)    the number shown on this form is my
                                           correct Taxpayer Identification
                                           Number (or I am waiting for a number
                                           to be issued to me) and

                                    (2)    I am not subject to backup
                                           withholding because (a) I am exempt
                                           from backup withholding or (b) I have
                                           not been notified by the Internal
                                           Revenue Service (the "IRS") that I am
                                           subject to backup withholding as a
                                           result of a failure to report all                    PART 4-
                                           interest or dividends or (c) the IRS                 Exempt
                                           has notified me that I am no longer                    [ ]
                                           subject to backup withholding.
                                    --------------------------------------------------------------------------------

                                    CERTIFICATION INSTRUCTIONS - You must cross out item (2) in Part 2 above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax returns. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out such item (2). If you are exempt from backup withholding, check the box in Part 4 above.
--------------------------------------------------------------------------------------------------------------------

Signature                                                     Date
             -------------------------------                            --------------------------------------------
--------------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE "GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9" FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECK THE BOX IN PART 3 OF SUBSTITUTE FORM W-9

--------------------------------------------------------------------------------
                CERTIFICATE OF AWAITING TAX IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within sixty (60) days, 28% of all reportable payments made to me thereafter will be withheld until I provide a number.

Signature:                                       Date:
          ---------------------------                 --------------------------

--------------------------------------------------------------------------------



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